                                                                    EXHIBIT 99.1


                                                         DATED FEBRUARY 28, 2001

                                    BUSINESS

INTRODUCTION

   OUR COMPANY

     Allegheny Energy Supply Company, LLC is a rapidly growing merchant energy company with a large competitive generation fleet consisting of 14,174 MW of capacity owned, pending transfer or announced as being controlled, acquired or developed. We currently own 6,472 MW of generation capacity in the East Central United States. We have announced the acquisition, development, pending transfers of, or the rights to control, an additional 7,702 MW. Our assets are managed as an integrated portfolio with trading, marketing and risk management activities.

     We were formed in November 1999 to take advantage of the opportunity to transfer to us at book value some of the generation assets of the regulated utility subsidiaries of our parent, Allegheny Energy, as a result of economic factors and state legislative and regulatory changes. To date, 6,107 MW of generating assets have been transferred by West Penn and Potomac Edison -- two of the regulated utility subsidiaries of Allegheny Energy. These assets had a book value at the time of transfer to us of approximately $261 per kW and a low variable operating cost of approximately $16 per MWh. These cost characteristics position our assets among the lowest cost generation assets in the United States. Approximately 2,654 MW from Allegheny Energy affiliates are still awaiting final regulatory authorization for transfer to us.

     Our transferred generating assets consist primarily of low-cost, coal-fired, base-load facilities located in the Appalachian coal-mining region. These assets are strategically located in the East Central Area Reliability Region, in the corridor between the liquid trading markets of the PJM market and the Cinergy trading hub, which gives us access to six of the most liquid trading hubs east of the Mississippi River.

     We believe that there also will be significant opportunities for us to expand rapidly over the next five to ten years as competitive markets continue to develop as a result of the federal and state initiatives for electricity industry restructuring, as new generation construction is required in capacity constrained regions, as older, less efficient plants are retired and as generation asset divestitures and industry consolidation continue.

     Through our acquisition and development efforts, we are simultaneously growing our generation capacity and diversifying our portfolio of assets among base-load, intermediate or peaking capacity, mix of fuel and geographic location. Many of our recently announced acquisitions or developments involve natural gas-fired peaking or intermediate dispatch facilities located in the Midwest and Southwestern regions of the United States.

     We have taken significant steps to develop a national platform for our business with the acquisition of the Energy Trading Business of Merrill Lynch and our acquisition and development activities in the East Central, Midwestern and Southwestern regions of the United States.

     The Energy Trading Business is an enhancement to our existing wholesale marketing, power trading, fuel procurement and risk management activities and will help us to expand from a regional to a national merchant energy company. The national reach of the Energy Trading Business will help us to optimize our current portfolio of generation assets and fuel supplies and will provide us with valuable market intelligence to guide our acquisition and development activities. The Energy Trading Business will also assist us in the development of customized energy management solutions for our wholesale customers.

     We have begun to significantly enhance our generation development activities in the East Central region, and we are expanding our development activity nationally in markets which have capacity shortages and attractive competitive characteristics. We have development projects under way in Arizona, Indiana and Pennsylvania.

   SIGNIFICANT RECENT DEVELOPMENTS

     ENERGY TRADING BUSINESS. On January 8, 2001, we announced that we had signed a definitive agreement to acquire the Energy Trading Business from Merrill Lynch for $490 million and a 2% equity interest in our company. We expect this acquisition to close in March 2001. According to Power Markets Week, prior to our acquisition, the Energy Trading Business was ranked in the top 20 power marketers in the United States in terms of electric volumes traded during the first three quarters of 2000. The combined volumes traded during the first three quarters of 2000 of Allegheny Energy Supply and the Energy Trading Business would have ranked us as the eleventh largest power marketer in the United States. We expect that the combination of the volumes traded of the Energy Trading Business and our existing trading business will place us in the top ten of all power marketers in the United States in 2001.

     MIDWEST ASSETS ACQUISITION. On November 14, 2000, we announced the purchase of three natural gas-fired merchant generating facilities totaling 1,710 MW of peaking capacity in the Midwest from Enron North America for $1.028 billion. We expect this acquisition to close on or before May 31, 2001.

   OUR STRATEGY

     Our strategy is to continue to transform our company from a regional merchant market operator of formerly regulated utility generation assets to a competitive energy merchant with sophisticated marketing and trading capabilities and a focused national scope. In addition to our East Central market, we believe the Midwestern and Southwestern markets currently provide us with significant growth opportunities. We plan to implement our growth plan with the following strategies:

     o MAXIMIZE THE VALUE OF OUR LOW-COST TRANSFERRED ASSETS THROUGH PORTFOLIO OPTIMIZATION. We intend to combine the energy marketing, trading, fuel procurement and risk management expertise of the Energy Trading Business with our existing skills in these areas and with our historical experience as a low-cost operator of generation facilities. This combination will allow us to optimize the performance of generating assets that were transferred to us and previously operated as part of vertically integrated utilities and to shift these assets to "best-in-class" merchant market performance. Allegheny Energy is currently negotiating to join the PJM market through a new organizational structure called PJM-West which would include our core generating assets. We believe PJM-West will improve our access to the liquid Eastern markets and enhance the value of our low-cost generation asset portfolio by expanding our market reach with lower transmission costs.

     o EXPAND FROM A REGIONAL TO A NATIONAL PRESENCE IN THE UNITED STATES. We plan to pursue aggressively attractive opportunities for expanding our generation capacity through acquisitions, development and other contractual arrangements throughout the United States. Our regional targeting process for development and acquisition activities includes a comprehensive analysis of regional supply and demand for electricity, fuel supply and transportation, transmission capability and competitive market analysis, as well as operational, demographic, environmental and regulatory factors.

        Since January 2000, we have announced:

            o the purchase of three natural gas-fired merchant generating facilities totaling 1,710 MW of peaking capacity in the Midwest from Enron;

            o the installation of five 44 MW simple-cycle combustion turbines in various parts of Pennsylvania;

            o the development of a 540 MW combined-cycle facility in Springdale,
              Pennsylvania under existing contractual control arrangements with an expected commercial operation date of 2003;

            o the construction of a 630 MW intermediate-load and peaking natural gas-fired facility in St. Joseph County, Indiana with expected commercial operation dates of 2003 for the peaking facility and 2005 for the intermediate-load facility;

            o the construction of a 1,080 MW base-load natural gas-fired, combined cycle peaking facility in La Paz County, Arizona with an expected commercial operation date of 2005; and

            o the acquisition of long-term contractual control of 1,000 MW of generation capacity in Southern California as part of our acquisition of the Energy Trading Business. This type of control generally allows us to maintain a lower capital commitment and provides a faster time to market than if we were to build a facility ourselves.

     o EXPAND AND DIVERSIFY FROM OUR BASE-LOAD, COAL-FIRED ASSETS TO A COAL AND GAS PORTFOLIO WITH DISPATCH AND GEOGRAPHIC DIVERSITY. Through our acquisition and development program, we are adding new peaking and intermediate units to diversify our generating asset and fuel mix portfolios geographically and by equipment type. We believe that the physical and financial commodity market skills of our Energy Trading Business will help us diversify our fuel and dispatch risk to developing market conditions and to better control our costs of production, enabling us to produce more stable cash flows, increase our earnings and optimize our portfolio of power sales to our wholesale customers.

     o ADDITIONAL ASSET TRANSFERS. In the first half of 2001, we expect that Monongahela Power, one of Allegheny Energy's regulated utility subsidiaries, will transfer approximately 351 MW of generating assets to us at net book value. It is our goal that the remaining 2,083 MW of Monongahela Power's West Virginia jurisdictional generating assets be transferred to us at net book value once tax changes related to deregulation of the wholesale power market in West Virginia have been passed by the West Virginia legislature or the West Virginia Public Service Commission takes regulatory action. After all of Monongahela Power's generating assets have been transferred to us, we will own all of the 8,542 MW of generating assets previously owned by the regulated utility subsidiaries of Allegheny Energy.

        We also anticipate that an additional 220 MW of generation capacity, including assets at the Hunlock Creek, Conemaugh and Springdale, Pennsylvania facilities will be transferred to us once our ownership of this capacity has been approved by the SEC.

     o ACQUIRE POWER PLANTS AND NATURAL GAS ASSETS IN OUR TARGETED MARKETS. Our natural gas strategy includes the ownership and control of power plants, natural gas reserves, natural gas transportation and storage capacity. Through our acquisition of the Energy Trading Business, we will have the ability to trade natural gas and source fuel supplies for our natural gas-fired generation assets. This capability will give us a new source of revenue and lower operating costs and help us manage risk.

     o CUSTOMIZED ENERGY MANAGEMENT SOLUTIONS. Our announced acquisition of the Energy Trading Business will enhance our ability to develop customized energy-related solutions and comprehensive risk management services for our wholesale customers.

   OUR MARKET OPPORTUNITIES

     We believe that there is a significant opportunity to expand our generation portfolio profitably by adding facilities in target markets in the United States over the next five to ten years. The introduction of generation competition in more states will provide opportunities to acquire strategic portfolios of generation assets as utility companies are deregulated and restructured for competition.

     The continuing deregulation of the electric utility industry in the United States will create opportunities to provide services to end users of electricity and to provide energy or energy-related services to wholesale customers such as power resellers that require energy sources or risk mitigation services. We believe that our generation asset portfolio and our risk management skills will also position us to provide comprehensive hedging services to the increasing number of electric distribution companies that have sold their generation assets and must obtain power in the competitive market place. Risk management skills like ours will be essential to help these companies hedge their customer exposure to volatile electricity and energy prices.

     As owner of the generating assets that were transferred to us from Allegheny Energy's regulated utility subsidiaries before deregulation, we believe that we have significant insights into the markets and regions we have historically served. Local knowledge of load management, fuel availability and transportation, transmission, siting and permitting provides us with advantages compared to out-of-region generation companies.

     Our announced acquisition of the Energy Trading Business will allow us to better compete outside our traditional regions with incumbent generation companies and other merchant generation companies through our development and acquisitions activities. In these markets, we will have the benefit of our recently acquired expertise in nation-wide trading, market analysis and risk management.

   OUR COMPETITIVE STRENGTHS

     We believe that we are well-positioned to become one of the premier energy merchants because of our large cost-efficient generation fleet and our extensive market and financial knowledge. We have significant competitive advantages, including:

     o The 6,107 MW of generating assets transferred to us by Allegheny Energy's regulated utility subsidiaries are strategically located in the corridor between the liquid trading markets of the PJM market and Cinergy trading hub. This location gives us access to six of the most liquid trading hubs east of the Mississippi River.

     o Our predominant use of coal-fired facilities and the low cost of coal makes us competitive in a market where the price of electricity is increasingly determined by the cost of natural gas. Increases in the cost of natural gas, generally mean lower profit margins for gas-fired facilities and/or higher electricity prices. We are positioned to take advantage of this because, to date, changes in the cost of natural gas have not had a significant impact on coal prices. Our location in the Appalachian coal region results in very competitive fuel delivery costs.

     o We acquired our transferred generating assets from Allegheny Energy's regulated utility subsidiaries at a low acquisition cost of approximately $261 per kW.

     o Our announced acquisition of the Energy Trading Business gives us power marketing, trading, fuel procurement and risk management skills that will:

        o allow us to optimize the value of assets transferred to us by Allegheny Energy's regulated utility subsidiaries;

        o help us identify attractive opportunities for expanding generation capacity through acquisitions, development or sophisticated contractual arrangements;

        o enable us to take advantage of weather, supply and demand patterns in different parts of the United States;

        o give us the ability to trade natural gas and source fuel supplies for our natural gas-fired generation assets; and

        o give us national coverage of the United States energy market.

     o Investment-grade bond ratings from Standard & Poor's, Moody's and Fitch.

     o Our management is highly motivated to increase stakeholder value through performance incentives.

OUR MARKETS

   OUR GENERATION FACILITIES

     As of December 31, 2000, we owned electric power generation facilities with an aggregate net generating capacity of 6,472 MW. We also had 2,654 MW of generating capacity pending approval for transfer to us from our Allegheny Energy affiliates. We have also announced definitive acquisition agreements and construction plans for 5,048 MW of generating capacity. The following table describes:

     o  our current generating assets;

     o generating assets currently owned by Monongahela Power, a regulated utility subsidiary of Allegheny Energy, to be transferred to us;

     o other generating assets to be transferred to us from nonregulated affiliates;

     o  our new projects under development; and

     o  our pending acquisitions.


                                                                               OWNERSHIP
                                                          -----------------------------------------------------
                                                                            MONONGAHELA POWER
                                                          -----------------------------------------------------
                                                                                       TO BE TRANSFERRED
                                                                                          SUBJECT TO
                                                                         NON-WEST        LEGISLATIVE OR
                                                           ALLEGHENY  VIRGINIA ASSETS TO   REGULATORY
                                    NUMBER                   ENERGY    BE TRANSFERRED       ACTION IN    OTHER
                                      OF                     SUPPLY    SUBJECT TO SEC    WEST VIRGINIA  AFFILIATES  TOTAL
 STATE        FACILITY              UNITS   FUEL TYPE         (MW)    APPROVAL (MW)(1)       (MW)(2)       (MW)       (MW)
 -----        --------              ------  ---------      ---------  ----------------   -------------  ----------  -----

CORE ASSETS AS OF DECEMBER 31, 2000
WV          Albright                    3    Coal            76.00       32.23              183.77                  292.00
PA          Armstrong                   2    Coal           356.00                                                  356.00
WV          Ft. Martin                  2    Coal           582.00       37.15              211.85                  831.00
WV          Harrison                    3    Coal          1462.50       72.75              414.78                 1950.03
PA          Hatfield                    3    Coal          1239.75       70.17              400.08                 1710.00
PA          Mitchell                    1    Coal           288.00                                                  288.00
OH & IN     Ohio Valley Electric Corp.(3)    Coal           201.60        0.00               78.40                  280.00
WV          Pleasants                   2    Coal           963.75       47.94              273.32                 1285.01
WV          Rivesville                  2    Coal                        21.18              120.82                  142.00
MD          Smith                       2    Coal           116.00                                                  116.00
WV          Willow Island               2    Coal                        36.26              206.74                  243.00
VA          Bath County(3)                   Hydro          613.20       33.84              192.96                  840.00
PA          Lake Lynn                        Hydro           52.00                                                   52.00
WV          PE Hydro                         Hydro            3.00                                                    3.00
PA          Mitchell                    2    Oil            154.00                                                  154.00
                                                          ----------------------------------------------------------------
            TOTAL                                         6,107.80      351.52            2,082.72                8,542.04

OTHER ALLEGHENY ENERGY SUPPLY ASSETS AS OF DECEMBER 31, 2000
WV          Ft. Martin(4)                    Coal           276.00
PA          AE 8&9 (Gans)               2    Natural Gas     88.00
            Subtotal                                        364.00                                                  364.00
                                                          --------

TOTAL GENERATING ASSETS AS OF DECEMBER 31, 2000           6,471.80      351.52            2,082.72                8,906.04
                                                          ----------------------------------------------------------------

NONREGULATED ASSETS AWAITING TRANSFER TO ALLEGHENY ENERGY SUPPLY(5)
PA          Conemaugh(3)                     Coal
PA          Hunlock Coal(3)             1    Coal                                                        83.00
PA          Hunlock CT(3)               1    Natural Gas                                                 24.00
PA          AE 1&2 (Springdale)         2    Natural Gas                                                 22.00
VA          PE Hydro                         Hydro                                                       88.00
                                                                                                          3.00
                                                                                                       -------
            Total                                                                                       220.00      220.00

ALLEGHENY ENERGY SUPPLY ANNOUNCED CONSTRUCTION AND ACQUISITIONS
To Be Owned By Allegheny Energy Supply:
PA          Harrison City               2    Natural Gas     88.00
AZ          La Paz                      6    Natural Gas  1,080.00
IN, IL, TN  Midwest Assets              3    Natural Gas  1,710.00
CA          Contractual Control(3)      15   Natural Gas  1,000.00
                                                         ---------
            Subtotal                                      3,878.00                                                3,878.00
New Construction To Be Leased By Allegheny Energy Supply:
PA          Springdale                  3    Natural Gas    540.00
IN          St. Joseph                  5    Natural Gas    630.00
                                                         ---------
            Subtotal                                      1,170.00                                                1,170.00
                                                         -----------------------------------------------------------------
TOTAL GENERATING CAPACITY                                11,519.80      351.52            2,082.72      220.00   14,174.04


--------------------
 (1) We expect to receive SEC approval for the transfer of these assets to us from Monongahela Power in the first half of 2001.

 (2) It is our goal to complete the transfer of these assets to us from Monongahela Power, upon the implementation of legislation in West Virginia or regulatory action by the West Virginia Public Service Commission.

 (3) Indicates our net ownership interest in generating units at which we do not or will not exercise control over 100% of the facility.

 (4) We purchased these assets from an Allegheny Energy affiliate in December 1999.

 (5) We expect SEC approval for the transfer of these assets to us in the first half of 2000.

     Power generation facilities can generally be categorized into three classes based on the amount of time that facility is operating and their variable cost to produce electricity. A facility's variable cost to produce electricity, in turn, determines the order in which it is used to meet fluctuations in electricity demand. Base-load facilities are those that typically have low variable costs and provide power at all times. Base-load facilities are used to satisfy the base level of demand for power, or "load," that is not dependent upon time of day or weather. Peaking facilities have the highest variable cost to generate electricity and typically are used only during periods of highest demand for power. Intermediate facilities have cost and usage characteristics in between those of base-load and peaking facilities.

     The following graphs set forth our generating capacity and generated energy by type for the year ended December 31, 2000, and our projected generating capacity by type for year ended December 31, 2005.

OUR GENERATED ENERGY BY TYPE
YEAR 2000 (34,109,069MWHS)(1)

[Figures below represent pie chart in printed piece]

Intermediate     3%
Peaking          5%
Base Load       92%


OUR GENERATION CAPACITY BY TYPE
YEAR 2000 (6,472MWHS)(2)

[Figures below represent pie chart in printed piece]

Intermediate     3%
Peaking         18%
Base Load       79%



OUR GENERATION CAPACITY BY TYPE
YEAR 2005 (14,174 TOTAL MWS)(3)

[Figures below represent pie chart in printed piece]

Intermediate    18%
Peaking         22%
Base Load       60%


--------------------
(1) Includes our core assets, except for our interest in the Ohio Valley Electric Corporation, and also includes 276 MW of generating assets at Fort Martin No. 1.

(2) Includes our core assets, including our interest in Ohio Valley Electric Corporation, 88 MW of generating assets at Gans and 276 MW of generating assets at Fort Martin No. 1.

(3) This projection assumes that our currently announced development projects are completed and that no new projects are added. This projection also assumes the completion of the transfer to us of the generation assets of Monongahela Power and other Allegheny Energy affiliates.

                              --------------------

     We may select base-load units for an area of relatively high load factors or stable energy use. Alternatively, we may select peaking units for an area of relatively low-load factors or high volatility in load demand. The availability goals of all units are driven by "in-market" availability, that is, availability during periods when power prices are significantly above the variable cost of producing power at the facility. We also examine the existing and planned generating facilities available to serve that demand. We believe that new peaking, intermediate and base units strategically placed throughout various regions of the country will enhance the value of our supply business by diversifying our generating asset and our fuel mix portfolio geographically as well as by equipment type.

     Our core assets provide about 6,107 MW of primarily base-load and coal-fired generation capacity and were transferred to us from West Penn and Potomac Edison at a net book value of approximately $261 per kW of capacity. We are constructing base-load and intermediate natural gas-fired generating plants in Arizona and Indiana because of their somewhat lower construction costs and the relative ease of siting new plants. We are also constructing or acquiring natural gas-fired peaking units in Pennsylvania, Illinois, Indiana and Tennessee to capture the profits available in volatile markets and to diversify our current fuel mix. In this regard, we believe we are in a favorable competitive position because peaking facilities have the lowest installation costs of the three generation classes.

     Our predominant use of coal-fired generation facilities and the low cost of coal provide us with a competitive advantage. Our coal-fired generation facilities are a competitive strength in a market where the price of electricity is increasingly determined by the cost of natural gas. Increases in the cost of natural gas generally create lower profit margins for energy merchants that are dependent on natural gas-fired generation and/or higher electricity prices. In contrast, we are dependent on coal-fired generation. To date, increases in the cost of natural gas have not impacted on coal prices or the production of power by coal-fired facilities.

   REGIONAL MARKET STRUCTURES

     North America is divided for administrative and energy transmission purposes into ten geographic areas commonly referred to as "reliability councils." Constraints limit transfers between and within reliability councils. As a result, each reliability council, or portion of a reliability council, generally constitutes a separate market for power.

     Our existing generating facilities are located in the East Central and Midwest region of the United States and primarily sell their output in portions of the East Central Area Reliability Region, the Mid-America Interconnected

Network, the Mid-Atlantic Area Council and the Southeastern Electric Reliability Council. These reliability councils serve the regions encompassing all or parts of Alabama, Arkansas,Delaware, Florida, Georgia, Indiana, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

     As part of the deregulation of the electric power industry, in some areas, the role of managing the generation and transmission of energy is being assumed by new organizations known as independent system operators, or ISOs, and regional transmission organizations, or RTOs, that will supervise a market-based system for transmission and, in some instances, generation of electric power. FERC oversees the operations of these organizations and requires ISOs and RTOs to be independent from market participants. FERC will require each electric utility not currently in an ISO to file a plan on how it will participate in an RTO.

     An RTO significantly influences the economic conditions under which our generating assets have access to markets because the RTO's structure and operation determines transmission rates and service conditions over a large region. An RTO will have exclusive authority to design rates for the transmission system under its control, exclusive operational control over a broad transmission region, exclusive control over security and short-term reliability, responsibility for assuring that generation needed to support transmission services is available on a non-discriminatory basis, ultimate responsibility for transmission planning and expansion, and responsibility for assuring that an adequate method of monitoring the competitiveness of the regional electricity market is in place. Generally, we anticipate that RTOs will add liquidity and stimulate competition in regional markets. We expect that our participation in an RTO will enhance our ability to transmit power further at a lower cost.

   EAST CENTRAL REGION

     FACILITIES.

     EXISTING FACILITIES. Our core assets provide about 6,107 MW of primarily base-load, coal-fired generation capacity that were owned, and for the most part, were constructed and previously operated and maintained by regulated utility subsidiaries of Allegheny Energy prior to their transfer to us.

     Our core assets and the generating assets currently owned by Monongahela Power have low operating costs due to the economies of scale of our larger stations and the location of almost all of the units in the Appalachian coal fields. As of December 31, 2000, 95% of our generating capacity was either coal-fired or pumped-storage hydro capacity that usually uses coal generation for its pumping needs. Of our coal-fired capacity, 1,463 MW is a station located at the mouth of a mine and connected to it by a conveyor system. Another 4,357 MW of our capacity benefits from barge delivery of coal on major navigable rivers. These stations also have back-up delivery systems, such as rail or truck delivery. In 2000, the average cost of delivered coal was $26.55. The graph below illustrates the declining operating costs of the coal-fired generating assets we acquired from West Penn, Potomac Edison and AYPEnergy since 1994, and excludes the Monongahela Power assets not yet transferred to us. Fuel represents the majority of our operating costs.

[Figures below represent bar chart in printed piece]

                               $/MWh
                  ----------------------------------

Year              Fuel Cost                     O&M                      Total
----              ---------                     ---                      -----
1996               $12.84                      $4.21                    $17.05
1997               $12.99                      $3.95                    $16.93
1998               $12.82                      $3.47                    $16.28
1999               $12.07                      $3.72                    $15.79
2000               $11.72                      $3.73                    $15.45

                              --------------------

     Our core assets have strong transmission ties to load centers and competitive markets in the East Central and Midwestern United States. 4,861 MW of our assets are connected directly to the 500 kV extra-high voltage transmission system. This high voltage enables us to transmit this power economically with lower losses over longer distances. Almost all of the rest of our core assets are connected to the 138 kV transmission system. To the east, the 500 kV system to which our core assets are connected is interconnected with PJM and Virginia Power. To the west, the 500 kV system is interconnected with American Electric Power. The 138 kV system also interconnects with Duquesne Light Company in the Pittsburgh, Pennsylvania area. While other transmission flows and temporary equipment outages sometimes limit available transmission capacity, the strong 500 kV system in our region together with high voltage interconnections among neighboring transmission systems enable us to transport our generated power economically to customers from the Midwest to the East coast.

     The region to the east of our core assets has a significant amount of natural gas- and oil-fired generating capacity. This region is an attractive market for our lower-cost coal generation. The PJM Interconnection to our east has both a capacity market and a power exchange to facilitate spot market efficiency. Both of these markets supplement the bilateral energy sales available in PJMand other areas of the East Central and Midwestern United States. The PJM power exchange is the oldest and most liquid power market in the east. Allegheny Energy is currently negotiating to join PJM through a new structure called PJM-West which would include our core generating assets. PJM-West would allow us to more easily access the PJM markets and to utilize the efficient PJM transmission bottleneck clearing system.

     To the west of our core assets, the most liquid power market is the Cinergy hub. The Cinergy hub does not have a power exchange, but is instead a frequently used point referenced in financial contracts as well as delivery point for sales agreements requiring physical delivery of electricity. Our ability to transmit to this trading hub gives us broad access to counterparties and enhances our ability to effectively hedge trading activities and manage risks.

     Our subsidiary, AGC, has a 40% ownership interest in a pump-storage hydro facility, known as Bath County, located in the extreme western portion of Virginia Power's franchised service area. The Bath County facility stores energy for use principally during peak-load hours by pumping water from a lower reservoir to an upper reservoir, using the most economic available electricity, generally during off-peak hours. Through our 73% ownership of AGC, the Bath County facility provides us with 613 MW of peak-period low-cost generation that is in close proximity to the potentially lucrative, high-growth Southern U.S. market.

     We also have a 9% ownership interest in Ohio Valley Electric Corporation, an entity formed to supply U.S. government-owned uranium enrichment facilities with power. These generating facilities are the Kiger Creek plant located in Portsmouth, Ohio and the Clifty Creek plant located in Madison, Indiana. The contract with the U.S. government and its successor private corporation for such power supply is in the process of being legally terminated by the successor corporation due to a lack of a market for enriched uranium. After the termination of that contract, barring any other disposition arrangement agreed to by Ohio Valley Electric Corporation's sponsors, we expect to have access to approximately 200 MW of relatively low-cost production capability located in the Alliance RTO.

     ACQUISITIONS. Subject to SEC approval, which we expect to receive in the first half of 2001, we will own an additional 129 MW of capacity within the PJM market. Of this 129 MW of capacity, 83 MW may be characterized as base-load generation, 24 MW as intermediate generation and 22 MW as peaking generation. All units other than the peaking generation unit are coal-fired generation facilities. The peaking generation unit is a natural gas-fired facility.

     The base-load generation consists of 83 MW of generating capacity at the Conemaugh generating station which Allegheny Energy acquired from Potomac Electric Power Company. The Conemaugh station is located near Johnstown in west-central Pennsylvania within the western boundary of PJM and has relatively low generation costs. The coal supplies required by the Conemaugh station are predominantly delivered by truck from reasonably proximate sources.

     The intermediate capacity and peaking capacity are generated by the Hunlock Creek station near Wilkes-Barre in Eastern Pennsylvania. We are entitled to 50% of both the intermediate and peaking generation capacity from this facility pursuant to the terms of a joint-venture with UGI, Corp. The joint venture provides us with 46 MW of additional generating capacity in the PJM market. Production costs for intermediate capacity at the Hunlock facility, of which our portion is 24 MW, are higher than the base-load facilities because the Hunlock Creek facility is an older generation coal-fired plant that pre-dates the supercritical steam temperatures and pressures widely introduced in the industry in the early 1960's. In contrast, the peaking unit, of which our portion is 22 MW, at the Hunlock Creek facility is a new natural gas-fired combustion turbine installation. These units are available for dispatch within PJM and experience a loading profile commensurate with their operating costs. The power from these facilities is also available for export from the PJM region to other markets upon appropriate notice to PJM. They are true merchant facilities in that there are no power off-take purchases assigned or committed to our share of them.

     Coal supplies are delivered to the Hunlock Creek facility predominantly by truck from reasonably proximate sources. The natural gas for the 44 MW combustion turbine is purchased by UGI for the unit as a service provided to the joint venture.

     Our acquisition of an interest in the Conemaugh generating station and the increase in capacity from our joint venture with UGI in the Hunlock Creek facility will allow us to more effectively provide capacity and energy to customers within the growing East coast markets. These acquisitions also provide us with a generation foothold in the PJM market.

     DEVELOPMENTS. We are constructing a 540 MW combined-cycle generating plant in Springdale, Pennsylvania. This facility will include two gas-fired combustion turbines and one steam turbine. We expect to complete this development in 2003. We are initially leasing this facility.

     We have also announced plans to construct two simple-cycle gas combustion turbines in Harrison City, Pennsylvania. The two units will have a combined capacity of 88 MW and will be capable of operating on either natural gas or diesel oil. We expect to complete these units by the fourth quarter of 2001.

     PROVIDER-OF-LAST-RESORT CONTRACTS. Under the terms of the deregulation plans approved in Pennsylvania for West Penn and in Maryland for Potomac Edison, West Penn and Potomac Edison are obligated to provide electricity to customers who do not choose an alternative electricity supplier during a transition period. As providers of last resort, West Penn and Potomac Edison are required to provide power to these customers at capped rates during the transition period to full market competition. For West Penn, the Pennsylvania transition period continues through December 31, 2008 with escalating capped rates. For residential customers of Potomac Edison in Maryland, the transition period continues through December 31, 2008. For all other commercial and industrial customers of Potomac Edison in Maryland, the transition period continues through December 31, 2004.

     Pursuant to provider-of-last-resort contracts, we provide West Penn and Potomac Edison with the amount of electricity, up to their provider-of-last-resort retail load, that they may demand during the Pennsylvania and Maryland transition periods. We expect to provide power pursuant to similar obligations with respect to our Allegheny Energy regulated utility subsidiaries in Ohio, Virginia and West Virginia. We expect the obligations for these contracts to initially represent a significant portion of the normal operating capacity of our fleet of generating assets and decrease over time. Our provider-of-last-resort contracts provide us with a steady revenue stream during the transition periods. However, these contracts do not provide us with any guaranteed level of customer sales and also require us to absorb the risk of fuel increases and environmental compliance.

     The table below shows how the projected provider-of-last-resort energy requirement of West Penn and Potomac Edison declines over time, and how the price of that service to retail customers increases over time (assuming competition in West Virginia in 2002). There are two main reasons for the increase in price. First, the provider-of-last-resort obligation to serve industrial customers, who have the lowest provider-of-last-resort prices, ends before that of the other customers. For example, the provider-of-last-resort service for Maryland industrial customers ends after 2004. The Maryland residential provider-of-last-resort service ends after 2008. The second reason for the increasing prices is that both the Pennsylvania settlement agreement for West Penn and the restructuring legislation in West Virginia, which will apply to the West Virginia jurisdictional assets of both Potomac Edison and Monongahela Power when generation competition begins in West Virginia, include scheduled escalation in the provider-of-last-resort prices.

                                                         PROJECTED
                                    PROJECTED      PROVIDER-OF-LAST-
                                PROVIDER-OF-LAST-    RESORT AVERAGE
                                   RESORT MWH        CONTRACT PRICE
                     YEAR         (IN MILLIONS)          PER MWH
                     ----       -----------------  ----------------
                     2001              30.1             $29.40
                     2002              41.8              29.60
                     2003              42.8              30.80
                     2004              39.6              31.70
                     2005              34.0              30.90
                     2006              34.2              32.60
                     2007              34.7              32.60
                     2008              28.1              35.10
                     2009               5.9              32.20
                     2010               5.9              32.20
                     2011                 0                N/A

                              --------------------

     Subject to regulatory approval, we plan to renegotiate the provider-of-last-resort contracts that we have with West Penn and Potomac Edison, as well as similar contracts with Monongahela Power, our other regulated utility affiliate, to bring the contracted prices closer to market prices, through a volume or price adjustment. We expect the phase-in to take the entire transition period in each state.

     RETAIL. Although our wholesale market activities, and our provider-of-last-resort contract obligations, comprise the greatest volume of our electricity output and revenues, we also participate in state retail markets in Pennsylvania, Maryland, New Jersey and Delaware. Additionally, we are currently licensed to supply capacity in Ohio, Virginia, New York and the District of Columbia, and we may participate in these and other retail markets as customer choice programs evolve.

     MARKET FRAMEWORK. PJM is the predominant marketplace within the East Central region. The PJM entity has evolved from being the oldest and largest of tightly-dispatched generation and load-control entities consisting of non-affiliated utility members to its current role as a deregulated power market facilitator and independent transmission control agent. Through various operating bodies, PJM manages a transmission grid and power market that satisfies on a real-time basis the service needs of more than 50,000 MW of peak load and associated generation.

     In response to FERC Order 2000, Allegheny Energy is currently negotiating with PJM regarding the expansion of the PJM RTO through an entity to be known as "PJM-West" which will include our core generating assets. Other power companies have expressed an interest in participating in this RTO. We expect a proposal for PJM-West to be submitted to the FERC for approval in March 2001, to be implemented December 15, 2001. The PJM-West operational area is intended to encompass almost all of our generation assets previously transferred from West Penn and Potomac Edison and the assets we expect to acquire from Monongahela Power. The operation and dispatch of those assets will benefit from real-time liquid market participation while they are committed to the PJM pool. PJM-West units will be available for service to other markets upon advance notice of their withdrawal, individually or in groupings, from PJM-West duty. These units will not technically be committed to any specific load duty other than the supply of certain ancillary services to PJM-West.

     We participate indirectly in the RTO known as Alliance through our ownership interest in the Ohio Valley Electric Corporation, which is located within the First Energy corridor. Alliance currently represents the nearest RTO to the immediate west of our generation facilities and encircles our generation facilities to the immediate south. Although the market design of the Alliance RTO is presently unclear, we expect that Alliance will promote market access similar to that experienced by us in previous years when transmission service was purchased directly or serially (in combination with other service providers) over American Electric Power and/or FirstEnergy transmission lines to the intended market. Large amounts of transmission interface capability exist between the Allegheny Energy transmission facilities and those of the Alliance companies. This interface capability facilitates our east-to-west and west-to-east export and import activities.

   MIDWEST REGION

     FACILITIES. In November 2000, we announced that we had signed a definitive agreement with Enron, under which we will purchase three natural gas-fired merchant generating facilities in the midwestern United States, which we refer to as the Midwest Assets. We expect the acquisition of the Midwest Assets to close on or before May 31, 2001. The Midwest Assets are the following:

     o the 546 MW Gleason simple cycle, natural gas-fired peaking plant, located in Gleason, Tennessee, approximately one-hundred miles east of Memphis, interconnected with the Tennessee Valley Authority;

     o the 508 MW Wheatland simple-cycle combustion turbine, natural gas-fired plant complex located near Vincennes, Indiana, interconnected dually, but not simultaneously by any one generator, with PSI/Cinergy and Indianapolis Power & Light; and

     o the 656 MW Lincoln Energy Center simple-cycle combustion turbine, natural gas-fired peaking plant located near Chicago, Illinois in the Commonwealth Edison-franchised service territory.

     All of the Midwest Assets are served by sufficient transmission capability to afford reasonable access to scheduled transmission service from the generation site. The value of the Midwest Assets is enhanced by their location because they are able to provide ancillary service support to the transmission systems in their areas. In the past, the Lincoln Energy Center has been called upon for system support with greater frequency than the other Midwest Assets. In addition, the natural gas-fired combustion turbine stations are located on major interstate pipelines and benefit from delivery via interconnections at pressures that do not require enhancement from on-site compressors. While all of the units are capable of being retro-fitted as combined cycle units, the ability to retrofit these units may be constrained by market economics and environmental regulations.

     Our acquisition of the Midwest Assets will provide us with new natural gas-fired generating capacity in the East Central Area Reliability Region, Mid-America Interconnected Network and the Southeastern Electric Reliability Council. We believe the Midwest Assets will assist us in transitioning from a regional generating company to a national energy supplier.

     In January 2001, we announced plans to construct a 630 MW natural gas-fired merchant generating facility in St. Joseph County, Indiana, approximately 10 miles west of South Bend. We plan to begin construction of the combustion-turbine facility in 2002 and expect to complete construction in two stages. Initially, two 44 MW single-cycle combustion turbines will be installed, followed by the addition of about 542 MW of combined-cycle capacity in 2005. Upon completion in 2005, the facility will enhance our ability to sell generation in Midwest markets.

     MARKET FRAMEWORK. During the past few years, a number of companies that own transmission systems in the Midwest have formed the Midwest Independent System Operator, or Midwest ISO. The Midwest ISO has not yet operated or committed to a power market design. Cinergy Corp. is a significant member company of the Midwest ISO. Cinergy's service territory contains the largest power pricing hub in the Midwest and one that is accessed often by us in consummating physical and financial power trades. Our Midwest Assets in Illinois and Indiana are located within service territories of companies that are either active members of the Midwest ISO or have not yet achieved separation from the ISO. The state of flux surrounding the Midwest ISO makes it difficult to assess the impact of its eventual composition on our operations. We believe that we will be able to continue to successfully access markets in the Midwest region with or without the Midwest ISO's existence.

     The Gleason, Tennessee peaking facility that we will acquire as part of our Midwest Assets resides within the TVA's service territory. Although the TVA is sufficiently large to be a market in its own right, it belongs to the Southeastern Electric Reliability Council and relies on that council for adjudication of policies governing independent generator operation within its area. Currently, no independent active real-time market clearing agent oversees power transactions within that territory. Nevertheless, the TVA service territory is a high-growth area conducive to power sales from facilities in close proximity. The TVA service territory also has strong transmission ties to the Entergy power market trading hub. RTO development is scheduled for the Entergy area, and we believe that the market access provided by an RTO will be greater than that afforded at present.

   SOUTHWEST REGION

     FACILITIES. Our acquisition of the Energy Trading Business will provide us with long-term contractual control over 1,000 MW of natural gas-fired generating capacity in Southern California. This contract will give us the contractual right to 1,000 MW of the generating capacity of 14 units at three generating stations.

     In October 2000, we announced plans to construct a 1,080 MW natural gas-fired generating facility in La Paz County, Arizona, approximately 75 miles west of Phoenix. We expect to begin construction of the $540 million combined-cycle facility in 2002. When completed in 2005, the facility will allow us to sell generation power into Arizona, California and other states served by the Western Systems Coordinating Council, known as WSCC.

     MARKET FRAMEWORK. Our Arizona generation facilities and contractually-controlled capacity in California will be located within the Southwest portion of the WSCC. The WSCC region encompasses approximately 1.8 million square miles and is the largest, geographically, of the ten regional councils of the North American Electric Reliability Council. WSCC encompasses the states of Arizona, California, Colorado, Nevada, Oregon, Utah, Washington, Wyoming and parts of Montana, New Mexico, South Dakota and Western Canada.

FUEL SUPPLY

     In 1999, generating stations operated by the subsidiaries of Allegheny Energy used approximately 17.7 million tons of coal. Of that amount, 52%, or 9.2 million tons, was used in stations equipped with scrubbers. The use of desulfurization equipment and the cleaning and blending of coal make burning local coal practical. In 1999 and 2000, almost 100% of the coal received at these stations came from mines in West Virginia, Pennsylvania, Maryland and Ohio. Neither we nor other Allegheny Energy subsidiaries mine or clean any coal. All raw, clean or washed coal is purchased from suppliers as necessary to meet station requirements.

     In 2000, generating stations operated by the subsidiaries of Allegheny Energy used approximately 18.5 million tons of coal. Of this amount approximately seven million tons was used at stations equipped with scrubbers. Of the total tonnage used, we purchased approximately 12.7 million tons of coal. We purchase coal from a number of suppliers. In 2000, we purchased approximately 60% of our fuel, primarily coal, from one supplier. In 2000, we and the utility subsidiaries of Allegheny Energy entered into or continued to sustain long-term arrangements with terms of one year or longer to purchase approximately 16.5 million tons of coal, or 90% of our base requirements for 2000. We expect these generating stations owned by us to use approximately 20 million tons of coal in 2001. Of that amount, we expect that approximately 18 million tons, or 90% of the base requirements for 2001, will be purchased under long-term contracts with terms of one year or longer. We depend on short-term arrangements and spot purchases for our remaining requirements.

     For each of the years 1995 through 1998, the average cost per ton of coal burned at stations operated by the regulated utility subsidiaries of Allegheny Energy was $32.68, $32.25, $32.66 and $32.26, respectively. For 1999 and 2000, the cost per ton decreased to $30.18 and $26.73 respectively. This decrease was due to a number of factors, the most important of which were reduced prices under two long-term contracts phased in as a result of prior renegotiations and continued low spot-market prices.

     The addition to our generating assets of natural gas-fired generation, both through acquisitions and construction, will diversify our fuel mix from the current predominantly coal-fired generation facilities. We believe that this change in fuel mix and diversification will assist us in reducing our business risks.

     The following table describes the historical operating data for generating assets that we acquired from West Penn and Potomac Edison, regulated utility subsidiaries of Allegheny Energy, and AYP Energy, an unregulated subsidiary of Allegheny Energy.

                                        TABLE OF HISTORICAL OPERATING DATA(1)


                                                                      YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------
                                                  1996            1997         1998           1999            2000
                                               ---------       --------      --------       --------        -------
Total capacity-MW                                  5,070          5,070         5,124          5,482          5,515
Average availability factor                        86.22%         86.04%        85.39%         85.86%         83.75%
Average capacity factor                            65.88          68.73         69.75          63.83          70.30
Net generation excluding plant use-MWh        29,341,000     30,526,000    31,308,000     30,652,000     34,055,000
Fuel per MWh-$/MWh                                $12.84         $12.99        $12.82         $12.07         $11.72
Operating and maintenance cost
(other than fuel) per MWh-$/MWh                     4.21           3.95          3.47           3.72           3.73
Total operating and maintenance cost
including fuel per MWh-$/MWh                       17.05          16.93         16.28          15.79          15.45


--------------------
 (1) West Penn transferred 3,778 MW of generating assets to us on November 18, 1999. Potomac Edison transferred approximately 2,100 MW of generating assets to us on August 1, 2000. This table also includes 278 MW of generating capacity that we purchased from AYP Energy in December 1999. We have not included the Ohio Valley Electric Corporation capacity or any of our hydro-electric capacity.

                              --------------------

     The following table describes our projected generation capacity by fuel type through 2005. These projections assume that our existing and announced development projects are completed on time and that no new projects are added. They also assume the transfer to us by Monongahela Power of its 351 MW of Ohio jurisdictional generating assets in 2001, and the transfer to us by Monongahela Power of its 2,083 MW West Virginia jurisdictional assets in 2002.

                   PROJECTED GENERATION CAPACITY BY FUEL TYPE

 AS OF YEAR                        FUEL TYPE
    ENDED       -------------------------------------------------
DECEMBER 31,     COAL            OIL       NATURAL GAS      HYDRO      TOTAL
------------    -----            ---       -----------      -----      -----

   2000         5,562MW         154MW          88MW          668MW      6,472MW
   2001         5,986           154         2,996            705        9,841
   2002         7,876           154         3,084            898       12,012
   2003         7,876           154         3,624            898       12,552
   2004         7,876           154         3,624            898       12,552
   2005         7,876           154         5,245            898       14,174

                              --------------------

PLANT OPERATIONS

     Our success depends on our ability to achieve operational efficiencies and high availability at our generation facilities. In the new unregulated energy industry, minimizing operating costs without compromising safety or environmental standards while maximizing plant flexibility and maintaining high reliability is critical to achieving attractive profit margins. Our operations and maintenance practices are designed to achieve these goals. Our current production cost is one of the lowest in the East Central region and is one of our significant competitive advantages. We place a high level of importance on maximizing the operational performance and availability of our generation assets. Our availability goals are focused on each facility's "in-market" availability -- that is, its availability during periods when power prices are significantly above the variable cost of producing power at that facility.

TRADING, MARKETING AND RISK MANAGEMENT OPERATIONS

     Our trading, marketing and risk management operations complement our power generation operations by optimizing the return on our portfolio of generation assets. These services include management of the sales and marketing of energy, capacity and ancillary services from our facilities, and management of the purchase and sale of fuels and emission allowances needed to operate them. We believe that our acquisition of the Energy Trading Business will enhance our existing risk management skills and optimize our portfolio. Generally, we seek to sell a portion of the capacity of our facilities under fixed-price purchase contracts, fixed-capacity payments or contracts to purchase generation at a predetermined multiple of either gas or oil prices. This provides us with certainty as to a portion of our revenues while allowing us to maintain flexibility with respect to the remainder of our generation output. We evaluate the regional forward power market versus our own fundamental analysis of projected future prices in the region to determine the amount of our capacity we would like to sell and the terms under which we would like to sell it pursuant to longer-term contracts. We also take operational constraints and operating risk into consideration in making this determination. Generally, we seek to hedge a portion of our fuel costs, which are usually linked to our power sales. We also market energy-related commodities and offer physical and financial wholesale energy marketing and price risk management products and services to a variety of customers. These customers include electric utilities, municipalities, cooperatives, power generators, marketers, or other retail energy providers, aggregators and large volume industrial customers.

     We also trade air emission allowances and credits. Because we use coal as a fuel source, we are a significant consumer of these allowances and credits and have a significant inventory of them. We carefully allocate these credits and allowances for the future benefit of our operations. We take financial positions in viable trading markets for these commodities and attempt to derive optimum financial benefit from our inventory through such activities. We expect that our acquisition of the Energy Trading Business will enhance these activities.

   ENERGY TRADING BUSINESS

     On January 8, 2001, we announced that we had signed a definitive agreement to acquire the Energy Trading Business from Merrill Lynch. We will acquire the Energy Trading Business for $490 million and a 2% equity interest in our company. The purchase agreement includes support infrastructure that will be integrated with our existing trading business upon completion of the transaction. We have executed employment contracts with the Energy Trading Business' existing management team. Merrill Lynch has also entered into a 30-month non-compete agreement for North America. In addition, Merrill Lynch has agreed to refer its clients with energy trading needs to us. We expect to complete the purchase in March 2001.

     The Energy Trading Business is an established energy commodity trading presence, possessing top-tier trading and marketing skills. As part of Merrill Lynch, the Energy Trading Business has been a leader among investment banks in power trading. According to Power Markets Week, prior to our acquisition, the Energy Trading Business was ranked in the top 20 power marketers in the United States in terms of electric volumes traded during the first three quarters of 2000. The Energy Trading Business has an established risk management infrastructure, including risk analytics, risk reporting, option valuation and built-in redundancies. The Energy Trading Business' trading activities include:

     o fuel tolling agreements throughout the United States, including a long-term contractual arrangement in the Western Systems Coordinating Council;

     o load service and load-shaped arrangements in Pennsylvania, New Jersey, Maryland, New York and the Western Systems Coordinating Council;

     o  asset optimization transactions;

     o  natural gas and crude oil transactions; and

     o other derivative, structured finance and commodity risk management strategies.

The Energy Trading Business' two-tier strategy is to focus on longer-term transactions with higher margins and capitalize on market intelligence to create a steady flow of short-term commodity trades.

     We believe that the Energy Trading Business has a competitive advantage to realize significant value from our generation portfolio stemming from the Energy Trading Business':

     o  market information and trading experience;

     o  risk management infrastructure;

     o  derivative pricing/valuation models;

     o  innovative structured transaction expertise; and

     o  significant synergies within its existing portfolio.

     We believe that our acquisition of the Energy Trading Business will enable us to leverage a national platform from which we can sell our wholesale energy generation, allowing us to grow as a competitive energy trading merchant. We expect our acquisition of the Energy Trading Business to result in increased revenue and costs savings, more stable cash earnings, and the development of new transactions and cost savings, including access to six liquid trading hubs. We believe that the Energy Trading Business will enhance our abilities to offer broader energy risk-management, structuring, and advisory services to customers and accelerate revenue potential from both in-house marketing activities and the referral agreement with Merrill Lynch.

     In addition, we believe that the Energy Trading Business will greatly enhance the value of our existing generation assets and our capacity expansion. Because the demand for, and market price of, electricity cannot be accurately predicted, it is essential to have sophisticated energy trading and risk management capability to maximize the value of our generating fleet and to mitigate the risks inherent in volatile markets. The Energy Trading Business' experience in natural gas transactions will also be valuable to us in securing fuel supplies for our gas-fired generation assets. In addition, we plan to capitalize upon the Energy Trading Business' market experience in identifying attractive opportunities for expanding generating capacity through construction or acquisitions or sophisticated contractual agreements.

   DERIVATIVES

     We use derivative financial instruments to manage and hedge our fixed-price purchase and sale commitments and to provide fixed-price or floating-price commitments as a service to our customers and suppliers. We also use derivative financial instruments to reduce our exposure relative to the volatility of cash market prices and to protect our investment in storage inventories.

   RISK MANAGEMENT CONTROLS

     The following discussion describes our current energy risk management controls prior to the completion of our acquisition of the Energy Trading Business. We expect to enhance our risk management controls upon completion of the acquisition of the Energy Trading Business. We control the scope of our trading, marketing and risk management operations through a comprehensive set of policies and procedures involving senior levels of our management. The Board of Directors of Allegheny Energy has adopted a corporate energy risk control policy that governs all our commodity exposure management and trading activities. The objectives of Allegheny Energy's energy risk control program are to:

     o ensure that energy market movements do not cause earnings to degrade beyond approved risk tolerance levels;

     o provide senior management with a quantification of the Allegheny Energy companies' sensitivity to movements in energy markets;

     o extract market pricing information that can be used in future asset deployment; and

     o optimize the economic benefits that can be derived from our generation assets.

     Under the corporate energy risk control policy, our company is accountable for conducting our generation buying and selling activities according to the limits and reporting requirements established in the policy. Within the bounds of the corporate energy risk control policy, we have the autonomy and independence to develop our own individual risk control systems, guidelines and procedures as we deem necessary to ensure success.

     We have a corporate risk control unit that is assigned responsibility for executing and enforcing the policies, procedures and limits and evaluating the risks inherent in proposed transactions. Key risk control activities include credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation, and daily portfolio reporting including market-to-market valuation, value-at-risk and other risk measurement metrics. We also have risk control procedures and checks at the trading floor. We expect that the extensive expertise in modeling and scenario analysis of the energy commodity marketing and trading unit that we are acquiring from Merrill Lynch will greatly enhance our risk management operations. For additional information about our risk management policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Energy Risk Management."

COMPETITION

     All of our businesses are highly competitive. Competitive pressures have resulted from technological advances in power generation, e-commerce, other new means of conducting business and the increased efficiency of energy markets. Further, we believe that as deregulation of the energy industry continues on both the federal and state levels and retail energy markets are opened to new participants and new services, competition will continue to be intense. During this transition of the energy industry to competitive markets, it is difficult to assess our position versus the position of existing power providers and new market entrants.

     With respect to power generation, we face competition in the development and operation of energy-producing projects. Our competitors include regulated utilities, industrial companies, non-utility generators and unregulated subsidiaries of regulated utilities. Our competitors may operate power generation projects in regions where we have invested in generation assets or develop more efficient generation projects thereby increasing competition. We also face significant competition from a number of well-capitalized participants in the non-utility power generation industry for the acquisition of non-rate regulated power projects.

     As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, we anticipate that our trading, marketing and risk management operations will experience greater competition. Primarily, our trading, marketing and risk management operations compete with other energy merchants based on the ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Competitors may employ widely differing strategies in its fuel supply and power sales contracts with respect to pricing, terms and conditions. Also, these operations compete against other energy marketers on the basis of their relative financial position and access to credit sources. In particular, large competitors having significant liquidity and other resources will compete with us for similar business. This competitive factor reflects the tendency of energy customers, wholesale energy suppliers and transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied.

REGULATION

     We are subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of our electric generation facilities.

   FEDERAL ENERGY REGULATION COMMISSION

     FERC is an independent agency within the Department of Energy that regulates the transmission and wholesale sale of electricity in interstate commerce under the authority of the Federal Power Act. FERC is also responsible for licensing and inspecting private, municipal and state-owned hydroelectric projects.

     FEDERAL POWER ACT. The Federal Power Act gives FERC exclusive rate-making jurisdiction over wholesale sales of electricity and transmission of electricity in interstate commerce. FERC regulates the owners of facilities used for the wholesale sale of electricity and its transmission in interstate commerce as "public utilities" under the Federal Power Act. The Federal Power Act also gives FERC jurisdiction to review certain transactions and other activities of public utilities. Under the Federal Power Act, an entity that sells electricity at wholesale is a public utility, subject to FERC's jurisdiction. Because we are selling electricity in the wholesale market, we are deemed to be a public utility for purposes of the Federal Power Act, and are required to obtain FERC's acceptance of our rate schedules for wholesale sales of electricity. Generally, FERC orders that grant us market-based rate authority reserve the right to revoke our market-based rate authority on a prospective basis if FERC subsequently determines that we possess excessive market power. However, in most cases, FERC does not actively regulate the rates for facilities operated by wholesale generating companies like us.

     FERC ORDER 888. In April 1996, FERC issued Order 888 requiring owners of FERC-jurisdictional transmission facilities to provide open access to transmission facilities with rates, terms and conditions that are materially comparable to those that the owner imposes on itself. Order 888 was intended to open the FERC-jurisdictional transmission grid in the continental United States to all persons seeking transmission services.

     FERC ORDER 2000. In December 1999, FERC issued Order 2000 which encourages the voluntary restructuring of transmission operations through the use of ISOs and RTOs. The result of establishing these entities is to eliminate or reduce transmission charges imposed by successive transmission systems when wholesale generators cross several transmission systems to deliver capacity. FERC also regulates the rates, terms and conditions for electricity transmission in interstate commerce. Tariffs established under FERC regulation give us access to transmission lines that enable us to sell the energy we produce into competitive markets for wholesale energy.

     PUBLIC UTILITY HOLDING COMPANY ACT. The Public Utility Holding Company Act, or PUHCA, provides that any entity that owns, controls or has the power to vote 10% or more of the outstanding voting securities of an "electric utility company," or a holding company for an electric utility company, is subject to regulation under PUHCA.

     We are currently subject to regulation under PUHCA, as a wholly-owned subsidiary of Allegheny Energy, a registered public utility holding company. Because we are a subsidiary of a holding company registered under PUHCA, we are subject to financial and organizational regulation, including approval by the SEC of certain financings and transactions. Under the Energy Policy Act of 1992, however, FERC can determine that a company engaged exclusively in the business of owning or operating an eligible facility used for the generation of electric energy for sale at wholesale is an "exempt wholesale generator." An exempt wholesale generator is not subjected to portions of the regulatory structure otherwise generally applicable to electric utilities and their holding companies. In the case of facilities previously operated by regulated utilities, FERC can make an exempt wholesale generator determination only after the state utility commission finds that allowing the facility or facilities to be eligible for exempt wholesale generator status will benefit consumers, is in the public interest, and does not violate state law. We are in the process of obtaining exempt wholesale generator certification from FERC for each of our operating facilities.

     PROPOSED RESTRUCTURING LEGISLATION. Congress is considering legislation that would require states to permit retail competition. In addition, state utility commissions or state legislatures are considering, or have considered, whether to open the retail electric power markets to competition. At present, many states have adopted some version of a "customer choice" plan, which typically allows customers to choose their electricity suppliers by a date that is specified in the initiative. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice and separation of generation assets from transmission, distribution and other assets.

   STATE ENERGY REGULATION

     On the state level, public utility regulatory commissions are responsible for approving rates and other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power to consumers. In addition, most state laws require approval from the state commission before an electric utility operating in the state may divest or transfer electric generation facilities. These laws also give the commissions authority to regulate the financial activities of electric utilities selling electricity to consumers in their states.

     State public utility commissions have authority to promulgate regulations for implementing some federal laws. In addition, state public utility commissions may review the process by which a utility has entered into a power sales agreement. States may also assert jurisdiction over the siting, construction, and operation of our facilities, the issuance of securities and the sale or other transfer of assets.

     PENNSYLVANIA. In December 1996, Pennsylvania adopted the Electricity Generation Customer Choice and Competition Act, a comprehensive restructuring plan that culminated in full retail choice by January 1, 2001. In November 1998, the Pennsylvania Public Utility Commission approved a settlement agreement relating to the restructuring of West Penn, a regulated utility subsidiary of Allegheny Energy, serving retail customers in

Pennsylvania. Under the terms of the settlement, two-thirds of West Penn's customers were permitted to choose an alternate generation supplier as of January 2, 1999. The remaining one-third of West Penn's customers were permitted to do so starting January 2, 2000. The settlement also allowed the transfer of West Penn's 3,778 MW of generating assets to us in late 1999 at net book value. Under the terms of the settlement, West Penn is a provider of last resort to customers who do not choose an alternative electricity supplier during a transition period to full market competition. We have entered into a provider-of-last-resort agreement with West Penn under which we are obligated to supply West Penn with the amount of electricity, up to its provider-of-last-resort retail load, that it may demand during the transition period.

     MARYLAND. In December 1999, the Maryland Public Service Commission approved a settlement agreement that allowed customer choice of generation suppliers effective July 1, 2000, for all Maryland customers of Potomac Edison. In June 2000, the Maryland Public Service Commission authorized Potomac Edison to transfer the Maryland portion of its generation assets to us. As discussed below, Allegheny Energy also obtained the necessary approvals from the Virginia State Corporation Commission and the Public Service Commission of West Virginia to transfer the Virginia and West Virginia portions of Potomac Edison's generation assets to us in conjunction with the transfer of the Maryland portion of those assets. On August 1, 2000, Potomac Edison transferred approximately 2,100 MW of its Maryland, Virginia and West Virginia generation assets to us at net book value. Under the terms of the settlement, Potomac Edison is a provider of last resort to customers who do not choose an alternative electricity supplier during a transition period to full market competition. We have entered into a provider-of-last-resort agreement with Potomac Edison under which we are obligated to supply Potomac Edison's Maryland customers with the amount of electricity, up to its provider-of-last-resort retail load, that they may demand during the transition period.

     OHIO. The Ohio Electric Restructuring Act of 1999 provided for implementation of retail competition beginning in 2001. In October 2000, the Ohio Public Utilities Commission approved a settlement to implement a restructuring plan for Monongahela Power. This restructuring plan allowed Ohio customers of Monongahela Power to choose their generation supplier starting January 1, 2001. In addition, Monongahela Power was permitted to transfer its Ohio jurisdictional generation assets (approximately 325 MW) to us at net book value. We expect to provide electricity pursuant to provider-of-last-resort contract obligations with Monongahela Power in Ohio during the transition period to full market competition.

     VIRGINIA. The Virginia Electric Utility Restructuring Act became effective in July 1999. The law provides for a phase-in of customer choice during the period 2002 to 2004. Pilot programs began during Fall 2000. The Virginia State Corporation Commission allowed Potomac Edison to transfer certain utility securities, certain contractual entitlements and generating assets, excluding certain hydro facilities located in Virginia, to a non-regulated affiliate at net book value. On July 11, 2000, the Virginia State Corporation Commission granted approval for the transfer. On July 26, 2000, the Virginia State Corporation Commission further approved a rate settlement associated with the transfer. On August 1, 2000, Potomac Edison transferred these Virginia generation assets to us at net book value. Under the terms of the settlement, we expect to provide electricity pursuant to provider-of-last-resort contract obligations with Potomac Edison in Virginia during the transition period to full market competition.

     On December 14, 2000, the Virginia State Corporation Commission issued an order approving Potomac Edison's application to transfer its Virginia hydroelectric assets to Green Valley Hydro, LLC at net book value. The transfer will functionally separate Potomac Edison's Virginia hydroelectric facilities from its distribution and transmission facilities, consistent with the functional separation requirements of the Virginia Electric Utility Restructuring Act. At the conclusion of the transfer, Green Valley Hydro, LLC will be our subsidiary. We received prior SEC approval for the transfer; however, because Virginia State Corporation Commission approval did not exist at that time of the SEC order, we must file for a release of jurisdiction from the SEC. We expect that the SEC will approve the formation of Green Valley Hydro, LLC in the second quarter of 2001. We will then complete all transfers to us of the Virginia hydroelectric assets.

     WEST VIRGINIA. In March 2000, the West Virginia Legislature passed a resolution approving an electric deregulation plan submitted by the West Virginia Public Service Commission with certain modifications. Under the resolution, the enactment of legislation authorizing a deregulation plan cannot occur until the legislature enacts certain tax changes regarding the preservation of tax revenues for state and local governments. The plan provides for customer choice of a generation supplier for all customers and allows Allegheny Energy to transfer to us the West Virginia jurisdictional generation assets of Monongahela Power (approximately 2,000 MW). On August 15, 2000 and supplemented on October 31, 2000, Monongahela Power filed a petition with the West Virginia Public Service Commission for approval to transfer its West Virginia jurisdictional generating assets to us on or after January 1, 2001, contemporaneously with the transfer of its Ohio jurisdictional generation assets. The West Virginia Public Service Commission has not yet acted on the request. If we complete a transfer of Monongahela Power's West Virginia jurisdictional generating assets to us, we expect to provide electricity pursuant to provider-of-last-resort contract obligations with Monongahela Power in West Virginia during the transition period to full market competition.

     RETAIL SUPPLY IN ADJOINING STATES. We are a licensed retail supplier in Pennsylvania, Delaware, New Jersey, New York, Maryland, Ohio, Virginia and the District of Columbia.

ENVIRONMENTAL MATTERS

     Our operations are subject to extensive federal, state and local laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. These laws and regulations often require a lengthy and complex process of obtaining and renewing licenses, permits and approvals from federal, state, and local agencies. If these laws and regulations are changed, modifications to our facilities may be required.

   AIR STANDARDS

     We currently meet applicable standards as to particulate emissions at our power stations through high-efficiency electrostatic precipitators, cleaned coal, flue-gas conditioning and, at times, reduction of output. From time to time, we experience minor incidences of stack emission opacity that are normal to fossil fuel operations and permitted by the regulatory process. We meet current emission standards as to sulfur dioxide (SO2) by the use of scrubbers, the burning of low-sulfur coal, the purchase of cleaned coal to lower the sulfur content and the blending of low-sulfur with higher- sulfur coal.

     CLEAN AIR ACT AMENDMENTS OF 1990. The Clean Air Act Amendments of 1990
(CAAA) require, among other things, that the utility industry reduce its emissions of SO2 and nitrogen oxides (NOx). To meet the required SO2 emission reductions through 1999, we installed scrubbers at the Harrison Power Station. We are also evaluating cost-effective options to comply with the CAAA beyond 2005, including those available in connection with the emission allowance trading market explained below. We expect that burner modifications at most of the stations operated by us will satisfy the NOx emission reduction requirements for the acid rain provisions of the CAAA. Maryland, Pennsylvania and West Virginia are mandating additional NOx reductions for ozone nonattainment reasons. These additional reductions will require selective catalytic reduction or post-combustion control technologies. We have installed continuous emission monitoring equipment on units affected by the CAAA.

     In an effort to introduce market forces into pollution control, the CAAA created SO2 emission allowances. An allowance is an authorization to emit one ton of SO2 into the atmosphere. Subject to regulatory limitations, allowances, including bonus and extension allowances, may be sold or banked for future use or sale. Our ownership of these allowances permits us to operate in compliance with the present requirements of the CAAA and, as noted above, is expected to facilitate our compliance with the future requirements of the CAAA. As part of our compliance strategy, we are studying the market for sales or purchases of allowances and participation in certain derivative or hedging allowance transactions.

     Title I of the CAAA established an Ozone Transport Region consisting of the District of Columbia, the northern part of Virginia, and 11 northeastern states, including Maryland and Pennsylvania. Sources within the Ozone Transport Region will be required to reduce NOx emissions, a precursor of ozone, to a level conducive to attainment of the one-hour ozone National Ambient Air Quality Standard. We have installed reasonably available control technology consisting of overfire air equipment and/or low NOx burners at all our Pennsylvania and Maryland stations. The installation of reasonably available control technology also satisfies CAAA (Title IV) NOx reduction requirements.

     Title I of the CAAA also established an Ozone Transport Commission. The Ozone Transport Commission has determined that utilities within the Ozone Transport Region will be required to make additional NOx reductions beyond reasonably available control technology in order for the Ozone Transport Region to meet the ozone National Ambient Air Quality Standard. Reasonably available control technology currently installed in Allegheny Energy's Maryland and Pennsylvania generating plants allowed Allegheny Energy to meet this compliance goal, and we expect to maintain the reduction requirements through the year 2002. Further reductions may be required. However, these reductions will most likely be superseded by the Environmental Protection Agency's NOx State Implementation Plan call regulation as discussed below.

     ENVIRONMENTAL PROTECTION AGENCY REGULATION. During 1995, the Environmental Council of States and the Environmental Protection Agency, known as the EPA, established the Ozone Transport Assessment Group to develop recommendations for the regional control of NOx, a precursor to ozone, and Volatile Organic Compounds in 37 states east of and bordering the west bank of the Mississippi River and Texas. Coal-fired power plants are a principal target of NOx reductions under this initiative. The EPA initiated the regulatory process to adopt the Ozone Transport Assessment Group recommendations with a State Implementation Plan call issued in October 1998. The EPA NOx State Implementation Plan call requires the equivalent of a uniform 0.15 lb/mm Btu emission rate throughout a 22-state region, including Maryland, Pennsylvania and West Virginia. The compliance date is May 1, 2003. Because many of our generating assets are coal-fired facilities, our compliance with these stringent regulations will require the installation of expensive post-combustion control technologies on most of our power stations. Through 2004, the expected total capital cost of these installations is approximately $440 (or $339 million excluding expenditures related to the West Virginia jurisdictional generating assets that we expect to have transferred to us from Monongahela Power).

     In August 1997, eight northeastern states filed petitions with the EPA requesting the immediate imposition of an up to 85% NOx reduction from utilities located in the Midwest and Southeast, including West Virginia. The petitions claim NOx emissions from these upwind sources prevent the petitioners from meeting the ozone standard. In December 1997, the petitioning states and EPA signed a Memorandum of Agreement to address these petitions in conjunction with the Ozone Transport Assessment Group-related State Implementation Plan call described above. In December 1999, the EPA granted final approval of four of the petitions. The Section 126 petition rulemaking is also under litigation. Our compliance plan for the Section 126 petition rulemaking would be the same as the NOx State Implementation Plan call compliance plan described above.

     The EPA is required by law to regularly review the National Ambient Air Quality Standard for criteria pollutants including ozone, particulate, SO2 and NOx. The EPA promulgated revisions to particulate matter and ozone standards in July 1997. In addition, in May 1999, the EPA promulgated final regional haze regulations to improve visibility in national parks and wilderness areas. The EPA regional haze regulation is also under litigation. If ultimately upheld in court, subsequent state regulations could require additional reduction of SO2 and/or NOx emissions from our facilities.

     The EPA also administers Section 114 of the Clean Air Act to determine compliance with, among other things, the federal new source performance standards. New source performance standards can require the installation of additional air pollution control equipment upon the major modification of an existing facility. In August 2000, Allegheny Energy received a letter from the EPA requiring it to provide certain information in connection with Section 114 concerning generating stations that are now owned by us and Monongahela Power Company. We believe our generating facilities have been operated in accordance with the Clean Air Act and its implementing rules. At issue is whether certain actions at our generating facilities constitute routine maintenance that would not trigger the requirements of the new source performance standards, or a major modification of the facilities that would require compliance with these standards. If the EPA decides that the new source performance standards should be applied to our generating stations, our compliance would require significant expenditures and we may incur significant fines. See also "-- Legal Proceedings -- Environmental Protection Agency Request for Information" for more information.

     The final outcome of the revised ambient standards State Implementation Plan calls, petitions filed with the EPA, and the applicability of new source performance standards cannot be determined at this time.

     In December 2000, the EPA issued a decision to regulate coal- and oil-fired electric utility mercury emissions under Title III, Section 12 of the CAAA. The EPA plans to issue a proposed regulation by December 2003 and a final regulation by December 2004. The timing and level of required mercury emission reductions are unknown at this time.

   WATER STANDARDS

     Under the National Pollutant Discharge Elimination System, permits for all our stations and disposal sites are in place, and all facilities are in compliance with permit terms, conditions and effluent limitations. However, as permits are renewed more stringent permit limitations are being applied. Thus far, we have successfully developed alternate site-specific water quality criteria that are scientifically satisfactory to the regulatory agencies, and have thus avoided incurring the costs of advanced wastewater treatment.

     There is significant activity at the federal level on Clean Water Act issues. Rulemakings are pending, for example regarding the total maximum daily load program, water quality standards, antidegradation review, human health and aquatic life water quality criteria and mixing zones. In addition, the EPA is developing new policies concerning protection of endangered species under the Clean Water Act and imposition of new Clean Water Act requirements to address sediment contamination. The outcome of these rulemakings may fundamentally change the traditional water quality management program from a chemical-specific control of point sources to comprehensive and integrated watershed management.

     Over the past several years, total maximum daily loads have become a significant issue because of successful legal challenges to the EPA's treatment of total maximum daily loads under the Clean Water Act in various states. Resulting consent orders in West Virginia and Pennsylvania require development and implementation of waste loads for point sources and load allocations for nonpoint sources on numerous water bodies not currently meeting water quality standards within a relatively short time frame of twelve years. The direct result of total maximum daily loads will likely be further reductions in the amount of pollutants permitted to be discharged by our power stations located on water quality impaired rivers. The full implications of the developing total maximum daily load program will not be known until the EPA finalizes the proposed rule and total maximum daily loads are developed and implemented in specific watersheds. We are proactively working with interested parties to ensure development of sound and equitable total maximum daily loads.

   HAZARDOUS AND SOLID WASTES

     Pursuant to the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Management Amendments of 1984, the EPA regulates the disposal of hazardous and solid waste materials. Maryland, Ohio, Pennsylvania, Virginia and West Virginia have also enacted hazardous and solid waste management regulations that are as stringent or more stringent than the corresponding EPA regulations.

     We are in a continual process of either obtaining or renewing permits for disposal of hazardous and solid waste materials to meet future disposal needs. All disposal areas are currently operated to be in compliance with their permits.

     In addition to using coal combustion by-products in various power plant applications such as scrubber by-product stabilization at the Harrison and Mitchell Power Stations, we continue to expand our efforts to market coal combustion by-products for beneficial applications and thereby reduce landfill requirements. We and the regulated utility subsidiaries of Allegheny Energy, receive revenues from the external sale and utilization of fly ash, bottom ash and boiler slag. These coal combustion by-products are beneficially used in applications such as cement replacement, anti-skid materials, grit blasting material, mine subsidence, structural fills and grouting of mines and oil wells.

     We are also constructing a processing plant that will convert the flue gas desulfurization by-product from the Pleasants Power Station into a commercial grade synthetic gypsum material to be used in the manufacture of wallboard. The processing plant, which has produced gypsum on a trial basis, is expected, starting in 2001, to supply a minimum of 600,000 tons per year of gypsum to a wallboard manufacturing facility. This process will significantly reduce the amount of by-product sent to an impoundment.

   TOXICS RELEASE INVENTORY

     In 1997, the Clinton Administration announced the expansion of right-to-know toxics release inventory reporting to include electric utilities that use coal and/or oil for the purpose of generating power for commercial distribution. The purpose of toxics release inventory is to provide site specific information on chemical releases to the air, land and water.

     Our operating facilities are required to complete a toxic chemical inventory release form for each listed toxic chemical manufactured, processed, released or otherwise used in excess of threshold levels for the applicable reporting year.

   GLOBAL CLIMATE CHANGE

     Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts and the significant economic and social disruptions that may result from a large-scale reduction in the use of fossil fuels. The Clinton Administration signed the Kyoto Protocol, an international treaty that will require the United States to reduce emissions of greenhouse gases by 7% from 1990 levels in the 2008-2012 time period. With normal economic growth this requirement could mean as much as a 40% reduction of greenhouse gases by 2012. The U.S. Senate has not ratified the Kyoto Protocol.

     We actively participate in a number of groups to address global climate change and help influence policy matters at the domestic and international levels. We also conduct a program to identify cost-effective and voluntary measures that reduce emissions of greenhouse gases in all areas of our business and in areas such as forestry, international projects and emissions trading. We maintain an active climate-related research program and are responsive to the greenhouse gas guidelines suggested in the National Energy Policy Act of 1992. We support EPRI, a nonprofit research organization for global energy suppliers, and Edison Electric Institute's Climate Challenge Initiative, and have committed, together with other system companies, to invest $3 million in an electrotechnology and a renewable energy venture capital fund.

EMPLOYEES

     All employees of Allegheny Energy are employed by Allegheny Energy Service Corporation. As of December 31, 2000, 1,502 employees of Allegheny Energy Service Corporation were dedicated to our company. Of those employees, 329 persons were subject to collective bargaining agreements. Our collective bargaining agreements with our unionized employees will expire at the end of April 2001, if not extended prior to the respective expiration dates. We believe that we have satisfactory relations with both union and non-union employees.

PROPERTIES

     Our corporate offices currently occupy approximately 90,000 square feet of leased space in Monroeville, Pennsylvania pursuant to a lease agreement expiring in 2006, with an option to extend until 2011.

     In addition to our corporate office space, we lease or own various real property and facilities relating to our projects and our development activities. Our project facilities are generally described under the project descriptions contained elsewhere in this document. We believe that we have satisfactory title to our project facilities in accordance with standards generally accepted in the energy industry, subject to the exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

     We believe that our existing office capacity is adequate for our needs at least through calendar year 2005. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

LEGAL PROCEEDINGS

     We are involved in a number of judicial and regulatory proceedings (including those described below) concerning matters arising in connection with the conduct of our business. We believe, based on currently available information, that the ultimate outcome of any proceedings known to us at this time will not have a material adverse effect on our financial condition or results of operations.

   STATE OF NEW YORK AND STATE OF CONNECTICUT LITIGATION

     The Attorney General of the State of New York and the Attorney General of the State of Connecticut in 1999 notified Allegheny Energy of their intent to commence civil actions against Allegheny Energy or certain of its subsidiaries. The letters allege violations at the Fort Martin Power Station under the federal Clean Air Act, including the new source performance standards, which require existing power plants that make major modifications to comply with the same emission standards applicable to new power plants.

     Similar actions may be commenced by other governmental authorities in the future. Fort Martin is a station located in West Virginia and is now jointly owned by us and our affiliate, Monongahela Power. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the state common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of the Fort Martin Power Station. At this time, we are not able to determine what effect, if any, the actions threatened by the Attorneys General of New York and Connecticut may have on us.

   ENVIRONMENTAL PROTECTION AGENCY REQUEST FOR INFORMATION

     On August 2, 2000, Allegheny Energy received a letter from the EPA requiring it to provide certain information on the following ten electric generating stations: Albright, Armstrong, Fort Martin, Harrison, Hatfield's Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith and Willow Island. These electric generating stations are owned by us and Monongahela Power Company. The letter requested information under Section 114 of the federal Clean Air Act to determine compliance with federal Clean Air Act and state implementation plan requirements, including potential application of the new source performance standards, which can require the installation of additional air pollution control equipment upon the major modification of an existing facility. Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in many cases and settlements in some of them. We believe our generating facilities have been operated in accordance with the Clean Air Act and the rules implementing the Clean Air Act. The experience of other utilities, however, suggests that in recent years, the EPA may have revised its interpretation of the rules regarding the determination of whether an action at a facility constitutes routine maintenance that would not trigger the requirements of the new source performance standards, or a major modification of the facility that would require compliance with the new source performance standards. At this time, we are not able to determine what effect, if any, the EPA's inquiry may have on us. If new source performance standards are applied to our generating stations, our compliance would require significant expenditures and we may bear substantial fines.

                           FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements, including projections of our capitalization, results of operations, assets and liabilities and statements with respect to deregulation activities and movements toward competition in states served by us, capital expenditures, resolution and impact of litigation, regulatory matters, liquidity and capital resources and accounting matters. All of this forward-looking information is necessarily only estimated. We cannot assure you that our actual results will not materially differ from expectations or estimates. Actual results have varied materially and unpredictably from past expectations and estimates. Factors that could cause our actual results to differ materially include those discussed under "Risk Factors."

                        SELECTED PROJECTED FINANCIAL DATA

     The projections summarized below are based upon various assumptions and estimates, including those relating to costs of fuel and other production costs, and levels of demand and prices for power, capacity and ancillary services, some of which will prove to be inaccurate. In addition, unanticipated events may occur that could adversely affect our actual results during the projected period. Consequently, our actual results of operations during the projected period will vary from the projections and such variations may be material. We do not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this document, or to reflect the occurrence of unanticipated events.

     The projected financial information included in this document has been prepared by, and is the responsibility of, our company's management. PricewaterhouseCoopers has neither examined nor compiled the accompanying projected financial information and, accordingly, PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect thereto. These projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles. The PricewaterhouseCoopers report included in this document relates to our company's historical financial information. It does not extend to the projected financial information and should not be read to do so.

     ASSUMPTIONS FOR THE SELECTED FINANCIAL PROJECTIONS

     The base financial projection for 2001 was developed in the fourth quarter of 2000 and was based upon our expected results for the first full year of operation with the generating assets that were transferred to us by Potomac Edison and West Penn, and from buy/sell contracts. A significant portion of our revenues are derived from sales to our regulated utility affiliates under contracts to meet their provider-of-last-resort obligations over and above contracts the affiliated delivery companies have in place for capacity and energy supplied under power purchase contracts that they were required to enter into under PURPA. These provider-of-last-resort contracts are to provide for customers' energy needs under Pennsylvania and Maryland customer choice programs. We have assumed that our generating assets will have continued availability of capacity at approximately historical levels and that weather, which affects the level of our sales, will be normal.

     We have projected overall expenses based upon historical experience, expected continued escalation, contractual commitments and on the expected levels of operations required to meet revenue projections. These expenses include mainly fuel, salaries and overheads, and ongoing normal expenditures required to keep facilities operational and in good working condition. Fixed expenses include depreciation, taxes and interest expense associated with ownership of the assets and include our projections of the impact of ongoing capital improvements to overhaul equipment, meet environmental requirements and to develop, maintain or increase output and construct new plants. The projections do not include allowances for large unexpected or unplanned outages that can occur with the operation of complex mechanical equipment such as generating plants or electrical delivery systems. The projections also do not include any expenses related to a potential initial public offering and/or spin-off of us from our parent.

     The projections for the Energy Trading Business that we expect to acquire from Merrill Lynch in March 2001 were developed in the fourth quarter of 2000 and do not include any revenue increases that may result from synergies that may be available from transactions structured to include our assets. These projections include an amortization of goodwill but do not include additional costs that may be incurred to integrate the Energy Trading Business' operations with our existing operations.

     The projections for Monongahela Power's non-West Virginia generating assets were developed in the fourth quarter of 2000 and assume that these assets will be transferred to us on April 1, 2001. The projections represent revenues and expenses adjusted for that portion of operations associated with assets transferred, including revenues from provider-of-last-resort contract obligations. We expect to enter into a provider-of-last-resort contract to meet Monongahela Power's provider-of-last-resort obligations in Ohio.

     The projections relating to the purchase of the Midwest Assets from Enron assume that the acquisition will close on May 1, 2001. The revenue and expense projections assume capture of the expected difference between delivered gas prices and peak wholesale electric market volatility opportunities in the Midwest and surrounding regions. The 2001 projections for the purchase of the Midwest Assets were developed in October 2000, and were based upon the then current natural gas price of $2.43 per million Btu. The capacity factor used was 9%. Since the projections were performed, the price of natural gas has more than doubled. However, we believe that the difference between electricity and natural gas prices experienced in 2001 will not be significantly less than that used in our projections. It is this price difference that determines the profitability of natural gas-fired generating facilities. Electric wholesale market volatility can be much higher, particularly in the summer and, to a lesser extent, in winter, than for other commodity markets. We, therefore, project revenue opportunities and expenses to produce electricity mainly in summer periods while fixed expenses associated with ownership and maintenance of facilities can occur throughout the year.

                        SELECTED PROJECTED FINANCIAL DATA

                                                                                           TRANSFER
                                                                                         OF NON-WEST
                                                                        ENERGY TRADING    VIRGINIA
                                                               BASE        BUSINESS      MONONGAHELA   MIDWEST ASSETS   ADJUSTED
                                             ACTUAL AT    PROJECTION AT   ACQUISITION    POWER ASSETS   ACQUISITION   PROJECTION AT
                                            DECEMBER 31,   DECEMBER 31,     APRIL 1,       APRIL 1,        MAY 1,      DECEMBER 31,
                                               2000            2001           2001           2001           2001          2001
                                             ----------     ----------     ----------     ----------     ----------    ----------
                                                   (dollars in thousands)
Generating capacity
  (MW) .................................          6,472          6,780          1,000            351          1,710          9,841
Total operating revenues ...............     $2,259,572     $2,582,004     $   72,900     $   37,948     $  227,328     $2,920,180
Net revenues(1) ........................        431,455        824,030         72,900         21,215        183,413      1,101,559
EBITDA(2) ..............................        200,311        461,243         61,500          9,021        176,185        707,950
Interest charges,
  excluding amounts
  capitalized ..........................         37,795         62,849         31,875          1,271         49,500        145,495
Ratio of earnings to
  fixed charges(3) .....................          3.82x          5.32x             --             --             --          3.73x
Funds from operations
  (FFO)(4) .............................     $  122,561     $  262,067     $   24,585     $    5,819     $   97,705     $  390,176
FFO interest coverage(5)(6) ............          4.42x          5.17x             --             --             --          3.68x
Property, plant &
  equipment, net .......................     $2,052,868     $2,159,831             --     $   68,483     $1,008,419     $3,236,733
Investments ............................            250            250        587,850             --             --        588,100
Total assets ...........................      2,607,572      2,702,628        617,435         75,557      1,119,404      4,515,024

Total debt .............................        782,448        682,433        495,000         15,951        550,000      1,743 384
Total member's equity ..................        759,643        853,865        122,435         37,362        569,404      1,583,066
                                             ----------     ----------     ----------     ----------     ----------     ----------
Total capitalization ...................     $1,542,091     $1,536,298     $  617,435     $   53,313     $1,119,404     $3,326,450

----------------

 (1) Net revenues means operating revenues from both affiliated and non-affiliated customers (including the trading of wholesale energy), less the cost of fuel consumed, less the cost of purchased power from both affiliated and non-affiliated suppliers, less the cost of electricity transmission. For the year ended December 31, 2000, operating revenues were $2,259,572, cost of fuel consumed was $305,652, purchased power was $1,478,940 and electric transmission costs were $43,525.

 (2) EBITDA is the sum of net income (loss) before income taxes, interest expense (net of capitalized interest) and depreciation and amortization expense. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a subsitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analysts do not calculate it in the same fashion.

 (3) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means net income (loss) before income taxes and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, less interest capitalized. "Fixed charges" means interest expense, plus interest capitalized, plus amortization of debt issuance costs, plus the estimated interest component of rent expense. For the year ended December 31, 2000, earnings was composed of net income before income taxes, minority interest and income from equity investee ($108,412), fixed charges ($39,505), amortization of capitalized interest ($110), distributed income of equity investee ($7,200) and interest capitalized ($4,337). Fixed charges include interest charges ($37,795) and the estimated interest component of rent expense ($1,710).

 (4) FFO is net income, plus depreciation and amortization, plus non-cash interest expense, plus increase in deferred taxes, plus minority interest in net income, plus other non-cash charges.

 (5) FFO interest coverage is the sum of FFO and cash interest paid divided by net interest expense.

 (6) We estimate that the annualized FFO interest coverage ratio for 2001 (assuming the 2001 transactions occurred at the beginning of the year rather than the actual date of the transactions and that the corresponding interest expense was incurred for the entire year) would have been 3.61x.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                      CONSOLIDATED STATEMENT OF OPERATIONS

     The selected historical consolidated statement of operations as set forth below has been derived from our consolidated financial statements and the related notes. Our audited consolidated financial statements for the year ended December 31, 2000 and for the period from November 18, 1999 through December 31, 1999 are included elsewhere in this document.

     The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes.

                                                                     FROM
                                                              NOVEMBER 18, 1999
                                            YEAR ENDED        INCEPTION DATE TO
                                         DECEMBER 31, 2000    DECEMBER 31, 1999
                                         -----------------    -----------------
                                                     (in thousands)

OPERATING REVENUES:
  Retail ...............................    $  197,189            $   21,283
  Wholesale ............................     1,285,102                73,259
  Affiliated ...........................       777,281                46,332
                                            ----------            ----------
    Total Operating Revenues ...........     2,259,572               140,874
                                            ----------            ----------

OPERATING EXPENSES:
  Operation:
    Fuel ...............................       317,198                18,081
    Purchased power ....................     1,478,940                82,191
    Other ..............................       124,871                 9,865
    Maintenance ........................        80,831                 4,286
    Depreciation and amortization ......        55,284                 7,975
    Taxes other than income taxes ......        58,455                 5,506
                                            ----------            ----------
      Total Operating Expenses .........     2,115,579               127,904
                                            ----------            ----------
      Operating Income .................       143,993                12,970
                                            ----------            ----------

OTHER INCOME AND EXPENSES ..............         3,542                 1,159
                                            ----------            ----------

INTEREST CHARGES:
    Interest charges ...................        37,795                 2,305
    Interest capitalized ...............        (4,337)                 (212)
                                            ----------            ----------
      Total Interest Charges ...........        33,458                 2,093
                                            ----------            ----------
  Consolidated Income before Income
    Taxes and Minority Interest ........       114,077                12,036
                                            ----------            ----------

FEDERAL AND STATE INCOME TAXES .........        36,081                 2,504
                                            ----------            ----------

MINORITY INTEREST ......................         2,508
                                            ----------            ----------

CONSOLIDATED NET INCOME ................    $   75,488            $    9,532
                                            ==========            ==========

     The following table describes the historical operating data for generating assets that we acquired from West Penn and Potomac Edison, regulated utility subsidiaries of Allegheny Energy, and AYP Energy, an unregulated subsidiary of Allegheny Energy.

                      TABLE OF HISTORICAL OPERATING DATA(1)

                                                                          YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------------------------------------------
                                               1996              1997              1998              1999              2000
                                           -----------       -----------       -----------       -----------       -----------
Total capacity-MW ......................         5,070             5,070             5,124             5,482             5,515
Average availability factor ............         86.22%            86.04%            85.39%            85.86%            83.75%
Average capacity factor ................         65.88             68.73             69.75             63.83             70.30
Net generation excluding
  plant use-MWh ........................    29,341,000        30,526,000        31,308,000        30,652,000        34,055,000
Fuel per MWh-$/MWh .....................   $     12.84       $     12.99       $     12.82       $     12.07       $     11.72
Operating and maintenance cost
  (other than fuel) per MWh-$/MWh ......          4.21              3.95              3.47              3.72              3.73
Total operating and maintenance cost ...
  including fuel per MWh-$/MWh .........         17.05             16.93             16.28             15.79             15.45

----------

(1) West Penn transferred 3,778 MW of generating assets to us on November 18, 1999. Potomac Edison transferred approximately 2,100 MW of generating assets to us on August 1, 2000. This table also includes 276 MW of generating capacity that we purchased from AYP Energy in December 1999. We have not included the Ohio Valley Electric Corporation capacity or any of our hydro-electric capacity.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "RISK FACTORS," "SELECTED CONSOLIDATED FINANCIAL DATA," AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS DOCUMENT.

OVERVIEW

     In 1999, our company, a wholly-owned subsidiary of Allegheny Energy, Inc., which we refer to as Allegheny Energy, was formed in order to consolidate Allegheny Energy's deregulated generating assets into a single company that is not subject to state regulation of sales prices. We currently own 6,472 MW of generating assets, which includes generating assets transferred to us by West Penn, a regulated utility subsidiary of Allegheny Energy, in November 1999, and Potomac Edison, another regulated utility subsidiary of Allegheny Energy, in August 2000. It is our goal to complete the transfer of 2,434 MW of generating assets to us from Monongahela Power, another regulated utility subsidiary of Allegheny Energy. See "-- Significant Events in 2000 and 1999 -- Transfer of Generating Assets" below. Additionally, Allegheny Energy has petitioned the SEC for authorization to transfer 220 MW of generating assets to us.

     We are an energy company that markets competitive wholesale and retail electricity. We intend to become a national energy merchant company with an additional 5,048 MW of announced additions of generating capacity either through acquisitions, contractual control of capacity or construction of facilities in Arizona, California, Illinois, Indiana, Pennsylvania and Tennessee. See "--Significant Events in 2000 and 1999 -- Additional Generation" below.

     The table below summarizes the electric generating capacity that we own, control or are awaiting transfer of.

                                                           CAPACITY     COST
                                                             (MW)      PER KW
                                                            ------     ------
Company-owned generation ................................    6,472       $277
Affiliate generation to be transferred to us ............    2,654        282
Announced additions(1) ..................................    5,048        587
                                                            ------      -----
Total/Average ...........................................   14,174       $389
                                                            ======      =====


--------------------
 (1) Reflects the estimated cost of facilities under construction and pending acquisitions of generating capacity.

                              --------------------

     Allegheny Energy is considering additional ways of maximizing the value of our generating assets, including, by partnering with other generation companies, having us converted into a corporation and selling all or a portion of our common equity through an initial public offering, or combining an initial public offering with a spin-off of our remaining common equity to Allegheny Energy's shareholders. No decision has been made as to when or whether any such transactions will be executed.

SIGNIFICANT EVENTS IN 2000 AND 1999

   TRANSFER OF GENERATING ASSETS

     During the fourth quarter of 1999, we negotiated the transfer by West Penn of its deregulated generating capacity, totaling 3,778 MW, to us at net book value. In August 2000, we negotiated the transfer to us by Potomac Edison of its approximately 2,100 MW generating assets at net book value.

     Under the terms of the deregulation plans approved in Pennsylvania for West Penn and in Maryland for Potomac Edison, West Penn and Potomac Edison retain the obligation to provide electricity to all customers that do not choose an alternative electricity supplier during a transition period. For West Penn, the Pennsylvania transition period continues through December 31, 2008 for all customers. For Potomac Edison, the transition period for Maryland residential customers continues through December 31, 2008, and for all other Maryland customers through December 31, 2004.

     Pursuant to provider-of-last-resort contracts, we must supply West Penn and Potomac Edison with sufficient power during the Pennsylvania and Maryland transition periods. Under these contracts, we must provide these regulated utility subsidiaries of Allegheny Energy with the amount of electricity, up to their retail load, that they may demand during the transition periods. These contracts currently represent a significant portion of the normal operating capacity of our fleet of generating assets. These contracts may be terminated by us with twelve months' notice. Our obligations under provider-of-last-resort contracts decrease over the relevant transition periods as customers lose the provider-of-last-resort benefit. We plan to renegotiate these provider-of-last-resort contracts to bring the contracted prices closer to market prices, through a volume or price adjustment. We expect to provide power under similar contracts to Potomac Edison in Virginia and West Virginia, and to Monongahela Power, another regulated utility subsidiary of Allegheny Energy, in Ohio and West Virginia, as these states implement customer choice.

     Retail competition was effective in Ohio on January 1, 2001. In October 2000, the Ohio Public Utility Commission approved an agreement permitting Monongahela Power to transfer its Ohio jurisdictional generating assets to us at net book value on or after January 1, 2001. Together with the previously FERC deregulated assets, these assets comprise approximately 351 MW of capacity. We expect to complete the transfer of these generating assets to us from Monongahela Power in the first half of 2001 regardless of whether legislation implementing the deregulation plan in West Virginia is passed.

     In March 2000, the West Virginia Legislature passed House Resolution 27 approving, with certain modifications, an electric deregulation plan submitted by the West Virginia Public Service Commission. The plan provided for customer choice of a generation supplier for all customers and allowed Monongahela Power to transfer the West Virginia portion of its generating assets to us.

     In June 2000, the West Virginia Public Service Commission issued an order regarding the transfer to us of approximately 2,083 MW of generating assets of Monongahela Power. The order requires Monongahela Power to file with the West Virginia Public Service Commission a petition seeking a finding that a proposed transfer of generating assets complies with the conditions of the deregulation plan. The order also permits Monongahela Power to submit a petition seeking approval to transfer its West Virginia jurisdictional generating assets prior to the implementation of the deregulation plan. In a petition filed in August 2000, and supplemented in October 2000, Monongahela Power has sought West Virginia Public Service Commission approval to transfer its West Virginia jurisdictional generating assets to us, contemporaneously with the transfer of its Ohio jurisdictional generating assets. Under House Resolution 27, the West Virginia deregulation plan may be implemented only when the West Virginia Legislature enacts certain tax changes regarding the preservation of tax revenues for state and local government. We now consider it highly unlikely that legislative action will occur in West Virginia in 2001. If legislative action does not occur, we intend to explore other ways to complete the transfer to us of Monongahela Power's West Virginia jurisdictional generating assets.

     RECLASSIFICATION OF AGC INTEREST. The asset transfers from West Penn and Potomac Edison included West Penn's 45% and Potomac Edison's 28% ownership of Allegheny Generating Company, or AGC. As a result of the transfer, our ownership of AGC increased from 45% as of July 31, 2000, to 73% as of August 1, 2000, with the remaining interest in AGC owned by Monongahela Power. Through July 31, 2000, we utilized the equity method of accounting for our investment in AGC. Effective August 1, 2000, our consolidated financial statements include the operations of AGC and the related minority interest.

     Prior to August 1, 2000, we reported a liability for an adverse power purchase commitment for electric generation acquired from AGC. In connection with the consolidation of AGC as of August 1, 2000, this adverse power purchase commitment liability has been reclassified as a reduction in property, plant and equipment owned by AGC. This reclassification reflects the impairment of AGC assets that was previously calculated. However, due to the fact that AGC assets were not included in our financial statements, it was reported as an adverse purchase commitment.

   ADDITIONAL GENERATION

In November 2000, Allegheny Energy announced the signing of a definitive agreement with Enron North America, a wholly-owned subsidiary of Enron Corporation, under which we will purchase three natural gas-fired generating facilities in the Midwest for approximately $1.028 billion. We refer to these facilities as our Midwest Assets. The purchase includes the following generating assets, all of which have been in service since June 2000:

the 546 MW Gleason plant in Gleason, Tennessee; the 508 MW Wheatland plant in Wheatland, Indiana; and the 656 MW Lincoln Energy Center plant in Manhattan, Illinois. We anticipate that this acquisition transaction will close in the second quarter of 2001. Our Midwest Assets will provide us with additional natural gas-fired generating capacity within the East Central Area Reliability Region, the Mid-America Interconnected Network and the Southeastern Electric Reliability Council.

     In January 2001, we announced that as part of our acquisition of the Energy Trading Business from Merrill Lynch, we will gain long-term contractual control of 1,000 MW of generation capacity in Southern California. See "-- Acquisition of Energy Trading Business" for more information about this acquisition.

     In October 2000, Allegheny Energy announced that we plan to construct a 1,080 MW natural gas-fired generating facility in La Paz County, Arizona, approximately 75 miles west of Phoenix. We expect construction to begin on the $540 million combined-cycle facility in 2002. When completed in 2005, the facility will allow us to sell generation into Arizona and other states served by the Western Systems Coordinating Council, including all or parts of California, Colorado, Montana, Nevada, New Mexico, Oregon, Utah, Washington, Wyoming and Western Canada.

     In January 2000, we announced the construction of a 540 MW combined-cycle generating plant in Springdale, Pennsylvania, at a cost of $318 million. The new facility will include two natural gas-fired combustion turbines and a steam turbine. We expect this facility to be operational and providing power for sale into competitive markets in 2003.

     In January 2001, we announced plans to construct a 630 MW natural gas-fired merchant generating facility in St. Joseph County, Indiana, approximately 10 miles west of South Bend. We expect construction on the facility to begin in 2002 and to be completed in two stages. We will construct two 44 MW simple-cycle combustion turbines in 2003, followed by the addition of 542 MW of combined-cycle capacity in 2005. When completed, the facility will allow us to sell additional generation into Midwest markets.

     In January 2001, Allegheny Energy purchased 83 MW of Potomac Electric Power Company's share in the 1,711 MW Conemaugh generating station in west-central Pennsylvania at a cost of approximately $78 million. We anticipate that Allegheny Energy will transfer these generating assets to a subsidiary of our company in 2001. This purchase will enhance our presence in the PJM market.

     In September 2000, Allegheny Energy announced that its subsidiary, Allegheny Energy Supply Hunlock Creek, LLC, along with partner UGI Development, a subsidiary of UGI Corporation, will market generating output from facilities at UGI's Hunlock Creek generating station near Wilkes-Barre, Pennsylvania. In addition to sharing 48 MW of existing coal-fired generation at Hunlock Creek, Allegheny Energy Supply Hunlock Creek, LLC installed a 44 MW natural gas-fired combustion turbine on property owned by UGI in the fourth quarter of 2000. UGI Development and Allegheny Energy Supply Hunlock Creek, LLC will jointly share in the combined output of the coal-fired and combustion turbine generating units. UGI operates the facilities. Allegheny Energy Supply Hunlock Creek, LLC will remain a subsidiary of Allegheny Energy until approvals are obtained to transfer the subsidiary to us. We anticipate that the transfer will be completed in 2001. The venture will give us access to 46 MW of generating capacity to sell into the PJM market.

     In 1999, Allegheny Energy Units No. 1 & 2, LLC, a subsidiary of Allegheny Energy, completed construction of and placed into operation two 44 MW, simple-cycle gas combustion turbines in Springdale, Pennsylvania. Allegheny Energy's goal is to transfer the subsidiary to us during 2001. We also plan to install two 44 MW simple-cycle combustion turbines in Harrison City, Pennsylvania during 2001. The estimated cost of the two Harrison City combustion turbines is $51 million.

     The Conemaugh, Hunlock Creek, and Springdale, Pennsylvania generating assets described above are exempt wholesale generators under the Public Utility Holding Company Act. An exempt wholesale generator is not subject to portions of the regulatory structure otherwise generally applicable to electric utilities and their holding companies. SEC approval is required for us to own exempt wholesale generating facilities. Allegheny Energy has petitioned the SEC for approval for the transfer to us of 220 MW of exempt wholesale generating facilities by subsidiaries of Allegheny Energy. We expect SEC approval of the transfers in the first half of 2001.

   ACQUISITION OF ENERGY TRADING BUSINESS

     In January, 2001, we announced a definitive agreement to acquire the Energy Trading Business from Merrill Lynch. We believe the Energy Trading Business will give us the opportunity to significantly enhance the returns on our growing portfolio of generation assets, enable us to better assess market opportunities for our new development projects, allow us to manage our fuel and electricity commodity risk more effectively and improve our product offerings. Under the acquisition agreement, we will pay Merrill Lynch $490 million in cash plus a 2% equity interest in our company. The transaction will be accounted for under the purchase method of accounting.

     The acquisition of the Energy Trading Business includes support infrastructure that will be integrated with our existing trading business upon completion of the transaction. We will acquire the Energy Trading Business' established trading business, proprietary models and risk management system, and professional and support personnel. Under the agreement, Merrill Lynch will refer its clients with energy trading needs to us for 30 months.

     We expect the transaction to be completed in March 2001.

REVIEW OF OPERATIONS

     We refer to the period from our inception on November 18, 1999 to December 31, 1999, as the 1999 period.

   EARNINGS SUMMARY

     Consolidated net income for the year ended December 31, 2000 and for the 1999 period was as follows:

                                                                   FROM
                                                             NOVEMBER 18, 1999
                                          YEAR ENDED         INCEPTION DATE TO
                                       DECEMBER 31, 2000     DECEMBER 31, 1999
                                       -----------------     -----------------
                                                    (in thousands)
Income before income taxes and
  minority interest .................     $114,077             $12,036
Federal & state income taxes ........      (36,081)             (2,504)
Minority interest ...................       (2,508)                 --
                                          --------             -------
    Consolidated net income .........     $ 75,488             $ 9,532
                                          ========             =======


                              --------------------

     For the year ended December 31, 2000, earnings reflect the growth in the energy supply business, which in part, was due to the availability of the final one-third of generating assets of West Penn and the August 1, 2000 transfer of Potomac Edison's generating assets to us. Consolidated net income for the 1999 period represented earnings on the two-thirds of West Penn generating assets that were transferred to us on November 18, 1999, generating assets transferred to us in December 1999 from another affiliate, and other marketing activities.

   OPERATING REVENUES

     Total operating revenues for the year ended December 31, 2000, and for the 1999 period were as follows:

                                                                   FROM
                                                             NOVEMBER 18, 1999
                                          YEAR ENDED         INCEPTION DATE TO
                                       DECEMBER 31, 2000     DECEMBER 31, 1999
                                       -----------------     -----------------
                                                    (in thousands)
Operating revenues:
  Retail .........................        $  197,189              $ 21,283
  Wholesale ......................         1,285,102                73,259
  Affiliated .....................           777,281                46,332
                                          ----------              --------
    Total operating revenues .....        $2,259,572              $140,874
                                          ==========              ========


                              --------------------

     RETAIL. We continue to enter into retail markets as an alternative generation supplier in states where retail competition has been implemented. In 2000, we had approximately 170,000 retail customers in Pennsylvania, New Jersey, Ohio, Maryland, and Delaware.

     WHOLESALE. As a result of the Electricity Generation Customer Choice and Competition Act in Pennsylvania, two-thirds of West Penn's generation was available in November 1999 and the final one-third was available in the first quarter of 2000, for sale into the deregulated marketplace, subject to our obligations under a provider-of-last-resort contract. In addition, on August 1, 2000, our affiliate, Potomac Edison, transferred to us its approximately 2,100 MW of generating assets. As a result, we had more generation available for sale in 2000 into the deregulated wholesale marketplace. We also engaged in increased buy-sell transactions to optimize the value of our generating assets in the unregulated marketplace and to take advantage of arbitrage opportunities between adjacent markets. Wholesale revenues in 2000 also include an $8.4 million net gain to reflect the fair value of our energy trading contracts as described under "-- Energy Trading Activities" below.

     AFFILIATED. In Maryland and Pennsylvania, we entered into contracts to supply our regulated utility affiliates, West Penn and Potomac Edison, with power through various periods up to 2008, subject to termination by us with twelve months notice. Under these contracts, referred to as provider-of-last-resort contracts, we must provide these regulated utility affiliates with the amount of electricity, up to their retail load, that they may demand. We expect to provide power pursuant to similar obligations to Potomac Edison in Virginia and West Virginia, and Monongahela Power, in Ohio and West Virginia, as these states implement customer choice. Currently in Virginia, we make wholesale sales of electricity to Potomac Edison to meet its regulated retail sales.

     The transfer of Potomac Edison's generating assets to us on August 1, 2000, included Potomac Edison's assets located in West Virginia. A portion of these assets have been leased back to Potomac Edison to serve its West Virginia jurisdictional retail customers. Affiliated revenue in 2000 includes $37.1 million for this rental income. The lease term is one year, but may be modified upon mutual agreement of both parties.

   OPERATING EXPENSES

     FUEL EXPENSES. Fuel expenses were $317.2 million for the year ended December 31, 2000 and $18.1 million for the 1999 period. Fuel expenses represent primarily the cost of fuel consumed by our generating stations. During 2000, we purchased approximately 88% of our fuel requirements under long-term arrangements (terms of greater than 12 months). We depend on short-term arrangements and spot purchases for our remaining requirements. Until 2005, we expect to satisfy our total coal requirements with coal acquired under existing contracts or from other suppliers. We are required to absorb the risk of fuel price increases under our provider-of-last-resort contracts with the regulated utility subsidiaries of Allegheny Energy.

     As of December 31, 2000, we owned generating assets with total capacity of 6,472 MW of which 86% was coal-fired, 10% was pumped-storage and hydroelectric, and 4% was oil and gas-fired.

     PURCHASED POWER. Purchased power costs were $1,478.9 million for the year ended December 31, 2000, and $82.2 million for the 1999 period. Purchased power costs increased in 2000 due to increased buy-sell transactions in the fourth quarter of 2000, power purchased to fulfill our provider-of-last-resort contract obligations to West Penn and Potomac Edison and unplanned first quarter generating plant outages which caused us to make purchases of higher-priced power on the open energy market.

     OTHER OPERATION EXPENSES. Other operation expenses were $124.9 million for the year ended December 31, 2000, and $9.9 million for the 1999 period. Other operation expenses include power station operating costs, salaries, wages and employee benefits, transmission purchases and other operating costs. The increases in the other operation expenses for 2000 were primarily due to increased purchasing of transmission of electricity for delivery of energy to customers and expenses related to the operation of generating assets transferred during the year 2000.

     MAINTENANCE EXPENSES. Maintenance expenses were $80.8 million for the year ended December 31, 2000, and $4.3 million for the 1999 period. Maintenance expenses represent costs incurred to maintain the power stations and general plant and reflect routine maintenance of equipment as well as planned repairs and unplanned expenditures primarily from forced outages at the power stations. Variations in maintenance expense result primarily from unplanned events and planned projects, which vary in timing and magnitude depending upon the length of time equipment has been in service without an overhaul and the amount of work found necessary when the equipment is inspected.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $55.3 million for the year ended December 31, 2000, and $8.0 million for the 1999 period. Our depreciation and amortization expenses for 2000 reflect the transfer of the generating assets of West Penn and the August 1, 2000 transfer of Potomac

Edison's generating assets. AGC's depreciation expenses of $7.1 million are also included in 2000 for the period August 1 through December 31, 2000, when AGC was a majority-owned consolidated subsidiary.

     TAXES OTHER THAN INCOME TAXES. Taxes, other than income taxes, were $58.5 million for the year ended December 31, 2000, and $5.5 million for the 1999 period. Total taxes, other than income taxes, consist primarily of gross receipts, taxes on revenues from retail customers, property taxes and West Virginia business and occupation taxes. The level of taxes other than income for the year 2000 reflects the transfer of the remaining one-third of generating assets of West Penn and the August 1, 2000, transfer of Potomac Edison's generating assets.

   OTHER INCOME, NET

     Other income, net, was $3.5 million for the year ended December 31, 2000, and $1.2 million for the 1999 period. Other income, net, primarily represents our shares of the equity in earnings of AGC through July 2000.

   INTEREST CHARGES

     Interest on long-term debt and other interest for the year ended December 31, 2000, and for the 1999 period were as follows:

                                                                    FROM
                                                              NOVEMBER 18, 1999
                                           YEAR ENDED         INCEPTION DATE TO
                                        DECEMBER 31, 2000     DECEMBER 31, 1999
                                        -----------------     -----------------
                                                     (in thousands)
Interest on long-term debt ...........       $29,221               $ 2,135
Other interest .......................         8,574                   170
Interest capitalized .................        (4,337)                 (212)
                                            --------               -------
    Total interest charges ...........       $33,458               $ 2,093
                                            ========               =======


                              --------------------

     The interest on long-term debt for 2000 reflects interest on $230.8 million and $184.2 million of pollution control debt associated with the November 1999 transfer of West Penn and August 2000 transfer of Potomac Edison assets, respectively. We also assumed debt in the form of a $130 million bank loan in connection with the purchase of 276 MW of unregulated generating capacity from an Allegheny Energy unregulated subsidiary which was refinanced with short-term debt in October 2000. The weighted average interest rate on long-term debt at December 31, 2000 was 6.1%. For additional information regarding our short-term and long-term debt, see " -- Financial Condition, Requirements and Resources -- Financing."

     Other interest expense represents interest expense for loans from Allegheny Energy and borrowings from banks and commercial paper. Capitalized interest costs are related to interest on capital expenditures and were recorded in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 34, "Capitalizing Interest Costs."

   FEDERAL AND STATE INCOME TAXES

     Federal and state income taxes were $36.1 million for the year ended December 31, 2000, and $2.5 million for the 1999 period. See Note E to our consolidated financial statements which provides a further analysis of income tax expenses.

   MINORITY INTEREST

     Minority interest was $2.5 million for the year ended December 31, 2000 and nil for the 1999 period. The minority interest for the year ended December 31, 2000 represents Monongahela Power's 27% minority interest in AGC. On August 1, 2000, Potomac Edison, a regulated utility subsidiary of Allegheny Energy, transferred all of its generating assets, except certain hydroelectric facilities located in Virginia, to us at net book value. The asset transfer included Potomac Edison's 28% ownership of AGC. As a result of transfer, our ownership increased from 45% as of July 31, 2000, to 73% as of August 1, 2000. Effective August 1, 2000, our consolidated financial statements include the operations of AGC and the related minority interest.

 FINANCIAL CONDITION, REQUIREMENTS AND RESOURCES

   LIQUIDITY AND CAPITAL REQUIREMENTS

     To meet cash needs for operating expenses, the payment of interest, retirement of debt, and for our acquisition and construction programs, we have used internally generated funds, member contributions from Allegheny Energy and external financings, such as debt instruments, installment loans and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, our cash needs and our capital structure objectives. The availability and cost of external financings depend upon our financial condition and market conditions.

     Our construction expenditures were $177.1 million for 2000 and $50.8 million for 1999. We estimate our capital expenditures, excluding expenditures related to Monongahela Power's West Virginia jurisdictional generating assets, other than construction expenditures to be $1,712 million for 2001, which includes $1,028 million for the Midwest Assets and $490 million and 2% of our equity for our acquisition of the Energy Trading Business. Estimated construction expenditures, excluding expenditures related to Monongahela Power's West Virginia jurisdictional generating assets, include $148 million in 2001 and $169 million in 2002 for environmental control technology. Future construction expenditures will reflect additions of generating capacity to sell into deregulated markets. As described under "-- Significant Continuing Issues -- Environmental Issues" below, we could potentially face significant mandated increases in capital expenditures and operating costs related to environmental issues. We also have additional capital requirements for debt maturities. See Note H to our consolidated financial statements.

   INTERNAL CASH FLOW

     Internal generation of cash, consisting of cash flows from operations reduced by dividends to parent, was $127 million in 2000, compared to a loss of $7 million in the 1999 period. The 1999 negative internal cash flow resulted primarily from the timing of payments and receipts for accounts receivable and payable since inception.

   FINANCING

     Our total long-term debt was $563.4 million for the year ended December 31, 2000, and $356.2 million for the 1999 period.

     When we were formed in November 1999, we assumed $230.8 million of pollution control debt from West Penn in connection with the transfer of the West Penn generating assets to us. In December 1999, we assumed debt in the form of a $130 million bank term loan in connection with the purchase of 276 MW of unregulated generating capacity at Fort Martin Unit No. 1 from an Allegheny Energy unregulated subsidiary. The interest rate on the $130 million term loan in 1999 was priced at LIBOR plus a spread and was reset quarterly. This debt was refinanced in October 2000 with short-term debt. On August 1, 2000, we assumed $184.2 million of pollution control debt in connection with the transfer to us of Potomac Edison's generating assets.

     On June 1, 2000, Potomac Edison issued $80 million floating rate private placement notes, due May 1, 2002, assumable by us upon our acquisition of Potomac Edison's Maryland jurisdictional generating assets. In August 2000, after the Potomac Edison generating assets were transferred to us, the notes were remarketed as our floating rate (three-month LIBOR plus .80%) notes with the same maturity date. We did not receive additional proceeds.

     Short-term debt increased to $198 million in 2000 and consists of commercial paper borrowings of $166 million and notes payable to Allegheny Energy and our affiliates of $32 million at rates comparable to short-term rates. At December 31, 2000, unused lines of credit with banks were $180 million. We have approval from the SEC to borrow in aggregate of $400 million, including AGC's permission to borrow up to $100 million, to satisfy our short-term financing needs.

     In November 2000, we consummated an operating lease transaction relating to the construction of a 540 MW combined-cycle generating plant located in Springdale, Pennsylvania. This transaction was structured to finance the construction of the plant with a maximum commitment amount of $318.4 million. Upon completion of the plant, a special purpose entity will lease the plant to us. Lease payments, to be recorded as rent expense, are estimated at $1.9 million per month, commencing during the second half of 2003 through 2005. Subsequently, we have the right to negotiate up to two five-year renewal terms or purchase the plant for the lessor's investment or sell the plant and pay the difference between the proceeds and the lessor's investment up to a maximum recourse amount of approximately $275 million.

     We intend to finance the purchase of the Energy Trading Business through a combination of new debt and an equity ownership transfer. We plan to issue $490 million of new debt. In addition, as part of the purchase price of the Energy Trading Business, we will transfer a 2% equity ownership to Merrill Lynch. If we do not receive regulatory approvals to transfer the ownership share, we will instead pay Merrill Lynch a negotiated amount.

     We intend to finance the purchase of the Midwest Assets by cash received by Allegheny Energy from the sale of approximately $500 million of its common stock and an initial bridge loan for the remaining purchase requirements of approximately $528 million plus transaction costs. Allegheny Energy will either contribute the proceeds from its sale of common stock or loan them to us under an interest-bearing note which will be retired through either the proceeds from our initial public offering or equity from Allegheny Energy.

     We anticipate meeting our other 2001 cash needs through internal cash generation, cash on hand, short-term borrowings as necessary, external financings, lease arrangements, and by issuing other debt and equity.

SIGNIFICANT CONTINUING ISSUES

   ELECTRIC ENERGY COMPETITION

     The electricity supply segment of the electric industry in the United States is becoming increasingly competitive. The federal Energy Policy Act of 1992 deregulated the wholesale exchange of power within the electric industry by permitting the FERC to compel electric utilities to allow third parties to sell electricity to wholesale customers over their transmission systems. This resulted in open access transmission tariffs being established nationwide. We continue to be an advocate of federal legislation to remove artificial barriers to competition in electricity markets, avoid regional dislocations and ensure level playing fields.

     In addition to the wholesale electricity market becoming more competitive, the majority of states have taken active steps toward allowing retail customers the right to choose their electricity supplier.

     Allegheny Energy is at the forefront of state-implemented retail competition, having negotiated settlement agreements in all of the states that West Penn, Potomac Edison and Monongahela Power, its regulated utility subsidiaries, serve. Pennsylvania and Maryland have retail choice programs in place. In October 2000, Ohio approved the implementation of a deregulation plan for Monongahela Power beginning January 1, 2001.

     ACTIVITIES AT THE FEDERAL LEVEL. Allegheny Energy continues to seek enactment of federal legislation to bring choice to all retail electric customers, deregulate the generation and sale of electricity on a national level, and create a more liquid, free market for electric power. Fully meeting challenges in the emerging competitive environment will be difficult for us unless certain outmoded and anti-competitive laws, specifically the Public Utility Holding Company Act of 1935, which we call PUHCA, and the mandatory purchase provisions contained in Section 210 of the Public Utility Regulatory Policies Act of 1978, which we call PURPA, are repealed or significantly revised. We continue to advocate the repeal of PUHCA and Section 210 of PURPA on the grounds that they are obsolete and anti-competitive and that PURPA results in utility customers paying above-market prices for power. H.R. 2944, which was sponsored by U.S. Representative Joe Barton, was favorably reported out of the U.S. House of Representatives Commerce Subcommittee on Energy and Power in the 106th Congress. While the bill did not mandate a date certain for customer choice, several key provisions favored by us were included in the legislation, including an amendment that allowed existing state restructuring plans and agreements to remain in effect. Other provisions addressed important priorities by repealing PUHCA and the mandatory purchase provisions of PURPA. Although there was considerable activity and discussion on this bill and several other bills in the House and Senate, that activity fell short of moving consensus legislation forward prior to adjournment of the 106th Congress. We anticipate that the 107th Congress will address these issues in 2001.

     WEST VIRGINIA ACTIVITIES. In March 1998, the West Virginia Legislature passed legislation that directed the West Virginia Public Service Commission to develop a restructuring plan which would meet the dictates and goals of the legislation. In January 2000, the West Virginia Public Service Commission submitted a restructuring plan to the legislature for approval that would open full retail competition on January 1, 2001. On March 11, 2000, the West Virginia Legislature approved the West Virginia Public Service Commission's plan, but assigned the tax issues surrounding the plan to the 2000 Legislative Interim Committees to recommend the necessary tax changes before the plan can be implemented. The start date of competition is contingent upon the necessary tax changes being made and approved by the Legislature.

     The West Virginia Public Service Commission approved Potomac Edison's request to transfer its generating assets to us on or after July 1, 2000, and established a process for obtaining approval of the transfer of Monongahela Power's West Virginia generating assets on or before the starting date for customer choice. Potomac Edison's assets were transferred to us on August 1, 2000.

     OHIO ACTIVITIES. As of January 1, 2001, Ohio permitted all customers to choose their electricity supplier and implemented a five-year transition to market rates. The Ohio Public Utility Commission has approved a restructuring plan that allows Monongahela Power to transfer its Ohio generating assets to us at net book value.

     VIRGINIA ACTIVITIES. The Virginia State Corporation Commission allowed Potomac Edison to transfer certain utility securities, certain contractual entitlements and generating assets, excluding certain hydro facilities located in Virginia, to a non-regulated affiliate at net book value. On July 11, 2000, the Virginia State Corporation Commission granted approval for the transfer. On July 26, 2000, the Virginia State Corporation Commission further approved a rate settlement associated with the transfer. The transfer to us occurred on August 1, 2000.

     On December 14, 2000, the Virginia State Corporation Commission issued an order approving Potomac Edison's application to transfer its Virginia hydroelectric assets to Green Valley Hydro, LLC at net book value. The transfer will functionally separate Potomac Edison's Virginia hydroelectric facilities from its distribution and transmission facilities, consistent with the functional separation requirements of the Virginia Electric Utility Restructuring Act. At the conclusion of the transfer, Green Valley Hydro, LLC will be our subsidiary. We received prior SEC approval for the transfer; however, because Virginia State Corporation Commission approval did not exist at that time of the SEC order, we must file for a release of jurisdiction from the SEC. We expect that the SEC will approve the formation of Green Valley Hydro, LLC in the second quarter of 2001. We plan to then complete all transfers to us of the Virginia hydroelectric assets.

   ENVIRONMENTAL ISSUES

     The Environmental Protection Agency nitrogen oxides, or NOx, State Implementation Plan (SIP) call regulation has been under litigation. The EPA's SIP call rule finds that 22 Eastern states, including Maryland, Pennsylvania and West Virginia, and the District of Columbia are contributing significantly to ozone nonattainment in downwind states. The final rule declares that this downwind nonattainment will be eliminated or sufficiently mitigated if the upwind states reduce their NOx emissions by an amount that is precisely set by the EPA on a state-by-state basis. The final SIP call rule requires that all state-adopted NOx reduction measures must be implemented by May 1, 2003. In March 2000, the District of Columbia Circuit Court of Appeals issued a decision that basically upheld the regulation. Although the court did issue an order to delay the compliance date from May 1, 2003, until May 31, 2004, both the Maryland and Pennsylvania state rules to implement the EPA NOx SIP call regulation still require compliance by May 1, 2003. West Virginia has issued a proposed rule that would postpone compliance until May 1, 2005. However, the EPA
Section 126 petition regulation also requires the same level of NOx reductions as the EPA NOx SIP call regulation with a May 1, 2003, compliance date. The EPA
Section 126 petition rule is also under litigation in the District of Columbia Circuit Court of Appeals, with a decision expected in early 2001. Our compliance with such stringent regulations will require the installation of expensive post-combustion control technologies on most of our power stations. Our construction forecast includes the expenditure of approximately $440 million in total capital costs through 2004, or $339 million excluding expenditures related to Monongahela Power's West Virginia jurisdictional generating assets, to comply with these regulations. Approximately $63 million, or $47 million excluding expenditures related to Monongahela Power's West Virginia jurisdictional generating assets, was spent in 2000 on post-combustion control technologies.

     On August 2, 2000, Allegheny Energy received a letter from the EPA requiring it to provide certain information on the following ten electric generating stations: Albright, Armstrong, Fort Martin, Harrison, Hatfield's Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith and Willow Island. We and Monongahela Power, a regulated utility subsidiary of Allegheny Energy, now own these electric generating stations. The letter requested information under
Section 114 of the federal Clean Air Act to determine compliance with federal and state implementation plan requirements, including potential application of federal new source performance standards. In general, these standards can require the installation of additional air pollution control equipment upon the major modification of an existing facility. Allegheny Energy submitted these records in January 2001. The eventual outcome of the EPA investigation is unknown.

     Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in many cases and settlements rendered in some of them. We believe our generating facilities have been operating in accordance with the Clean Air Act and the rules implementing the Clean Air Act. The experience of other utilities, however, suggests that, in recent years, the EPA may well have revised its interpretation of the rules regarding the determination of whether an action at a facility constitutes routine maintenance, which would not trigger the requirements of the new source performance standards, or a major modification of the facility, which would require compliance with the new source performance standards. If new source performance standards were to be applied to these generating stations, in addition to the possible imposition of fines, our compliance would entail significant expenditures.

     In December 2000, the EPA issued a decision to regulate coal- and oil-fired electric generation mercury emissions under the 1990 Clean Air Act Amendments. The EPA plans to issue a proposed regulation by December 2003 and a final regulation by December 2004. The timing and level of required mercury emission reductions are unknown at this time.

     RIGHT-TO-KNOW. On Earth Day 1997, the Clinton Administration announced the expansion of the federal Emergency Planning and Community Right-to-Know Act
(RTK) reporting to include electric utilities that use coal and/or oil for the purpose of generating power for commercial distribution. The purpose of RTK is to provide site-specific information on chemical releases into the air, land, and water. Packets of information about the Allegheny Energy's releases were provided to the media and posted on Allegheny Energy's web site. Allegheny Energy reported 27.5 million pounds of total releases for calendar year 1999. We and Monongahela Power, a regulated utility subsidiary of Allegheny Energy, now own the sites on which data was reported for 1999.

ENERGY RISK MANAGEMENT

     The following discussion describes our current energy risk management prior to the completion of our acquisition of the Energy Trading Business. We expect to enhance our risk management policies upon completion of the acquisition of the Energy Trading Business. Allegheny Energy is exposed to market risks, principally through its subsidiaries, associated with trading, marketing and procurement of energy commodities. Market risk exposures consist primarily of commodity price risk and counterparty credit risk. Allegheny Energy manages market risk through the corporate energy risk control policy adopted by its Board of Directors and monitored by the Exposure Management Committee, or EMC. The EMC is chaired by the Chief Financial Officer and comprised of senior executives. An independent Energy Risk Management group, operating separately from the business actively managing these risk exposures, monitors market risks to ensure compliance with the policy.

     The Board of Directors of Allegheny Energy charged the EMC with the following responsibilities:

     o developing, authorizing and communicating exposure management policies and practices;

     o authorizing strategic hedging program guidelines under which hedges are established to strike a balance between risk exposure and the desired level of risk tolerance;

     o developing, authorizing and communicating hedging parameters and limits, including those for counterparty credit risk, market risk and transaction volumes;

     o authorizing specific commodities to be traded, geographic regions within which commodities may be traded and derivative products to be utilized;

     o authorizing appropriate systems for recording, monitoring and reporting results of trading and exposure management activities; and

     o  monitoring results of trading and exposure management activities.

     The Energy Risk Management group resides within the Corporate Financial Management group under the Vice President and Treasurer and reports directly to the Chief Financial Officer on energy risk matters. Energy Risk Management gathers market intelligence daily from numerous sources such as industry and trade journals, on-line trading platforms, brokers and market sector reports from various analysts. Energy Risk Management notifies the EMC of any unusual market occurrences and the potential impact on Allegheny Energy's trading portfolio.

     The Corporate Financial Management group is accountable to the EMC for reporting the amount of risk carried in the overall portfolio as compared to defined risk tolerances established in the corporate energy risk control policy. Oversight responsibilities of the Corporate Financial Management group include:

     o developing processes and systems to identify, quantify and report market and credit risks;

     o quantifying market exposures by business area and consolidated corporate level;

     o  allocating corporate market and credit limits;

     o establishing and maintaining a corporate data base of historical and forward prices, volatilities and correlations;

     o  ensuring corporate energy risk control policy limits are not exceeded;

     o reviewing credit applications, approving credit lines and quantifying credit exposures;

     o reviewing new products, including commodities, delivery points and risk control measures for recommendation to the EMC; and

     o preparing reports for the EMC, the Chief Financial Officer and the business areas with respect to current positions, including the mark-to-market of positions, value at risk and credit exposures.

     Allegheny Energy evaluates, measures and monitors the market risk in its trading portfolio on a daily basis utilizing value-at-risk, or VaR, and other methodologies. The quantification of market risk using VaR provides a consistent measure of risk across diverse markets and products. The use of VaR and other methodologies requires a number of key assumptions, including the selection of a confidence level for expected losses, the holding period for liquidation and the treatment of risks outside the VaR methodologies, including liquidity risk, and event or operational risks.

     COMMODITY RISK. Price risk exposure is measured on a daily basis utilizing a VaR model. VaR is a probabilistic measure providing the maximum potential loss that the energy commodity portfolio may incur over a given time period, due to fluctuations in energy market prices. The VaR model used is based on the J.P. Morgan RiskMetricsTM approach, with holding periods varying from one to 21 days at a 95% confidence level. VaR computations are back-tested daily for statistical validity, by comparing actual mark-to-market profit/loss outcomes with the VaR outcomes. The parameter inputs to the VaR model are adjusted if the mark-to-market profit/loss outcomes exceed the VaR measurements with more regularity than given by the 95% confidence level. VaR measurements are monitored for compliance with thresholds established in the policy. VaR trends and limit exceptions are reported to the EMC. VaR measurements depend upon certain key assumptions and are not necessarily representative of actual losses at fair market value that could be incurred on the trading portfolio. Therefore, in addition to the VaR measures, Allegheny Energy performs sensitivity and scenario analysis to estimate the change in the portfolio value due to unexpected market movements.

     To measure and monitor market risks not captured in the VaR model, Energy Risk Management performs regular stress and sensitivity analyses to estimate the economic impact of sudden market moves on the value of the portfolio. Stress tests are performed to measure the potential change in portfolio value by adjusting market prices and volatilities in large steps uniformly across all forward months. While stress tests may produce unlikely outcomes, the results provide management with the extreme boundaries of potential portfolio values. Sensitivity tests move market prices and volatilities in varying steps across forward months to simulate expected market movements. Sensitivity tests provide management with likely portfolio value outcomes for several potential market directions.

     CREDIT RISK. Credit risk is defined as the risk that a counterparty to a transaction will be unable to fulfill its contractual obligations. The credit standing of counterparties is established through the evaluation of the prospective counterparty's financial condition, specified collateral requirements where deemed necessary, and the use of standardized agreements which facilitate netting of cash flows and margining arrangements associated with a single counterparty. Financial conditions of existing counterparties are monitored on an ongoing basis.

     Credit Risk Management judges the financial standing of each counterparty by reviewing external credit ratings and information from Standard & Poor's and Moody's and audited financial information from each counterparty. Upon a full financial review and securing necessary collateral, Credit Risk Management establishes a maximum trading limit for each counterparty. The outstanding credit obligation is measured daily for each counterparty as the sum of the accounts receivable for settled contracts, plus the mark-to-market value of forward contracts, plus the potential change in mark-to-market value. The mark-to-market value provides the change in value of all contracts since initiation to current. The potential change is a VaR type calculation that measures the potential change in mark-to-market value. When a counterparty trading limit is exceeded, Credit Risk Management instructs the trading operations to cease trading with that counterparty until new collateral arrangements are secured.

ENERGY TRADING ACTIVITIES

     In November 1998, the Emerging Issues Task Force released Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," under which contracts entered into in connection with energy trading must be marked to market, with gains and losses included in earnings. Issue No. 98-10 defines energy trading activities or energy trading contracts as energy contracts entered into with the objective of generating profits on or from exposure to shifts in market prices.

     During the fourth quarter of 2000, we substantially increased the volume of our wholesale electricity trading activities due to additional available capacity. We also anticipate gaining additional capacity through construction and acquisition activities in future years as a result of transactions and strategies announced during 2000. Based upon our continued evaluation of our business activities under the provisions of Issue No. 98-10, we concluded that our wholesale electricity activities now represent trading activities. Accordingly, we recorded our energy trading contracts at fair value on our balance sheet at December 31, 2000, and recorded a gain to earnings for these contracts. See Note K to our consolidated financial statements for additional information.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133." Effective January 1, 2001, we implemented the requirements of these accounting standards.

     These Statements establish accounting and reporting standards for derivative instruments, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement or other comprehensive income, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is expected to increase the volatility in reported earnings and other comprehensive income.

     We have completed an inventory of financial instruments, commodity contracts and other commitments for the purpose of identifying and assessing all of our derivatives. We determined the fair value of the derivatives, designated certain derivatives as hedges and assessed the effectiveness of those derivatives as hedges.

     We have entered into two forward contracts for the purchase of electricity that qualify for cash flow hedge treatment under SFAS No. 133. We entered these transactions with the risk management objectives of assuring our ability to meet our contractual obligations to serve the instantaneous physical demands of our customers and to ensure that market movements do not cause a significant adverse effect on our earnings.

     Hedge accounting is appropriate only if the derivative is effective at offsetting cash flows from the hedged item and is designated as a hedge at its inception. Changes in the market value of the hedge must move in an inverse direction from changes in the market value of the hedged item. This effectiveness is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of effectiveness being at least 80% and not more than 125%. If and when effectiveness ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied. Any ineffectiveness in our hedges will be reported as part of "Purchased Power and Exchanges, net" on our consolidated statement of operations. The effective portion will be reported in other comprehensive income.

     We will record an asset of $1.5 million on our 2001 balance sheet based on the fair value of the two cash flow hedge contracts at January 1, 2001. An offsetting amount will be recorded in other comprehensive income as a change in accounting principle as provided by SFAS No. 133. We anticipate that the hedges will be highly effective and that there will be no ineffectiveness to be recognized in earnings because the critical terms of the hedging instruments and hedged items match, the fair value of hedging instruments was zero at inception, and the change in expected cash flows on the hedged items and the hedging instruments are based on the same forward commodity prices. We anticipate that the amounts accumulated in other comprehensive income related to these contracts will be reclassified to earnings during July and August of 2001 when the hedged transaction is recorded.

     We have certain option contracts for the future sale of electricity that meet the derivative criteria in SFAS No. 133, which do not qualify for special hedge accounting. We also have entered into option contracts for emission allowances that qualify as derivatives. We entered into these energy derivatives for the purpose of optimizing the value of our generating assets. We will record an asset of $0.1 million and a liability of $52.4 million on our balance sheet based on the fair value of these contracts at January 1, 2001. The majority of this liability related to one three-year contract that commenced on January 1, 1999. This contract provides the counterparty with the right to purchase, at a fixed price, 270 MW of electricity per hour until December 31, 2001. The fair value of this contract represented a liability of approximately $52.3 million on January 1, 2001. The liability associated with this contract will reduce to zero at December 31, 2001, with the expiration of the contract. The fair value of these contracts will fluctuate over time due to changes in the underlying commodity prices that are influenced by various market factors, including the weather and availability of regional electric generation and transmission capacity. In accordance with SFAS No. 133, we will record a charge of $31 million against earnings net of the related tax effect, or $52.3 million before tax, in the first quarter of 2001 for these contracts as a change in accounting principle as of January 1, 2001.

                              CERTAIN TRANSACTIONS

     We are a wholly-owned subsidiary of Allegheny Energy. The following describes the material relationships and agreements that we are party to with our parent, Allegheny Energy, and other affiliates.

     RESTRUCTURING AND ASSET TRANSFERS. Pursuant to inter-company restructuring arrangements among Allegheny Energy, two of its regulated utility subsidiaries -- West Penn and Potomac Edison -- and us, the following generating assets were transferred to us:

     o In November 1999, West Penn transferred its generating assets representing approximately 3,778 MW of capacity at a net book value of $920.3 million. Included in this asset transfer was West Penn's 45% ownership interest in another Allegheny Energy subsidiary, AGC, at net book value of $71.5 million.

     o In August 2000, Potomac Edison transferred its generating assets, other than Virginia hydroelectric facilities, representing approximately 2,100 MW of capacity, at a net book value of $446.5 million. This asset transfer included Potomac Edison's 28% ownership interest in AGC, at a net book value of $42.3 million, increasing our ownership interest in AGC to 73%.

     In connection with the transfer of West Penn, during 2000 and 1999, we received the benefit of $9.9 million and $3.7 million, respectively, of competitive transition charge revenue related to West Penn's deregulation plan.

     In a similar inter-company restructuring arrangement, our goal is to have Monongahela Power, a regulated utility subsidiary of Allegheny Energy, transfer to us all of its generating assets, representing approximately 2,434 MW, at a net book value to be determined. We expect that the Monongahela Power Ohio jurisdictional and previously FERC deregulated generating assets (about 351 MW) will be transferred to us in the first half of 2001. We consider it highly unlikely that the West Virginia legislature will enact amendments to the state's tax law to permit the transfer to us of Monongahela Power's West Virginia jurisdictional assets in 2001. We intend to explore other ways to effect the transfer of these generating assets to us. As part of such a transfer, we also expect to receive Monongahela Power's 27% interest in AGC, giving us 100% ownership of AGC.

     GENERATING ASSETS LEASEBACK ARRANGEMENTS. The transfer of Potomac Edison's generating assets to us on August 1, 2000 included Potomac Edison assets located in West Virginia. Under a one-year lease, a portion of these assets have been leased back to Potomac Edison to serve its West Virginia jurisdictional retail customers. During 2000, rental income from this arrangement totaled $37.1 million.

     OPERATING AGREEMENTS. In connection with the transfer of generating assets from West Penn and Potomac Edison to us, we entered into operating agreements with these regulated utility subsidiaries of Allegheny Energy. Under these agreements, the transferred generation facilities are operated by West Penn and Potomac Edison, for our account, pending transfer of operating permits in Pennsylvania and Maryland. The personnel currently operating these plants will continue to operate them after completion of this process, and these arrangements have no financial impact.

     POLLUTION CONTROL DEBT. In connection with the transfer of the generating assets of West Penn and Potomac Edison to us, we assumed $335 million of pollution control debt. As of December 31, 2000, West Penn was a guarantor of $230.8 million and Potomac Edison was a guarantor of $104.2 million of this pollution debt.

     GENERATION OUTPUT SALES. AGC sells its generation output to us and Monongahela Power at rates set to recover all of its operation and maintenance expenses, depreciation, taxes, and a return on its investment under a wholesale rate schedule previously accepted by FERC. During 2000, AGC's sales to Monongahela Power totaled $18.9 million.

     MERCHANT CAPACITY PURCHASE. In December 1999, we purchased 276 MW of merchant capacity at Fort Martin Unit No. 1 from an affiliate of Allegheny Energy. In connection with this purchase, this affiliate transferred debt in the form of a $130 million term loan to us, which has subsequently been refinanced.

     TRANSMISSION SERVICES. We purchase transmission services from our affiliates at price terms set under FERC open-access transmission tariffs. During 2000, our affiliated transmission purchases totaled $17.8 million.

     ELECTRICITY SUPPLIER TO AFFILIATES. We provide electricity to the regulated utility subsidiaries of Allegheny Energy under fixed long-term contracts approved by FERC. This includes our agreement to provide West Penn and Potomac Edison, regulated utility subsidiaries of Allegheny Energy, with the amount of electricity, up to their provider-of-last-resort retail load, that they may demand throughout the deregulation transition periods. These contracts currently represent a significant portion of the normal operating capacity of our fleet of generating assets. The rates that we charge West Penn and Potomac Edison are set in accordance with agreements approved by FERC. These affiliated revenues totaled $678.8 million during 2000.

     TRADING, MARKETING AND RISK MANAGEMENT SERVICES. In January 2001, we announced that we entered into an agreement to acquire the Energy Trading Business. Upon completion of this acquisition, we expect to offer affiliates of Allegheny Energy, including Monongahela Power, West Penn and Potomac Edison, energy trading, marketing and risk management services on terms that have not yet been determined.

     CAPITAL CONTRIBUTIONS AND DIVIDENDS. The total capital contributions to us from Allegheny Energy in connection with the transfer and purchase of generating assets were $233.8 million and $494.3 million in 2000 and 1999, respectively. Allegheny Energy made additional capital contributions to us of $39.2 million in 2000 and $12.3 million in 1999. During 2000, we returned member's capital contributions of $22.3 million. We also paid dividends to Allegheny Energy totaling $67.0 million and $3.4 million during 2000 and 1999, respectively.

     MANAGEMENT, EMPLOYEE AND SERVICES AGREEMENTS. Allegheny Energy Service Corporation, a subsidiary of Allegheny Energy, currently provides various services to us, including financial and tax accounting, human resources, cash management and treasury support, purchasing, legal, information technology support, regulatory support, insurance brokering and office management. Allegheny Energy Service Corporation also provides retirement, medical and life insurance benefits to our officers, employees and their dependents. These services are provided in accordance with the Public Utility Holding Company Act of 1935.

     In addition, all of our employees and officers are also employed by Allegheny Energy Service Corporation. The payment of salaries, the cost of the services provided by Allegheny Energy Service Corporation, as described in the prior paragraph, and other general corporate expenses incurred by Allegheny Energy Service Corporation in connection with the provision of these services to us have been directly charged to us at cost or allocated to us using methods that we believe are reasonable. Total billings for these services for the year ended December 31, 2000 were $95.3 million.

     MONEY POOL. Our subsidiary, AGC, and other Allegheny Energy affiliates use an internal money pool as a facility to accommodate intercompany short-term borrowing needs, to the extent that these affiliates have funds available for contribution to this pool. As of December 31, 2000, AGC had outstanding borrowings from the money pool of $53.2 million at an interest rate of 6.45%.

     CONSOLIDATED TAX RETURN. We join with Allegheny Energy and its subsidiaries in filing a consolidated federal income tax return. The consolidated tax liability is allocated among the participants generally in proportion to the taxable income of each participant, except that no subsidiary pays tax in excess of its separate return tax liability. We received tax allocation payments from Allegheny Energy of $38 million during 2000.

     SHORT-TERM LOANS. Allegheny Energy occasionally makes short-term loans to us in order for us to meet our working capital needs. Interest on any such loans is paid to Allegheny Energy at its own short-term borrowing rate. We had no outstanding short-term borrowings from Allegheny Energy at December 31, 2000. The maximum amount outstanding during 2000 was $52.8 million. During 2000, interest paid to Allegheny Energy on such loans totaled $1.1 million.

     OTHER LEASE AGREEMENTS. We have entered into various lease arrangements with our affiliates, primarily for office space and equipment. Total operating lease rent payments of $6.5 million and $1.2 million were recorded as rent expense in 2000 and 1999, respectively.

     TENANTS IN COMMON. Certain generating assets are owned jointly by us and Monongahela Power, a regulated utility subsidiary of Allegheny Energy, as tenants in common. The assets are operated by us and Monongahela Power, with each of the owners being entitled to the available energy output and capacity in proportion to its ownership in the asset. Monongahela Power performs the billing for the jointly-owned stations located in West Virginia, while we are responsible for billing Hatfield's Ferry Power Station, a Pennsylvania station. In 2000, our share of the cost of the West Virginia stations was $400.3 million, and Monongahela Power's share of the costs of Hatfield's Ferry power station was $38.9 million.

                                   MANAGEMENT

     The following are the directors and executive officers of Allegheny Energy Supply as of February 1, 2001:

     Alan J. Noia .............. Chairman, Chief Executive Officer and Director
     Michael Morrell ........... President, Chief Operating Officer and Director
     Thomas K. Henderson ....... Vice President, General Counsel and Director
     Richard J. Gagliardi ...... Director
     Victoria V. Schaff ........ Director
     David C. Benson ........... Vice President
     James P. Garlick .......... Vice President
     Regis F. Binder ........... Treasurer
     Thomas J. Kloc ............ Controller

     ALAN J. NOIA, Chairman, Chief Executive Officer and Director. Since 1996, Mr. Noia has served as the Chairman and Chief Executive Officer of Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company. Mr. Noia's other directorships include Allegheny Generating Company (1985-1990, and since 1994); Allegheny Energy, Inc. (since 1994); Monongahela Power Company (since 1994); The Potomac Edison Company (since 1987); West Penn Power Company (since 1994); Edison Electric Institute; Southeastern Electric Exchange, Pennsylvania Electric Association; and Ohio Valley Electric Corporation. Age: 54.

     MICHAEL MORRELL, President, Chief Operating Officer and Director. Mr. Morrell was appointed our President and Chief Operating Officer on February 1, 2001. Since 1996, Mr. Morrell had served as the Chief Financial Officer and Vice President of Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company. Mr. Morrell's other directorships include Allegheny Energy, Inc. (since 1996); Monongahela Power Company (since 1996), The Potomac Edison Company (since 1996); West Penn Power Company (since 1996); and Allegheny Generating Company (since
1996). Age: 52.

     THOMAS K. HENDERSON, Vice President and Director. Mr. Henderson also serves as General Counsel of Allegheny Energy, Inc. (since 1997) and as Vice President of Allegheny Energy, Inc. (since 1997), the Monongahela Power Company (since
1995), The Potomac Edison Company (since 1995), West Penn Power Company (since
1985) and Allegheny Generating Company (since 1996). Mr. Henderson's other directorships include Allegheny Generating Company (since 1996). Age: 60.

     RICHARD J. GAGLIARDI, Director. Mr. Gagliardi has served as the Vice President of Administration of Allegheny Energy, Inc. since 1994. He was the Vice President of Human Resources at Allegheny Energy, Inc. from 1990 to 1994 and its Director of Taxes from 1978 to 1990. From 1990 to 1996, he was the Assistant Secretary of the Monongahela Power Company and from 1982 to 1996, he was the Assistant Treasurer of Allegheny Generating Company. Mr. Gagliardi's other directorships include Mason-Dixon Boy Scout Council (since 1998) and Washington County, MD Hospital (since 1997). Age: 50.

     VICTORIA V. SCHAFF, Director. On March 1, 2001, Mrs. Schaff was appointed to our Board of Directors effective February 1, 2001. Since 1997, Mrs. Schaff has also served as Vice President of Allegheny Energy, Inc. and since 2000, she has been a Vice President of West Penn Power Company, Monongahela Power Company and The Potomac Edison Company. Mrs. Schaff's other directorships include West Penn Power Company (effective February 2001), Monongahela Power Company (effective February 2001) and The Potomac Edison Company (effective February
2001). Age: 56.

     DAVID C. BENSON, Vice President. Mr. Benson has served as Vice President of Allegheny Energy Service Corporation since 1996. He was also its Assistant Treasurer from 1996 to 1998. Mr. Benson was also named Vice President of Allegheny Generating Company in February 2000. Age: 48.

     JAMES P. GARLICK, Vice President. Mr. Garlick has been Vice President of the Projects Division since January 2001. From November of 1998 until December of 2000, he served as our director of Human Resources. From June 1998, until November 1998, Mr. Garlick was the Regional Director of the Armstrong/Sprindale Region for West Penn Power Company and from November 1995 until June 1998, he was the Regional Director of the R. Paul Smith/Hydro Region for The Potomac Edison Company. Age: 40.

     REGIS F. BINDER, Treasurer. Since December of 1998, Mr. Binder has also served as Vice President and Treasurer of Allegheny Energy, Inc. and Allegheny Generating Company. He is currently Treasurer of Monongahela Power Company, The Potomac Edison Company and West Penn Power Company. From 1997 to 1998, Mr. Binder was the Executive Director of Regulation and Rates for Allegheny Power Service Corporation and from 1996 to 1997, he was the General Manager of Industrial Marketing for Allegheny Power Service Corporation. Age: 49.

     THOMAS J. KLOC, Controller. Mr. Kloc has served as a Vice President and Controller of Allegheny Energy, Inc. since 1998. He is also currently the Controller of Monongahela Power Company (since 1996), The Potomac Edison Company (since 1988), West Penn Power Company (since 1995) and Allegheny Generating Company (since 1988). Since February 1999, Mr. Kloc has been a Vice President and Director of Allegheny Generating Company. From 1995 to 1998, he served as the Controller of Allegheny Power Service Corporation. Age: 48.

     If we pursue an initial public offering, it is likely that the composition of our Board of Directors and executive officers will change. Further, upon completion of our acquisition of the Energy Trading Business, Merrill Lynch will have the ability to appoint an additional director to our Board of Directors.

                                  RISK FACTORS

     IF ANY OF THE FOLLOWING EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION COULD BE MATERIALLY HARMED.

RISKS RELATED TO OUR BUSINESS OPERATIONS

CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, RESULTING IN FINANCIAL PERFORMANCE BELOW OUR EXPECTATIONS.

      We are heavily exposed to changes in the price and availability of coal because, as of December 31, 2000, 86% of all of our generating capacity was coal-fired. Although the market price of coal has been low and stable compared to the price of natural gas, which has a greater influence on the price of electricity in the United States, these conditions may not continue. While we have long-term contracts for the supply of coal for most of our existing generation capacity, many of these contracts are nearing the end of their term. We may not be able to purchase coal on terms as favorable as those we currently benefit from. Furthermore, we may not succeed in diversifying our dependence on coal-fired facilities through the acquisition and construction of natural gas-fired facilities. Moreover, the market price and availability of natural gas also fluctuates. Changes in the cost of coal or natural gas may affect our financial results by increasing the cost of producing electricity or decreasing the sale price of electricity. Also, the price we obtain for the sale of electricity may not change at the same rate as the change in coal or natural gas costs, leaving us unable to pass on the change in costs to our customers.

     In addition, actual power prices and fuel costs will differ from those assumed in financial models, and those differences may be material. As a result, our financial results may not meet our expectations.

WE DO NOT ATTEMPT TO FULLY HEDGE AGAINST CHANGES IN COMMODITY PRICES, AND OUR HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

   WE DO NOT ALWAYS HEDGE AGAINST COMMODITY PRICES.

     To manage our financial exposure to commodity price fluctuations in our energy trading and production, we routinely enter into contracts, such as electricity purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected either favorably or unfavorably.

   OUR TRADING, MARKETING AND RISK MANAGEMENT POLICIES MAY NOT WORK AS PLANNED.

     Our trading, marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our trading, marketing and risk management decisions may have on our business, operating results or financial position. Although we devote a considerable amount of management effort to these issues, their outcome remains uncertain.

     In addition, our trading, marketing and risk management activities are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In that event, our financial results are likely to be adversely affected and we might incur additional losses.

PARTIES WITH WHOM WE HAVE SUPPLY CONTRACTS MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We purchase coal from a number of suppliers. In 2000, we purchased approximately 60% of our fuel, primarily coal, from one supplier. Any disruption in the delivery of coal, including disruptions as a result of weather, labor relations or environmental regulations affecting our coal suppliers, could adversely affect our ability to operate our coal-fired facilities and thus our results of operations.

     Natural gas-fired facilities face similar risks. Although we purchase natural gas from a number of suppliers and we do not depend on any particular supplier, delivery of natural gas to each of our natural gas-fired facilities typically depends on the natural gas pipeline or distributor for that location. As a result, we are subject to the risk that a natural gas pipeline or distributor suffers disruptions or curtailments in its ability to deliver natural gas to us or that the amounts of natural gas we request are curtailed. These disruptions or curtailments could adversely affect our ability to operate natural gas-fired generating facilities and thus our results of operations.

OUR POWER GENERATION FACILITIES MAY PERFORM BELOW EXPECTATIONS OR REQUIRE COSTLY REPAIRS.

     The operation of power generation facilities involves many risks, including the breakdown or failure of electrical generating or other equipment, fuel interruption and performance below expected levels of output or efficiency. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our facilities below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties. A significant portion of our facilities were constructed many years ago. Older generating equipment, even if historically maintained in accordance with good engineering practices, may require significant capital expenditures on our part to keep it operating at peak efficiency and is also likely to require periodic upgrading and improvement.

WE ONLY HAVE A LIMITED OPERATING HISTORY IN A MARKET-BASED COMPETITIVE ENVIRONMENT.

     The facilities that were transferred to us by two of Allegheny Energy's regulated utility subsidiaries, West Penn Power Company, or West Penn, and The Potomac Edison Company, or Potomac Edison, were operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, we are not guaranteed any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets, the volume of demand, capacity and ancillary services. We have limited operating history for these facilities in a market-based competitive environment, and we may not be able to operate them successfully in such an environment.

WE RELY ON POWER TRANSMISSION FACILITIES THAT WE DO NOT OWN OR CONTROL. IF THESE FACILITIES FAIL TO PROVIDE US WITH ADEQUATE TRANSMISSION CAPACITY, WE MAY NOT BE ABLE TO DELIVER OUR WHOLESALE ELECTRIC POWER PRODUCTS TO OUR CUSTOMERS.

     We depend on transmission and distribution facilities owned and operated by utilities and other power companies to deliver the electricity we sell. If transmission is disrupted, or transmission capacity is inadequate, our ability to sell and deliver our products may be hindered. If a region's power transmission infrastructure is inadequate, our recovery of costs and profits may be limited. The imposition of restrictive transmission price regulation may reduce the incentive for transmission companies to invest in expansion of transmission infrastructure.

     The Federal Energy Regulatory Commission, or FERC, has issued power and gas transmission initiatives that require electric and gas transmission services be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, there is the potential that fair and equal access to transmission systems will not be available. We cannot predict the timing or scope of industry response to these initiatives. We also cannot predict the adequacy of the expansion of transmission facilities in specific markets where such expansion may be required as a result of these initiatives and on which we will rely.

CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY AFFECT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

     A key element of our business model is that generating power at central power plants achieves economies of scale and produces electricity at relatively low cost. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, thereby affecting our financial results.

OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Electrical power generation is frequently a seasonal business. In many parts of the country, demand for electricity peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of any facilities we acquire as well as the terms of any contract to sell electricity that we may enter into.

THE LOSS OF OUR KEY EXECUTIVES OR OUR FAILURE TO ATTRACT QUALIFIED MANAGEMENT COULD LIMIT OUR GROWTH AND NEGATIVELY AFFECT OUR OPERATIONS.

     The success of our business relies, in large part, on our ability to attract and retain talented employees who possess the experience and expertise required to manage our business and its growth successfully. Our current key executives possess these traits and have substantial experience in the power industry. The unexpected loss of services of one or more of these individuals could adversely affect us. Likewise, our inability to attract employees of a similar caliber in the future could have a material negative impact on our plans for continued growth and business success.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR CASH FLOW AND PROFITABILITY.

     Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations, and in particular emission regulations, could have a material impact on our industry and on our business, especially if emission limits are tightened, more extensive permitting requirements are imposed and the number and types of assets we operate increase. Compliance with these environmental requirements in the future may adversely affect our results of operations and financial position.

   WE ANTICIPATE THAT WE WILL INCUR CONSIDERABLE CAPITAL COSTS FOR COMPLIANCE.

     We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. Through 2004, we expect to spend approximately $440 million, including expenditures relating to the generating assets that we expect to have transferred to us from one of Allegheny Energy's regulated utility subsidiaries, Monongahela Power Company, or Monongahela Power, in connection with the installation of emission control equipment at our facilities. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures.

   WE MAY EXPERIENCE SHUT DOWNS IF WE ARE UNABLE TO OBTAIN ALL REQUIRED ENVIRONMENTAL APPROVALS.

     We may also not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain or comply with any such approval, the affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generating units.

   CHANGES IN LAWS AND REGULATIONS COULD APPLY TO US.

     New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities. For example, the laws governing nitrogen oxide (NOx) and sulfur dioxide (SO2) emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

     In addition, the Environmental Protection Agency is developing new policies concerning protection of endangered species and sediment contamination, based on a new interpretation of the Clean Water Act. The scope and extent of any resulting environmental regulations, and their effect on our operations, are unclear.

   GOVERNMENTAL AUTHORITIES MAY ASSESS PENALTIES ON US FOR FAILURES TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     If we fail to comply with environmental laws and regulations, our failure may result in the assessment of civil or criminal liability and fines against us. Recent lawsuits by the Environmental Protection Agency and various states highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular. For example, the Attorney-General of the State of New York and the Attorney-General of the State of Connecticut notified us in 1999 of their intent to commence civil actions against us for alleged violations of Clean Air Act standards. If these actions were ultimately resolved against us, substantial modifications of our existing coal-fired power plants would be required so that they comply with the emission standards applicable to new power plants. Similar actions may be commenced by other governmental authorities in the future.

     In addition, a number of our coal-fired facilities have been the subject of a formal request for information from the Environmental Protection Agency. If any enforcement proceeding or litigation were resolved against us, we could be required to invest significantly in new emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt certain operations. Moreover, our results of operations and financial position could suffer due to the consequent distraction of management and the expense of ongoing litigation. Other parties have recently settled similar lawsuits.

   WE ARE UNLIKELY TO BE ABLE TO PASS ON THE COST OF ENVIRONMENTAL COMPLIANCE TO OUR CUSTOMERS.

     Most of our contracts with customers do not permit us to recover capital costs incurred by us to comply with new environmental regulations. As a result, these costs could adversely affect our profitability.

RISKS ASSOCIATED WITH OUR ACQUISITION AND DEVELOPMENT ACTIVITIES

OUR ACQUISITION OF GENERATING FACILITIES AND DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL, WHICH WOULD IMPAIR OUR ABILITY TO GROW PROFITABLY.

   OUR GROWTH STRATEGY REQUIRES US TO IDENTIFY AND COMPLETE DEVELOPMENT
PROJECTS.

     Our business involves numerous risks relating to the acquisition, development and construction of generation facilities. First, we may not identify attractive acquisition or development opportunities or be able to complete our acquisition, development or construction projects. If we are not able to identify and complete acquisitions and development projects, our growth strategy will not be successful. In addition, the success of our future acquisitions, development and construction projects will depend on the appropriateness of the prices we pay for them. If the assumptions underlying the prices we pay for future acquisitions, development and construction projects prove to be inaccurate, the financial performance of the particular facility and our overall results of operations and financial position could be significantly adversely affected.

   WE WILL BE REQUIRED TO SPEND SIGNIFICANT SUMS BEFORE ACQUISITION OR CONSTRUCTION OF A FACILITY.

     Before we can acquire a generation facility or commence construction, we may be required to spend significant sums for preliminary engineering, permitting, legal and other expenses to determine the feasibility of the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, and is subject to significant uncertainties. We may also be required to obtain SEC approval for our financing arrangements. Obtaining these permits and approvals can delay acquisition and construction. If, for any reason, we are not able to obtain all required permits and approvals, or obtain them in a timely manner, we may be prevented from completing an acquisition, development or construction project. We also may not be able to obtain and comply with all necessary licenses, permits and approvals for our existing facilities that we seek to expand.

   PLANT CONSTRUCTION IS COSTLY AND SUBJECT TO NUMEROUS RISKS.

     We have announced construction plans for four generating facilities totaling approximately 2,338 MW, and we intend to pursue our strategy of developing and constructing other new facilities and expanding existing facilities. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

     o  shortages and inconsistent qualities of equipment, material and labor;

     o  work stoppages;

     o  permits, approvals and other regulatory matters;

     o  adverse weather conditions;

     o  unforeseen engineering problems;

     o  environmental and geological conditions;

     o  unanticipated cost increases; and

     o  our attention to other projects.

     If we are unable to complete the development or construction of a facility, we may not be able to recover our investment in it. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations and financial position. Furthermore, if construction projects are not completed according to specifications, we may incur liabilities, and suffer reduced plant efficiency, higher operating costs and reduced earnings. Also, changes in market prices for electricity from these projects may not make it cost effective to complete these projects.

   RISKS CANNOT BE COVERED BY INSURANCE.

     While we maintain insurance, obtain warranties from vendors and obligate contractors to meet specified performance standards, we remain substantially exposed to the risks described above. Furthermore, the proceeds of such insurance and the warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments which we may owe upon the realization of any of the risks described above.

THERE IS UNCERTAINTY ABOUT WHEN, IF AT ALL, THE WEST VIRGINIA JURISDICTIONAL GENERATING ASSETS OF MONONGAHELA POWER, WILL BE TRANSFERRED TO US.

     It is our goal to have the West Virginia jurisdictional generating assets of Monongahela Power, one of Allegheny Energy's regulated utility subsidiaries, representing approximately 2,083 MW of capacity, transferred to us. However, we consider it highly unlikely that the West Virginia legislature will pass, during its 2001 session, the necessary tax law changes related to the deregulation of the wholesale power market in West Virginia. If legislative action is not taken, we intend to explore other ways to effect the transfer of these generating assets to us. Monongahela Power has filed a petition seeking the West Virginia Public Service Commission's approval of the transfer of the West Virginia jurisdictional generating assets to us. The West Virginia Public Service Commission has not yet acted on this petition, and we cannot assure you that it will permit the transfer, or when this permission might be granted. If the transfer is permitted, we cannot predict the conditions that may be imposed upon us in connection with it, such as provider-of-last-resort contract obligations, transfer costs or transition periods that may make the transfer uneconomical.

THERE IS LIMITED RELEVANT HISTORICAL FINANCIAL INFORMATION CONCERNING MANY OF THE GENERATING ASSETS THAT WE MAY ACQUIRE.

     When we acquire assets on a stand-alone basis, such as the generating facilities that we intend to acquire from Enron, which we refer to as the Midwest Assets, it is likely that we will not have access to market-based historical financial information regarding the prior operation of the facilities that we will need to publicly report with respect to our facilities. As a result, it may be difficult for investors in our securities to evaluate the probable impact of major acquisitions on our financial performance until we have operated the acquired facilities for a substantial period of time.

WE HAVE MADE OR HAVE COMMITTED SUBSTANTIAL INVESTMENTS IN OUR RECENT ACQUISITIONS, DEVELOPMENT AND CONSTRUCTION PROJECTS, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE, OPERATE AND MANAGE THESE ASSETS.

     Since November 1999, we have received transfers of 6,472 MW of generating assets and capacity from Allegheny Energy or its regulated utility subsidiaries, announced the acquisition of 2,930 MW of generating assets and capacity and announced construction plans for the generation of an additional 2,338 MW. We cannot assure you that these facilities will generate cash flows or revenue that provide appropriate returns on our investments or that we will successfully:

     o integrate the assets that we have acquired and any we acquire in the future, with our existing operations;

     o  develop our management and corporate infrastructure;

     o negotiate favorable terms for the sale of electricity generated by our recently acquired facilities, those we plan to construct or develop and any we acquire in the future; or

     o operate our recently acquired facilities and any we acquire in the future, on an efficient, cost-effective basis.

WE MAY BE REQUIRED TO ASSUME LIABILITIES, INCLUDING ENVIRONMENTAL AND EMPLOYEE-RELATED LIABILITIES, UNDER ACQUISITION AGREEMENTS.

     Some of the acquisition agreements that we have entered into have required that we assume specified pre-closing liabilities, primarily related to environmental and employee matters. We are likely to be required to assume these types of liabilities, as well as others, in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of our facilities by prior owners, which could have a significant adverse affect on our cash flow and results of operations.

RISKS ASSOCIATED WITH REGULATION

THE REGULATED UTILITY SUBSIDIARIES OF ALLEGHENY ENERGY HAVE
"PROVIDER-OF-LAST-RESORT" OBLIGATIONS. WE HAVE AGREED TO PROVIDE ELECTRICITY TO THE REGULATED UTILITY SUBSIDIARIES IN AMOUNTS SUFFICIENT TO SATISFY THESE OBLIGATIONS AT PRICES WHICH MAY BE BELOW OUR COST AND IN AMOUNTS THAT EXCEED OUR SUPPLY CAPACITY.

   THE PROVIDER-OF-LAST-RESORT OBLIGATIONS HAVE NO RELATIONSHIP TO OUR COST TO SUPPLY.

     As part of restructuring initiatives, two of Allegheny Energy's regulated utility subsidiaries -- West Penn and Potomac Edison -- have been designated as the "provider of last resort" to those retail customers that did not select an alternate supplier of electricity. To satisfy this obligation, the regulated utility subsidiaries source this power from us under long-term contracts. This obligation currently represents a significant portion of the normal operating capacity of our existing fleet of generating assets. The prices we receive may have little or no relationship to the cost to us of supplying this power. This means that we are required to absorb the risk of fuel price increases and increased costs of environmental compliance. We expect to enter into similar contracts with Monongahela Power when it transfers generating assets to us.

   DEMAND FOR OUR POWER MAY EXCEED OUR SUPPLY CAPACITY.

     It is also possible that from time to time the demand for power required to meet the provider-of-last-resort contract obligations may exceed our generating facilities' available capacity. A variety of factors may cause such a situation, including an increase in the number of customers of West Penn and Potomac Edison, greater demand for power from existing customers or an interruption of service at our generating facilities. If this obligation exceeds our own energy production levels, we would have to buy additional power on the market. Since these situations most often occur during periods of peak demand, it is likely that the market price for power at such time would be very high. Even if our supply shortage were brief, we could suffer substantial losses that could have an adverse affect on our results of operations. Over the last two summers, market prices in the East Central Area Reliability Region, in which West Penn and Potomac Edison have provider-of-last-resort obligations, have peaked in excess of $1,000 per megawatt hour, and utilities that did not have sufficient available capacity incurred significant losses in sourcing replacement power.

THE PROVIDER-OF-LAST-RESORT OBLIGATIONS DO NOT RESTRICT CUSTOMERS FROM SWITCHING BETWEEN US AND OTHER SUPPLIERS OF POWER.

     Although the provider-of-last-resort contract obligations provide us with a relatively more stable source of revenue over the short term, they do not provide us with any guaranteed level of customer sales. If the customers of West Penn and Potomac Edison obtain service from alternative suppliers, which they are entitled to do at any time, our sales of power may decrease. Alternatively, customers could switch back to West Penn and Potomac Edison from alternative suppliers, which may increase demand above our facilities' available capacity, some of which we may have committed to sell to other customers. Thus, any such switching by customers could have an adverse affect on our results of operations and financial position.

OUR BUSINESS OPERATES IN THE DEREGULATED SEGMENTS OF THE ELECTRIC POWER INDUSTRY CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE PRESENT TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC POWER INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

     The regulatory environment applicable to the power generation industry has recently been undergoing substantial changes, on both the federal and state level. These changes have significantly affected the nature of the industry and the manner in which its participants conduct their business.

     Moreover, existing statutes and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an effect on our business in ways that we cannot predict. Some restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, government agencies and other interested parties have made proposals to re-regulate areas of these markets that have previously been deregulated, and, in California, legislation has been passed placing a moratorium on the sale of generating plants by regulated utilities. Other proposals to re-regulate in our industry may be made, and legislative or other attention to the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO COMPETITION.

     We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include deregulation of the electric utility industry in some markets and privatization of the electric utility industry in others. To the extent that competition increases and the pricing and sale of power assumes more characteristics of a commodity business, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels or pursue our growth strategy.

     While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in the regional markets in which we have facilities could increase competition in the wholesale power market in those regions, which could have a material negative effect on our business, results of operations and financial condition. Also, industry restructuring in regions in which we have substantial operations could affect our operations in a manner which is difficult to predict, since the effects will depend on the form and timing of the restructuring.

THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR PERFORMANCE IN THESE REGIONS.

     Our results are likely to be affected by differences in the market and regulatory structures in various regional power markets. We intend to sell power from our generating facilities into the proposed PJM-West power market, which is subject to FERC approval. The Conemaugh station and Hunlock Creek generating assets, which we will acquire upon SEC approval, are located in the PJM power market. Some of our other generating assets, units under construction or pending acquisitions, including some of the Midwest Assets, are in the Midwest power market.

     Any start-up problems that the PJM-West and Midwest Independent System Operator may experience could increase our earnings volatility. Potentially, these problems may result in delayed or disputed collection of revenues from the independent system operator for power and ancillary service sales. In addition, the rules governing the PJM-West and Midwest markets may change from time to time, and the changes could affect our costs or revenues. Also, because it remains unclear which companies will be participating in the PJM-West and Midwest power markets, we are unable to assess fully the impact that these power markets and participation bases may have on our business. Our operating results will also be affected by the addition of generation or transmission capacity serving the PJM-West and Midwest power market.

OUR BUSINESS WILL CONTINUE TO BE SUBJECT TO REGULATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT SO LONG AS WE ARE A SUBSIDIARY OF ALLEGHENY ENERGY. THAT ACT LIMITS OUR BUSINESS OPERATIONS, OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES AND OUR ABILITY TO AFFILIATE WITH PUBLIC UTILITIES.

     So long as Allegheny Energy owns at least 10% of our voting securities, we will continue to be subject to regulation under the Public Utility Holding Company Act, or PUHCA, as a subsidiary of a public utility holding company registered under PUHCA. PUHCA limits our ability to acquire, own and operate energy assets outside of our current business plan and it limits the dividends that our subsidiaries may pay from unearned surplus. In addition, as long as we are an affiliate of Allegheny Energy, we must obtain prior approval under PUHCA in order to acquire the voting securities of any public utility or take any other action that would result in our affiliation with another public utility.

     We have submitted an application to the SEC under PUHCA requesting authority to acquire, own and operate energy facilities or businesses such as exempt wholesale generators. If the SEC does not grant this authority, our operations may be adversely affected and we may not be able to pursue our current business strategies.

SOME REGULATIONS GOVERNING RESTRUCTURING OF THE WHOLESALE GENERATION MARKET IN VIRGINIA AND WEST VIRGINIA HAVE NOT YET BEEN ADOPTED AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     While the electric restructuring laws in Virginia and West Virginia established the general framework governing the retail electric market, the laws required the utility commission in each state to issue rules and determinations implementing the laws. Some of the regulations governing the retail electric market have not yet been adopted by the utility commission in each state. These regulations, when they are developed and adopted, may have a negative impact on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH OUR FINANCING AND CAPITAL STRUCTURE

WE WILL HAVE SUBSTANTIAL INDEBTEDNESS WHICH COULD RESTRICT OUR ACTIVITIES AND COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS.

     We will incur substantial indebtedness to finance our acquisitions of the Energy Trading Business from Merrill Lynch, and the Midwest Assets from Enron. We anticipate incurring further substantial indebtedness to support future acquisitions and capital expenditures, and maintain working capital. Upon completion of the acquisitions of the Energy Trading Business and the Midwest Assets and the related financings, we would have had, on a pro forma basis as of December 31, 2000, total indebtedness of approximately $1.74 billion.

     Future indebtedness may be on terms that are more restrictive or burdensome than our current indebtedness. This may negatively affect our ability to operate our business and have a material adverse effect on our ability to acquire, construct or develop new facilities.

     Our level of indebtedness may have important consequences, including:

     o limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, future acquisitions or other corporate purposes;

     o limiting our ability to use operating cash flow in other areas of our business, such as for working capital, capital expenditures and future acquisitions, because we must dedicate a substantial portion of these funds to service our debt;

     o  impairing our ability to pursue our growth strategy;

     o limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, including increasingly stringent environmental regulation;

     o placing us at a competitive disadvantage compared to other utilities and wholesale power generators that are not as leveraged;

     o increasing our vulnerability to general adverse economic and industry conditions; and

     o subjecting us to financial and other restrictive covenants with which we may fail to comply, which could result in an event of default.

     Our ability to meet our payment obligations under our indebtedness, and to fund capital expenditures will depend on our future performance. Our future performance is subject to regulatory, economic, financial, competitive, legislative and other factors that are beyond our control and are discussed elsewhere in these risk factors. Our cash flow from operations may not be sufficient to meet all of our payment obligations under our debt, or to fund our other liquidity needs.

ANY DECREASE IN ALLEGHENY ENERGY'S OWNERSHIP IN US MAY ADVERSELY AFFECT OUR CREDIT RATING AND OUR ABILITY TO OBTAIN THIRD PARTY FINANCING.

     Allegheny Energy has announced that it is considering ways to maximize the value of our generating assets, which it controls as our sole owner. Among the strategies being considered is converting us to a stock corporation and selling all or a portion of our common stock through an initial public offering, or combining an initial public offering with a spin-off of our remaining stock to Allegheny Energy's shareholders. An initial public offering or spin-off could negatively affect our credit rating, our cash flows and our ability to obtain financing. To date, we have obtained third-party financing on relatively favorable terms based, in part, on Allegheny Energy's ownership interest in us. If Allegheny Energy reduces ownership in us, we may not be able to obtain third-party financing on terms that are as favorable as we have experienced in the past.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS, PROJECTIONS AND ESTIMATED HISTORICAL FINANCIAL DATA THAT COULD DIFFER MATERIALLY FROM OUR ACTUAL RESULTS.

     The projections set forth under "Selected Projected Financial Data" are based upon various assumptions and estimates, including assumptions relating to costs of fuel and other production costs, and levels of demand and prices for power, capacity and ancillary services, some of which will prove to be inaccurate. In addition, unanticipated events may occur that could adversely affect our actual results during the projected period. Consequently, our actual results of operations during the projected period will vary from the projections and these variations may be material. The projections have not been prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants. The projections have been prepared based on our current operating costs, capital costs and generation estimates, and present our estimate of our revenue, operating costs and EBITDA for the year ended December 31, 2001. We have included a summary of the principal assumptions that we made in preparing these projections in "Selected Projected Financial Data." We do not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this document, or to reflect the occurrence of unanticipated events.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Report of Independent Accountants .........................................  F-2
Consolidated Statement of Operations and Member's Equity for the year ended December 31, 2000 and for the Period from November 18, 1999 through December 31, 1999 ...............................................  F-3
Consolidated Statement of Cash Flows for the year
  ended December 31, 2000 and for the Period from November 18, 1999 through December 31, 1999 ...............................................  F-5
Consolidated Balance Sheet at December 31, 2000 and December 31, 1999 .....  F-6
Notes to Consolidated Financial Statements ................................  F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS




To Allegheny Energy, Inc., the Sole Member of
Allegheny Energy Supply Company, LLC


In our opinion, the accompanying balance sheets and the related statements of income, of member's capital and of cash flows present fairly, in all material respects, the financial position of Allegheny Energy Supply Company, LLC (the Company) at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and from November 18, 1999 (inception date) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
February 12, 2001

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                                          CONSOLIDATED STATEMENT OF OPERATIONS


                                                                    FROM
                                              YEAR ENDED       NOVEMBER 18, 1999
                                             DECEMBER 31,     INCEPTION DATE TO
                                                 2000         DECEMBER 31, 1999*
                                             -----------      ------------------
                                                     (in thousands)

OPERATING REVENUES:
  Retail ...............................     $   197,189         $    21,283
  Wholesale ............................       1,285,102              73,259
  Affiliated ...........................         777,281              46,332
                                             -----------         -----------
    Total Operating Revenues ...........       2,259,572             140,874
                                             -----------         -----------

OPERATING EXPENSES:
  Operation:
    Fuel ...............................         317,198              18,081
    Purchased power ....................       1,478,940              82,191
    Other ..............................         124,871               9,865
  Maintenance ..........................          80,831               4,286
  Depreciation and amortization ........          55,284               7,975
  Taxes other than income taxes ........          58,455               5,506
                                             -----------         -----------
    Total Operating Expenses ...........       2,115,579             127,904
                                             -----------         -----------
    OPERATING INCOME ...................         143,993              12,970
                                             -----------         -----------

OTHER INCOME AND EXPENSES ..............           3,542               1,159
                                             -----------         -----------

INTEREST CHARGES:
  Interest charges .....................          37,795               2,305
  Interest capitalized .................          (4,337)               (212)
                                             -----------         -----------
    Total Interest Charges .............          33,458               2,093
                                             -----------         -----------
  Consolidated Income before Income
    Taxes and Minority Interest ........         114,077              12,036
                                             -----------         -----------

FEDERAL AND STATE INCOME TAXES .........          36,081               2,504
                                             -----------         -----------

MINORITY INTEREST ......................           2,508
                                             -----------         -----------

CONSOLIDATED NET INCOME ................     $    75,488         $     9,532
                                             ===========         ===========


----------

See accompanying notes to the consolidated financial statements.

*Certain amounts have been reclassified for comparative purposes.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                    CONSOLIDATED STATEMENT OF MEMBER'S EQUITY


                                                                     FROM
                                                 YEAR ENDED    NOVEMBER 18, 1999
                                                DECEMBER 31,  INCEPTION DATE TO
                                                    2000      DECEMBER 31, 1999*
                                                -----------   ------------------
                                                        (in thousands)

BALANCE AT BEGINNING OF PERIOD ...............    $512,699

  ADD:
  Member's capital contributions .............      260,738         $506,597
  Consolidated net income ....................       75,488            9,532
                                                   --------         --------
                                                    336,226          516,129

  DEDUCT:
  Return of member's capital contributions ...       22,282
  Dividends paid to Parent ...................       67,000            3,430
                                                   --------         --------
                                                     89,282            3,430
BALANCE AT END OF PERIOD .....................     $759,643         $512,699
                                                   ========         ========


----------

See accompanying notes to the consolidated financial statements.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                       FROM
                                                                    NOVEMBER 18,
                                                                         1999
                                                                    INCEPTION
                                                       YEAR ENDED     DATE TO
                                                       DECEMBER 31, DECEMBER 31,
                                                          2000          1999*
                                                        ---------    ---------
                                                            (in thousands)

CASH FLOWS FROM OPERATIONS:
  Consolidated net income ............................  $  75,488    $   9,532
  Deferred investment credit and income taxes, net ...      6,740       (2,155)
  Depreciation and amortization ......................     55,284        7,975
  Loss on plant retirements ..........................      7,555
  Adverse purchase commitment ........................    (14,118)      (4,091)
  Commodity contracts ................................     (8,392)
  Changes in certain assets and liabilities:
    Accounts receivable, net .........................   (105,923)     (45,365)
    Affiliated accounts receivable/payable, net ......     27,892        6,975
    Materials and supplies ...........................      6,055         (748)
    Accounts payable .................................    133,352       27,233
    Taxes accrued ....................................      9,481        7,244
    Purchased options ................................      6,965       (8,521)
    Prepaid taxes ....................................     (3,966)
    Other current liabilities ........................     (4,026)      (3,038)
    Other, net .......................................      1,430        1,147
                                                        ---------    ---------
                                                          193,817       (3,812)
                                                        ---------    ---------

CASH FLOWS FROM INVESTING:
  Other investments ..................................       (250)
  Construction expenditures ..........................   (177,123)     (50,769)
                                                        ---------    ---------
                                                         (177,373)     (50,769)
                                                        ---------    ---------

CASH FLOWS FROM FINANCING:
  Notes payable to Parent and affiliates .............    (17,403)      21,200
  Retirement of long-term debt .......................   (130,000)
  Commercial paper ...................................    165,766
  Funds on deposit with trustee ......................      4,576
  Parent company contribution ........................     26,869       12,286
  Return of member's capital contribution ............       (500)
  Dividends paid to Parent ...........................    (67,000)      (3,430)
                                                        ---------    ---------
                                                          (17,692)      30,056
                                                        ---------    ---------
Net change in cash and temporary investments .........     (1,248)     (24,525)
Net change in cash and temporary investments at
  beginning of period ................................      1,668       26,193
                                                        ---------    ---------
Cash and temporary cash investments at December 31 ...  $     420    $   1,668
                                                        =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of amount capitalized) .............  $  44,312    $      99
    Income taxes .....................................  $  38,019    $     117


----------

See accompanying notes to the consolidated financial statements.

*Certain amounts have been reclassified for comparative purposes.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                           CONSOLIDATED BALANCE SHEET

                                                      DECEMBER 31,  DECEMBER 31,
                                                          2000         1999*
                                                       ----------   ----------
                                                             (in thousands)
ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments ...............   $     420    $   1,668
  Accounts receivable:
    Nonaffiliated ...................................     190,823       80,261
    Affiliates ......................................                   14,253
    Allowance for uncollectible accounts ............      (5,776)      (1,137)
  Materials and supplies-- at average cost:
    Operating and construction ......................      47,051       25,649
    Fuel ............................................      33,044       30,647
  Deferred income taxes .............................      11,907       10,467
  Prepaid taxes .....................................      20,036        9,904
  Commodity contracts ...............................     234,537
  Other .............................................       3,856        1,101
                                                       ----------   ----------
                                                          535,898      172,813
                                                       ----------   ----------
PROPERTY, PLANT AND EQUIPMENT:
  At original cost, including $107,284 and $86,147
    under construction ..............................   3,807,691    2,060,040
  Accumulated depreciation ..........................  (1,754,823)   (940,672)
                                                       ----------   ----------
                                                        2,052,868    1,119,368
                                                       ----------   ----------
INVESTMENTS:
  Allegheny Generating Company--common stock ........                   69,521
  Other .............................................         250
                                                       ----------   ----------
                                                              250       69,521
                                                       ----------   ----------
DEFERRED CHARGES ....................................      18,556       13,804
                                                       ----------   ----------
  Total .............................................  $2,607,572   $1,375,506
                                                       ==========   ==========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
  Note payable to Parent and affiliates .............   $  53,250    $  21,200
  Short-term debt ...................................     165,765
  Accounts payable ..................................     244,470       99,104
  Accounts payable to affiliates ....................      20,571
  Taxes accrued:
    Federal and state income ........................       6,856        5,475
    Other ...........................................      24,776       12,808
  Adverse power purchase commitment .................                   24,289
  Commodity contracts ...............................     224,591
  Other .............................................      13,820        7,825
                                                       ----------   ----------
                                                          754,099      170,701
                                                       ----------   ----------
LONG-TERM DEBT ......................................     563,433      356,239
                                                       ----------   ----------
MINORITY INTEREST ...................................      38,980
                                                       ----------   ----------
DEFERRED CREDITS AND OTHER LIABILITIES:
  Unamortized investment credit .....................      65,823       18,199
  Deferred income taxes .............................     399,751      128,639
  Adverse power purchase commitment .................                  185,626
  Other .............................................      25,843        3,403
                                                       ----------   ----------
                                                          491,417      335,867
                                                       ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTE L)
MEMBER'S EQUITY .....................................     759,643      512,699
                                                       ----------   ----------
Total ...............................................  $2,607,572   $1,375,506
                                                       ==========   ==========

----------

See accompanying notes to the consolidated financial statements.

*Certain amounts have been reclassified for comparative purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(THESE NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.)

NOTE A: NATURE OF OPERATIONS

     Allegheny Energy Supply Company, LLC (the Company), a limited liability company established under the laws of the state of Delaware, was formed in November 1999. The Company is a wholly-owned subsidiary of Allegheny Energy, Inc (Allegheny Energy). Allegheny Energy is a public utility holding company.

     The Company was formed in order to consolidate Allegheny Energy's deregulated energy supply business. On November 18, 1999, one of the Company's affiliates, West Penn Power Company (West Penn), transferred its generating capacity of 3,778 megawatts (MW) to the Company at net book value, as allowed by the final settlement in West Penn's Pennsylvania restructuring case. West Penn continued to be responsible for providing generation to meet the regulated electric load of its retail customers who did not have the right to choose their generation supplier until January 2, 2000. For the period from November 18, 1999, through January 1, 2000, the Company entered into a lease agreement with West Penn with the unlimited right to use those facilities to serve its regulated load. In 1999, the Company also purchased 276 MW of merchant capacity at Fort Martin Unit No. 1 from another affiliate, AYP Energy, Inc. (AYP Energy). In addition, on August 1, 2000, the Company's affiliate, The Potomac Edison Company (Potomac Edison), transferred its generating assets, except certain hydroelectric facilities located in Virginia, to the Company at net book value. This transfer totaled approximately 2,100 MW of generating capacity.

     Allegheny Generating Company (AGC) is a majority-owned subsidiary of the Company. AGC owns and sells generating capacity to its parents, the Company and Monongahela Power Company (Monongahela Power). As of December 31, 2000, the Company and AGC have 6,270 MW of generating capacity and have an entitlement to a portion of the generating capacity, 202 MW, of another facility partially owned by Allegheny Energy.

     The Company operates primarily in the mid-atlantic region as a single unregulated segment marketing competitive wholesale electricity throughout the eastern United States and retail electricity in states where customer choice has been implemented, and operates regulated generation for its affiliates. In 2000, 91.3% of revenues were from bulk power sales to affiliates. The Company's operations may be subject to federal regulation, but are not subject to state regulation of rates.

NOTE B: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Certain amounts in the December 31, 1999, consolidated balance sheet and in the December 31, 1999 consolidated statements of operations and cash flows for the period ended December 31, 1999, have been reclassified for comparative purposes.

     The significant accounting policies of the Company and its subsidiary are summarized below.

CONSOLIDATION

     The asset transfers from West Penn and Potomac Edison (described in Note A) included West Penn's 45% and Potomac Edison's 28% ownership of AGC. As a result of the transfer, the Company's ownership of AGC increased from 45% as of July 31, 2000, to 73% as of August 1, 2000, with the remainder owned by Monongahela Power. Through July 31, 2000, the Company utilized the equity method of accounting for its investment in AGC. Effective August 1, 2000, the Company's consolidated financial statements include the operations of AGC and the related minority interest.

     Prior to August 1, 2000, the Company reported a liability for an adverse power purchase commitment for electric generation acquired from AGC. In connection with the consolidation of AGC as of August 1, 2000 this adverse power purchase commitment liability has been reclassified as a reduction in property, plant, and equipment owned by AGC. This reclassification reflects the impairment of AGC assets that was previously calculated. However, due to the fact AGC assets were not previously consolidated in the Company's financial statements, this was reported as an adverse purchase commitment.

     The consolidated financial statements include the accounts of the Company and its subsidiary company after elimination of intercompany transactions.

     The Company has various operating transactions with its affiliates. It is the Company's policy that the affiliated receivable and payable balances outstanding from these transactions are presented net on the balance sheet.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingencies during the reporting period, which in the normal course of business are subsequently adjusted to actual results.

REVENUES

     Revenues from the sale of generation are recorded in the period the electricity is delivered and consumed by customers. Revenues also include amounts for recording the Company's energy trading contracts at their fair values as of the balance sheet date.

PROPERTY, PLANT, AND EQUIPMENT

     The Company's property, plant, and equipment are stated at original cost. The transfer of the generating assets from West Penn and Potomac Edison and the purchase of Fort Martin Unit No. 1 from AYP Energy were recorded at the transferring affiliates' book values. The cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from related accounts and included in the determination of the gain or loss on disposition. At December 31, 2000, property, plant and equipment also includes AGC's 40% undivided interest in the Bath County pumped-storage hydroelectric station and its connecting transmission facilities. The cost of AGC depreciable property units retired, plus removal costs less salvage, are charged to accumulated depreciation.

     The Company capitalizes the cost of software developed for internal use. These costs are amortized on a straight line basis over the expected useful life of the software beginning upon a project's completion.

CAPITALIZED INTEREST

     The Company capitalizes interest costs in accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards
(SFAS) No. 34, "Capitalizing Interest Costs." The interest capitalization rates in 2000 and 1999 were 5.75% and 7.14%, respectively.

DEPRECIATION AND MAINTENANCE

     Depreciation expense is determined generally on a straight-line method based on estimated service lives of depreciable properties and amounted to approximately 2.7% and 3.5% of annualized depreciable property in 2000 and 1999, respectively. The cost of maintenance and of certain replacements of property, plant, and equipment is charged principally to operating expenses when incurred.

     Maintenance expenses represent costs incurred to maintain the power stations, and reflect routine maintenance of equipment , as well as planned repairs and unplanned expenditures, primarily from forced outages at the power stations. Maintenance costs are expensed in the year incurred. Power station maintenance costs are expensed within the year based on estimated annual costs and estimated generation. Power station maintenance accruals are not intended to accrue for future years' costs.

TEMPORARY CASH INVESTMENTS

     For purposes of the consolidated statement of cash flows, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

REGULATORY ASSETS AND LIABILITIES.

     In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements include certain assets and liabilities resulting from cost-based ratemaking regulation in connection with AGC, a FERC-regulated subsidiary. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory liabilities, net of regulatory assets were $16.5 million at December 31, 2000, and are included in the consolidated balance sheet in deferred charges and other deferred credits.

INCOME TAXES

     The Company joins with its parent and affiliates in filing a consolidated federal income tax return. The consolidated tax liability is allocated among the participants generally in proportion to the taxable income of each participant, except that no subsidiary pays tax in excess of its separate return tax liability.

     Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in another period. Deferred tax assets and liabilities represent the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities computed using the most current tax rates.

     The Company has deferred the tax benefit of investment tax credits, which are amortized over the estimated service lives of the related properties.

POSTRETIREMENT BENEFITS

     All of the employees of Allegheny Energy are employed by Allegheny Energy Service Corporation (AESC), a wholly-owned subsidiary of Allegheny Energy, which performs services at cost for the Company and its affiliates in accordance with the PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 (PUHCA). Through AESC, the Company is responsible for its proportionate share of postretirement benefit costs. AESC provides a noncontributory defined benefit pension plan covering substantially all employees, including officers. Benefits are based on the employee's years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the EMPLOYEE RETIREMENT INCOME SECURITY ACT and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed income securities, short-term investments, and insurance contracts.

     AESC also provides partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. The funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. Funding of these benefits is made primarily into voluntary Employee Beneficiary Association trust funds. Medical benefits are self-insured. The life insurance plan is paid through insurance premiums.

ENERGY TRADING ACTIVITIES

     Based upon the Company's continual evaluation of its business activities under the provisions of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," the Company concluded that its wholesale electricity activities now represent trading activities. Accordingly, the Company recorded its contracts entered into in connection with energy trading at fair value on the balance sheet, with a net gain recorded on the statement of operations. See Note K for additional information.

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income," established standards for reporting comprehensive income and its components (revenues and expenses) in the financial statements. As of December 31, 2000, the Company does not have any elements of other comprehensive income to report in accordance with SFAS No. 130.

NOTE C: INDUSTRY DEREGULATION

PENNSYLVANIA DEREGULATION

     On August 1, 1997, West Penn filed with the Pennsylvania Public Utility Commission (Pennsylvania PUC) a comprehensive restructuring plan to implement full customer choice of electricity suppliers as required by the CUSTOMER CHOICE ACT. The filing included a plan for recovery of transition costs through a Competitive Transition Charge (CTC). On May 29, 1998 (as amended on November 19,
1998), the Pennsylvania PUC granted final approval to West Penn's restructuring plan, which included the following provisions:

     o Provided two-thirds of West Penn's customers the option of selecting a generation supplier on January 2, 1999, with all customers able to shop on January 2, 2000.

     o Authorized the transfer of West Penn's generating assets to the Company at book value. Subject to certain time-limited exceptions, the Company can compete in the unregulated energy market in Pennsylvania. As described in Note D, this transfer occurred on November 18, 1999.

MARYLAND DEREGULATION

     On September 23, 1999, Potomac Edison filed a settlement agreement (covering its stranded cost quantification mechanism, price protection mechanism, and unbundled rates) with the Maryland Public Service Commission (Maryland PSC). All parties active in the case, except Eastalco, which stated that it would not oppose it, signed the agreement. The settlement agreement, which was approved by the Maryland PSC on December 23, 1999, includes the following provisions:

     o The ability for nearly all of Potomac Edison's approximately 210,000 Maryland customers to have the option of choosing an electric generation supplier starting July 1, 2000.

     o The transfer of Potomac Edison's Maryland jurisdictional generating assets to the Company at book value on or after July 1, 2000. As described in Note D, this transfer occurred on August 1, 2000.

VIRGINIA DEREGULATION

     On May 25, 2000, Potomac Edison filed an application with the Virginia State Corporation Commission (Virginia SCC) to separate its approximately 380 MW of generating assets, excluding the hydroelectric assets located within the state of Virginia, from its transmission and distribution (T&D) assets, effective July 1, 2000. On July 11, 2000, the Virginia SCC issued an order approving Potomac Edison's separation plan permitting the transfer of its Virginia jurisdictional generating assets to the Company. As described in Note D, this transfer occurred on August 1, 2000.

WEST VIRGINIA DEREGULATION

     The West Virginia Legislature passed House Concurrent Resolution 27 on March 11, 2000, approving an electric deregulation plan submitted by the Public Service Commission of West Virginia (W.Va. PSC) with certain modifications. Further action by the Legislature, including the enactment of certain tax changes regarding preservation of tax revenues for state and local government, is required prior to the implementation of the restructuring plan for customer choice. The Company expects that implementation of the deregulation plan will occur if the Legislature approves the necessary tax law changes. Among the provisions of the plan are the following:

     o Customer choice will begin for all customers when the plan is implemented.

     o The Company's affiliate, Monongahela Power, is permitted to file a petition seeking W.Va. PSC Approval to transfer the West Virginia jurisdictional generating assets and capacity entitlements (approximately 2,083 MW) to the Company at book value. Also, based on a final order issued by the W. Va. PSC on June 23, 2000, the West Virginia jurisdictional generating assets of Potomac Edison were transferred to the Company at book value in August 2000, in conjunction with the Maryland law that allows generating assets to be transferred to non-regulated ownership.

OHIO DEREGULATION

     On October 5, 2000, the Public Utilities Commission of Ohio (Ohio PUC) approved a settlement to implement a restructuring plan for Monongahela Power. The plan will allow Monongahela Power's 29,000 Ohio customers to choose their electricity supplier starting in January 2001. Highlights of the plan include the following:

     o Monongahela Power is permitted to transfer approximately 351 MW of Ohio/FERC jurisdictional generating assets to the Company at net book value on or after January 1, 2001.

     o The Company will be permitted to OFFER competitive generation service throughout Ohio.

NOTE D: TRANSFER OF ASSETS

     Pursuant to the various commission settlements approved resulting from industry restructuring as described in Note C, West Penn in 1999, and Potomac Edison in 2000, transferred their generating capacity to the Company at book value. In 1999 the Company also purchased 276 MW of generating capacity from AYP Energy. The net effect of the assets transferred to the Company are shown below:

                                     POTOMAC      WEST        AYP
                                     EDISON       PENN       ENERGY      TOTAL
                                     ------     --------     ------     --------
                                               (millions of dollars)
Property, plant, and
  equipment, net of
  accumulated depreciation .....     $446.5     $  920.3     $152.7     $1,519.5
Investment in AGC ..............       42.3         71.5         --        113.8
Other assets ...................       33.2        120.6       25.9        179.7
                                     ------     --------     ------     --------
  Total Assets .................     $522.0     $1,112.4     $178.6     $1,813.0
                                     ======     ========     ======     ========
Member's equity ................     $227.5     $  465.4     $ 35.2     $  728.1
Long-term debt .................      183.8        230.6      130.0        544.4
Other liabilities ..............      110.7        416.4       13.4        540.5
                                     ------     --------     ------     --------
Total Liabilities
  & Member's Equity ............     $522.0     $1,112.4     $178.6     $1,813.0
                                     ======     ========     ======     ========

     The total changes in member's equity for the non-cash transfers were $233.8 million and $494.3 million in 2000 and 1999, respectively.

NOTE E: INCOME TAXES

     Details of federal and state income tax provisions are:

                                                            2000        1999
                                                           -------     -------
                                                          (thousands of dollars)
Income taxes -- current:
  Federal .............................................    $24,655     $ 3,370
  State ...............................................      4,686       1,288
                                                           -------     -------
    Total .............................................     29,341       4,658
Income taxes-deferred, net of amortization ............      9,206      (2,001)
Amortization of deferred investment credit ............     (2,466)       (153)
                                                           -------     -------
Total income taxes ....................................    $36,081     $ 2,504
                                                           =======     =======

     The total provision for income taxes is different from the amount produced by applying the federal income statutory tax rate of 35% to financial accounting income, as set forth below:

                                                             2000        1999
                                                           --------    --------
                                                          (thousands of dollars)

Income before income taxes and minority interest .......   $114,077    $ 12,036
                                                           --------    --------
Amount so produced .....................................     39,927       4,213
Increased (decreased) for:
  Tax deductions for which deferred
    tax was not provided
  Lower tax depreciation ...............................        380
  State income tax benefit, net of federal
    income tax benefit .................................      3,577         647
  Amortization of deferred investment credit ...........     (2,466)       (153)
  Amortization of deferred income taxes ................                 (1,353)
  Equity in earnings of subsidiaries ...................     (2,395)       (412)
  Other, net ...........................................     (2,942)       (438)
                                                           --------    --------
    Total ..............................................   $ 36,081    $  2,504
                                                           ========    ========

     At December 31, the deferred tax assets and liabilities consisted of the following:

                                                             2000         1999
                                                           --------     --------
                                                          (thousands of dollars)

DEFERRED TAX ASSETS:
  Adverse power purchase commitment ..................                  $ 86,436
  Investment tax credit ..............................     $ 30,911
  Impaired asset .....................................       11,852
  Tax interest capitalized ...........................       17,657       10,940
  Recovery of transition costs .......................        5,554        5,554
  Reserve for uncollectibles .........................        2,341          465
  Postretirement benefits other than pensions ........        3,188           63
  Other ..............................................        2,098        3,350
                                                           --------     --------
                                                             73,601      106,808
                                                           --------     --------

DEFERRED TAX LIABILITIES:
  Book vs. tax plant basis differences, net ..........      451,029      224,934
  Other ..............................................       10,416           46
                                                           --------     --------
                                                            461,445      224,980
                                                           --------     --------
Total net deferred tax liabilities ...................      387,844      118,172
Portion above included in current assets .............       11,907       10,467
                                                           --------     --------
  Total long-term net deferred tax liabilities .......     $399,751     $128,639
                                                           ========     ========

NOTE F: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     As described in Note B, the Company is responsible for its proportionate share of the cost of the pension plan and medical and life insurance plans for eligible employees and dependents provided by AESC. The Company's share of the costs of these plans, a portion of which was charged or credited to plant construction, is as follows:

                                                             2000         1999
                                                           --------     --------
                                                          (thousands of dollars)

Pension ..............................................     ($   447)    $     65
Medical and life insurance ...........................     $  1,888     $    154

NOTE G: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair value of financial instruments at December 31 were as follows:

                                              2000                  1999
                                       -------------------   -------------------
                                       CARRYING     FAIR     CARRYING     FAIR
                                        AMOUNT      VALUE     AMOUNT      VALUE
                                       --------   --------   --------   --------
                                                (thousands of dollars)

ASSETS:
  Temporary cash investments .......   $     90   $     90   $    100   $    100

LIABILITIES:
  Short-term debt ..................   $219,015   $219,015   $ 21,200   $ 21,200
  Long-term debt ...................   $563,433   $553,113   $360,815   $349,359

     The carrying amount of temporary cash investments, as well as short-term debt, approximates the fair value because of the short maturity of those instruments. The fair value of long-term debt was estimated based on actual market prices or market prices of similar issues.

NOTE H: CAPITALIZATION

MEMBER'S EQUITY:

     Member's equity includes member's capital contributions for Potomac Edison, West Penn, and AYP Energy asset transfers as described in Note D. The remaining increases were additional capital contributions from Allegheny Energy of $26.9 million and $12.3 million in 2000 and 1999, respectively. The return of member's capital contribution relates primarily to a NOTE receivable assigned to Allegheny Energy, the parent.

LONG-TERM DEBT:

     The Company had long-term debt outstanding as follows:

                                                 DECEMBER 31, 2000        DECEMBER 31, 1999
                                             -----------------------    ----------------------

                                             INTEREST                   INTEREST
                                             RATE -- %      AMOUNT       RATE -- %    AMOUNT
                                             ----------    ---------    ----------   ---------
                                                           (thousands of dollars)

Secured notes due 2003-2029 .............    4.70-6.875    $ 317,379    4.70-6.875   $ 216,380
Unsecured notes due 2002-2007 ...........     4.35-4.75       17,635          4.75      14,435
Debentures due 2003-2023 ................   5.625-6.875     150,000
Medium-term debt due 2001-2002 ..........         7.559       80,000       6.46125     130,000
Unamortized debt discount
  and premium, net ......................                     (1,581)
                                                           ---------                 ---------
  Subtotal ..............................                    563,433                   360,815
Less amounts on deposit with trustees ...                                               (4,576)
                                                           ---------                 ---------
  Total .................................                  $ 563,433                 $ 356,239
                                                           =========                 =========

     The service obligation for the secured and unsecured NOTES (pollution control debt) was assumed by the Company in conjunction with the transfer of Potomac Edison's and West Penn's generating assets to the Company. The debentures relate to AGC borrowings which are consolidated with the Company as of August 1, 2000. The interest rate for the $130 million medium-term debt in 1999 was priced at the London Interbank Offer Rate (LIBOR) plus a spread and was reset quarterly. This debt was refinanced in October 2000 with short term debt.

     Maturities for long-term debt in thousands of dollars for the next five years are: 2001, none; 2002, $83,200; 2003, $111,500; 2004, none; and 2005, none. Some properties are also subject to a second lien securing certain pollution control and solid waste disposal notes.

     On June 1, 2000, Potomac Edison issued $80 million floating rate private placement notes, due May 1, 2002, assumable by the Company upon its acquisition of Potomac Edison's Maryland electric generating assets. In August 2000, after the Potomac Edison generating assets were transferred to the Company, the NOTES were remarketed as the

Company's floating rate (three-month LIBOR plus .80%) NOTES with the same maturity date. No additional proceeds were received.

NOTE I: SHORT-TERM DEBT

     To provide interim financing and support for outstanding commercial paper, lines of credit have been established with several banks. The Company has fee arrangements on all of its lines of credit and no compensating balances requirements. At December 31, 2000, unused lines of credit with banks were $180.0 million. In addition to bank lines of credit, an Allegheny Energy internal money pool accommodates intercompany short-term borrowing needs of the Company, to the extent that affiliates have funds available.

     Short-term debt outstanding for 2000 and 1999 consisted of:

                                                      2000            1999
                                                 -------------     ------------
                                                      (thousands of dollars)

BALANCE AND INTEREST RATE AT END OF YEAR:
  Money pool .................................   $ 53,250-6.45%    $21,200-4.85%
  Commercial paper ...........................   $165,765-7.16%

AVERAGE AMOUNT OUTSTANDING AND INTEREST
 RATE DURING THE PERIOD:
  Money pool .................................   $ 49,861-6.17%    $16,702-5.50%
  Commercial paper ...........................   $ 84,729-6.68%

NOTE J: RELATED PARTY TRANSACTION

     The Company supplies electricity to its regulated utility affiliates in accordance with agreements approved by the Federal Energy Regulatory Commission
(FERC), including electricity supplied to West Penn and Potomac Edison to meet their retail load requirements as the default provider during the transition period for deregulation plans approved in Pennsylvania and Maryland. The revenue from these sales is reported separately on the consolidated statement of operations as " Operating Revenue -- affiliated".

     During 2000 and 1999, the Company recorded $10.0 million and $3.7 million, respectively, of competitive transition charge (CTC) revenue related to West Penn's deregulation plan approved by the Pennsylvania PUC. The Pennsylvania PUC authorized West Penn to collect from its customers CTC revenue to recover transition costs, including certain costs of generating assets. Since West Penn's generating assets were transferred to the Company in November 1999, the related CTC revenue was also transferred to the Company since November 1999.

     All of the employees of Allegheny Energy are employed by AESC, which performs services at cost for the Company and its affiliates in accordance with the PUHCA. Through AESC, the Company is responsible for its proportionate share of services provided by AESC. The total billings by AESC (including capital) to the Company in 2000 and 1999 were $95.3 million and $12.4 million, respectively.

     In conjunction with the transfer of the generating assets of West Penn and Potomac Edison to the Company, the Company assumed $335.0 million of pollution control debt. West Penn is a guarantor of $230.8 million and Potomac Edison is a guarantor of $104.2 million of this pollution control debt, at December 31, 2000.

     The transfer of Potomac Edison's generating assets to the Company, on August 1, 2000, included the Potomac Edison assets located in West Virginia. The West Virginia portion of these assets have been leased back to Potomac Edison to serve the West Virginia jurisdictional retail customers. Affiliated revenue in 2000 includes $37.1 million for this rental income. The lease term is one year, but may be modified upon mutual agreement of both parties to the lease. The ultimate treatment of the West Virginia portion of the generating assets transferred from Potomac Edison will be resolved when the West Virginia legislature addresses the implementation of deregulation.

     Certain generating assets are owned jointly by the Company and its affiliate, Monongahela Power, as tenants in common. The assets are operated by the Company, with each of the owners being entitled to the available energy output and capacity in proportion to its ownership in the assets. Monongahela Power does the billing for the jointly owned stations located in West Virginia, while the Company is responsible for billing Hatfield's Ferry Power Station, a Pennsylvania station. In 2000, the Company's share of the cost of the West Virginia stations was $400.3 million and Monongahela Power's share of Hatfield's Ferry Power Station costs was $38.4 million.

NOTE K: ENERGY TRADING ACTIVITIES

TRADING OPERATIONS

     The Company enters into contracts for the purchase and sale of electricity in the wholesale market. The Company's wholesale market activities consist of buying and selling over-the-counter contracts for the purchase and sale of electricity. The majority of these are forward contracts representing commitments to purchase and sell at fixed prices in the future. These contracts require physical delivery. The Company also uses option contracts to buy and sell electricity at fixed prices in the future.

     During 2000, the Company substantially increased the volume of its wholesale electricity trading activities due to the completion of the construction or acquisition of additional generating capacity. The Company also anticipates the expansion of additional generating capacity through construction and acquisition activities in future years as a result of announcements made in the fourth quarter of 2000. Based upon the Company's continual evaluation of its business activities under the provisions of EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," the Company concluded that its wholesale electricity activities now represent trading activities. EITF Issue 98-10 requires contracts entered into in connection with energy trading to be marked to fair value on the balance sheet, with all changes in fair value recorded as gains and losses on the statement of operations. Accordingly, in the fourth quarter of 2000, the Company recorded its wholesale energy contracts at fair value on the consolidated balance sheet at December 31, 2000.

     The wholesale electricity trading contracts representing an unrealized gain position are reported as "Commodity Contract" assets in the current assets section of the balance sheet. The wholesale electricity trading contracts representing an unrealized loss position are reported as "Commodity Contract" liabilities in the current liabilities section of the balance sheet. At December 31, 2000, the fair value of the "Commodity Contracts" assets and liabilities related to wholesale electricity trading activities was $234.5 million and $224.6 million, respectively. A net gain of $8.4 million, before tax, was recorded to the statement of operations, as part of wholesale operating revenues, to reflect the fair value of the Company's energy trading contracts.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133-- an amendment of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-- an amendment of FASB Statement No. 133." Effective January 1, 2001, the Company will implement the requirements of these accounting standards.

     These Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement or other comprehensive income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is expected to increase the volatility in reported earnings and other comprehensive income.

     The Company has completed an inventory of financial instruments, commodity contracts, and other commitments for the purpose of identifying and assessing all of our derivatives. The Company determined the fair value of the derivatives, designated certain derivatives as hedges, and assessed the effectiveness of those derivatives as hedges.

     The Company will record an asset of $1.5 million on the 2001 balance sheet based on the fair value of the two cash flow hedge contracts at January 1, 2001. An offsetting amount will be recorded in other comprehensive income as a change in accounting principle as provided by SFAS No. 133. The Company anticipates that the amounts accumulated in other comprehensive income related to these contracts will be reclassified to earnings during July and August of 2001 when the hedged transactions are recorded.

     The Company will also record certain option contracts that meet the derivative criteria in SFAS No. 133, which do not qualify for special hedge accounting. The Company will record an asset of $0.1 million and a liability of $52.4 million on its balance sheet based on the fair value of these contracts at January 1, 2001. The majority of this liability related to one contract. The fair value of this contract represented a liability of approximately $52.3 million on January 1, 2001. The liability associated with this contract will reduce to zero at December 31, 2001, with the expiration of the contract. The fair value of these contracts will fluctuate over time due to changes in the underlying commodity prices that are influenced by various market factors, including the weather and availability of regional electric generation and transmission capacity. In accordance with SFAS No. 133, the Company will record a charge of $31.2 million against earnings net of the related tax effect ($52.3 million before tax) in the first quarter of 2001 for these contracts as a change in accounting principle as of January 1, 2001.

NOTE L: COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM

     The Company has entered into commitments for its construction and capital programs for which expenditures are estimated to be $1,947 million for 2001 and $313 million for 2002. These estimates exclude expenditures related to the Monongahela Power West Virginia generating assets, which will be transferred to the Company after receiving final approval from the West Virginia PSC and the Securities and Exchange Commission (SEC). Construction expenditure levels in 2003 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the CLEAN AIR ACT AMENDMENTS OF 1990
(CAAA) and the extent to which environmental initiatives currently being considered become mandated. The Company estimates that its management of emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

     The Company has announced the construction and acquisition of various generating facilities planned for completion in 2001 through 2005. Also, the Company has announced the acquisition of Merrill Lynch's energy trading and commodity marketing unit (see Note M). The estimated cost of generating facilities under construction and acquisitions announced by the Company is approximately $3.0 billion.

     On November 14, 2000, the Company announced the acquisition of three natural gas-fired merchant generating facilities totaling 1,710 MW located in the Midwest from Enron North America (Enron). The completion of the transaction requires certain regulatory approvals, including approval by the SEC. The agreement between Enron and Allegheny Energy requires that the parties close on the transaction prior to May 31, 2001. In the event that closing does not occur prior to May 31, 2001, because SEC approval has not been obtained, the Company would be required to pay a termination fee of approximately $41 million to Enron.

ENVIRONMENTAL MATTERS AND LITIGATION

     The Company is subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require the Company to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.

     The Environmental Protection Agency's (EPA) nitrogen oxides (NOx) STATE IMPLEMENTATION PLAN (SIP) call regulation has been under litigation and on March 3, 2000, the District of Columbia Circuit Court of Appeals issued a decision that upheld the regulation. However, state and industry litigants filed an appeal of that decision in April 2000. On June 23, 2000, the Court denied the request for the appeal. Although the Court did issue an order to delay the compliance date from May 1, 2003, until May 31, 2004, both the Maryland and Pennsylvania state rules to implement the EPA NOx SIP call regulation still require compliance by May 1, 2003. West Virginia has issued a proposed rule that would postpone compliance until May 1, 2005. However, the EPA Section 126 petition regulation also requires the same level of NOx reductions as the EPA NOx SIP call regulation with a May 1, 2003, compliance date. The EPA Section 126 petition rule is also under litigation in the District of Columbia Circuit Court of Appeals, with a decision expected by early 2001. The Company's compliance with such stringent regulations will require the installation of expensive post-combustion control technologies on most of its power stations. The Company's construction forecast includes the expenditure of approximately $440 million in total capital costs through 2004 to comply with these regulations, or $339 million excluding expenditures related to the Monongahela Power West Virginia jurisdictional generating assets to be transferred. Approximately $46.7 million was spent in 2000.

     On August 2, 2000, Allegheny Energy received a letter from the EPA requiring it to provide certain information on 10 of its electric generating stations: Albright, Armstrong, Fort Martin, Harrison, Hatfield's Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith, and Willow Island. The Company is a joint-owner with an affiliate, Monongahela Power, in five of these stations and is the sole owner of two others. The letter requested information under
Section 114 of the federal CLEAN AIR ACT to determine compliance with federal CLEAN AIR ACT and state implementation plan requirements, including potential application of federal New Source Performance Standards. In general, such standards can require the installation of additional air pollution control equipment upon the major modification of an existing facility. The Company submitted these records in January 2001. The eventual outcome of the EPA investigation is unknown.

     Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in many cases. The Company believes its generating facilities have been operating in accordance with the CLEAN AIR ACT and the rules implementing the Act. The experience of other utilities, however, suggests that, in recent years, the EPA may well have revised its interpretation of the rules regarding the determination of whether an action at a facility constitutes routine maintenance, which would not trigger the requirements of the New Source Performance Standards, or a major modification of the facility, which would require compliance with the New Source Performance Standards. If federal New Source Performance Standards were to be applied to these generating stations, in addition to the possible imposition of fines, compliance would entail significant expenditures.

     In December 2000, the EPA issued a decision to regulate coal-fired and oil-fired electric utility mercury emissions under Title III, Section 112 of the 1990 CLEAN AIR ACT AMENDMENTS. The EPA plans to issue a proposed regulation by December 2003 and a final regulation by December 2004. The timing and level of required mercury emission reductions are unknown at this time.

     The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified Allegheny Energy of their intent to commence civil actions against Allegheny Energy or certain of its subsidiaries alleging violations at the Fort Martin Power Station under the federal CLEAN AIR ACT, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Other governmental authorities may commence similar actions in the future. Fort Martin is a station located in West Virginia and is now jointly owned by the Company and Monongahela Power. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, the Company is not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.

     In the normal course of business, the Company and its subsidiary become involved in various legal proceedings. The Company and its subsidiary do not believe that the ultimate outcome of these proceedings will have a material effect on their financial position.

LEASES

     The Company has multiple operating lease agreements with various terms and expiration dates, primarily for office space, computer equipment, and office furniture. Total operating lease rent payments of $6.5 million and $1.2 million were recorded as rent expense in 2000 and 1999, respectively. Estimate minimum lease payments for operating leases with initial or remaining terms in excess of one year are $3.1 million in 2001, $2.1 million in 2002, $9.3 million in 2003, $24.3 million in 2004, $22.1 million in 2005, and $8.2 million thereafter.

     In November 2000, the Company consummated an operating lease transaction relating to the construction of a 540-MW combined-cycle generating plant located in Springdale, Pennsylvania. This transaction was structured to finance the construction of the plant with a maximum commitment amount of $318.4 million. Upon completion of the plant, a special purpose entity will lease the plant to the Company. Lease payments, to be recorded as rent expense, are estimated at $1.9 million per month, commencing during the second half of 2003 through 2005.

Subsequently, the Company has the right to negotiate up to two five-year renewal terms or purchase the plant for the lessor's investment or sell the plant and pay the difference between the proceeds and the lessor's investment up to a maximum recourse amount of approximately $275 million.

     The transfer of Potomac Edison's generating assets to the Company, on August 1, 2000, included the Potomac Edison assets located in West Virginia. The West Virginia portion of these assets have been leased back to Potomac Edison to serve the West Virginia jurisdictional retail customers. Affiliated revenue in 2000 includes $37.1 million for this rental income. The lease term is one year, but may be modified upon mutual agreement of both parties to the lease.

FUEL PURCHASE COMMITMENTS

     The Company has entered into various long-term commitments for the procurement of fuels, primarily coal, to supply its generating plants. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company purchased $317.2 million and $18.1 million in 2000 and 1999, respectively. In 2000, the Company purchased approximately 60% of its fuel from one vendor. Total estimated long-term minimum fuel obligations at December 31, 2000, for the next five years (excluding amounts related to the Monongahela Power generating assets that we expect to have transferred to us) were as follows:

                                                (millions of dollars)
            YEAR                                       AMOUNT
            ----                                       -------

            2001 ...............................      $ 144.2
            2002 ...............................      $ 123.1
            2003 ...............................      $  97.0
            2004 ...............................      $  93.9
            2005 ...............................      $  71.9
                                                      -------
            Total commitments ..................      $ 530.1
                                                      =======

LETTER OF CREDIT

     A letter of credit is a purchased guarantee that ensures the Company's performance or payment to third parties, in accordance with certain terms and conditions. The Company has a letter of credit which amounted to $750,000 as of December 31, 2000.

NOTE M: SUBSEQUENT EVENTS

     On January 8, 2001, Allegheny Energy announced that the Company had signed a definitive agreement to acquire the Energy Trading Business from Merrill Lynch. Under the agreement, the Company will acquire the Energy Trading Business by paying Merrill Lynch $490 million, plus a 2% equity interest in the Company. The acquisition is contingent upon regulatory approvals, including approvals of FERC and the Department of Justice/Federal Trade Commission. The Company expects that the transaction can be completed in the first quarter of 2001.

                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                   (thousands of dollars)

                                                                                   CONSOLIDATED INCOME
                                           OPERATING    OPERATING     OPERATING     BEFORE INCOME TAXES    CONSOLIDATED
QUARTER ENDED                               REVENUES     EXPENSES       INCOME     AND MINORITY INTEREST     NET INCOME
-------------                              ---------    ---------     ---------    ---------------------   ------------
December 1999* .........................   $ 140,874     $127,904     $ 12,970           $ 12,036              $ 9,532
March 2000 .............................     376,020      343,947       32,073             27,571               18,155
June 2000 ..............................     410,350      394,796       15,554             12,104                9,949
September 2000** .......................     689,229      657,114       32,115             23,042               14,759
December 2000** ........................     783,973      719,722       64,251             51,360               32,625

----------

* Results for the quarter ended December 1999 are for the period November 18, 1999, to December 31, 1999.

** Includes earnings associated with assets transferred on August 1, 2000, from Potomac Edison.